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Exhibit (a)(1)(A)

Mandatory publication pursuant to sections 34, 14 paras. 2 and 3 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – WpÜG)

Shareholders of AIXTRON SE, in particular those who have their place of residence, seat (Sitz) or place of habitual abode outside the Federal Republic of Germany should pay particular attention to the information contained in Section 1.1 "Implementation of the Takeover Offer pursuant to the German Takeover Act and the U.S. Exchange Act", Section 1.2 "Special information for AIXTRON Securityholders whose place of residence, seat or habitual abode is in the United States", Section 7.8 "Possible Purchases outside of the Takeover Offer" and Section 11.2 "Acceptance by AIXTRON ADS Holders and settlement of the Takeover Offer" of this Offer Document.

OFFER DOCUMENT

VOLUNTARY PUBLIC TAKEOVER OFFER
(Cash Offer)

by

Grand Chip Investment GmbH
c/o Paul Hastings (Europe) LLP
Siesmayerstr. 21
60323 Frankfurt am Main
Germany

to the shareholders of

AIXTRON SE
Dornkaulstraße 2
52134 Herzogenrath
Germany

to acquire

all no-par value registered shares,
including all no-par value registered shares
represented by American Depositary Shares (ADSs),

of

AIXTRON SE

at the price of

EUR 6.00

per share

in cash

Acceptance Period: 29 July 2016 to 7 October 2016,
24:00 hrs local time Frankfurt am Main, Federal Republic of Germany, and 6:00 p.m. local time New York, United States, respectively

AIXTRON Shares: ISIN DE000A0WMPJ6
AIXTRON ADSs: ISIN US0096061041; CUSIP 009606104

AIXTRON Tendered Shares: ISIN DE000A2BPYT0
AIXTRON Subsequently Tendered Shares: ISIN DE000A2BPSF1

THIS DOCUMENT IS A TRANSLATION OF THE GERMAN OFFER DOCUMENT. THIS TAKEOVER OFFER IS MADE FOR THE SECURITIES OF A GERMAN COMPANY THAT HAS SECURITY HOLDERS RESIDENT IN THE UNITED STATES AND, AS A RESULT, IS SUBJECT TO THE SECURITIES LAWS, RULES AND REGULATIONS OF GERMANY AND THE UNITED STATES. SOME OF THE INFORMATION CONTAINED IN THIS DOCUMENT IS INCLUDED BECAUSE IT IS REQUIRED TO BE INCLUDED IN THE SIMILAR DOCUMENT BEING USED FOR THE TAKEOVER OFFER IN GERMANY AND WE WANTED TO MAKE THAT INFORMATION AVAILABLE TO YOU AS WELL. SOME OF THE INFORMATION IN THIS DOCUMENT HAS BEEN PREPARED IN ACCORDANCE WITH GERMAN FORMAT AND STYLE, WHICH DIFFERS FROM THE U.S. FORMAT AND STYLE FOR DOCUMENTS OF THIS TYPE.

v

1.           General information for AIXTRON Securityholders

1.1        Implementation of the Takeover Offer pursuant to the German Takeover Act and the U.S. Exchange Act

  This Offer Document (the "Offer Document") contains a voluntary public takeover offer (the "Takeover Offer") by Grand Chip Investment GmbH, c/o Paul Hastings (Europe) LLP, Siesmayerstr. 21, 60323 Frankfurt am Main, Germany, registered with the commercial register of the local court (Amtsgericht) of Frankfurt am Main under HRB 104996 (the "Bidder") to the shareholders of AIXTRON SE, Dornkaulstraße 2, 52134 Herzogenrath, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen under HRB 16590 ("AIXTRON"; AIXTRON and its subsidiaries the "AIXTRON Group").

  The subject of the Takeover Offer is the acquisition of all no-par value registered shares in AIXTRON (collectively, the "AIXTRON Shares" and each an "AIXTRON Share"), at a price of EUR 6.00 per AIXTRON Share in cash, as described herein.

  The Takeover Offer also pertains to all AIXTRON Shares represented by American Depositary Shares (collectively, the "AIXTRON ADSs" and each an "AIXTRON ADS"), which may be evidenced by American Depositary Receipts (collectively, the "AIXTRON ADRs" and each an "AIXTRON ADR")

  The AIXTRON Shares and the AIXTRON ADSs are hereinafter collectively referred to as the "AIXTRON Securities". The acquisition of AIXTRON Shares as described herein is also referred to as the "Transaction".

  This Takeover Offer is addressed to all holders of AIXTRON Securities (collectively the "AIXTRON Securityholders" and each individually an "AIXTRON Securityholder"), regardless of the country of their residence, seat or habitual abode, and may be accepted by them as set out in Section 11.

  Such AIXTRON Securityholders who hold AIXTRON Shares are also referred to as "AIXTRON Shareholders" in this Offer Document, and such AIXTRON Securityholders who hold AIXTRON ADSs are also referred to as "AIXTRON ADS Holders" in this Offer Document.

  The Takeover Offer is a voluntary public offer to acquire securities pursuant to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, the "German Takeover Act") in conjunction with the Regulation on the Content of Offer Documents, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to publish and to make a Tender Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots – WpÜG-Angebotsverordnung, the "German Takeover Offer Regulation", together with the German Takeover Act the "German Takeover Law").

  The Takeover Offer is being implemented in accordance with German Takeover Law and the provisions of the securities law of the United States of America (the "United States" or

  "U.S."), including the applicable provisions governing tender offers under the U.S. Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and the rules and regulations promulgated thereunder. In order to reconcile certain areas where German Takeover Law and U.S. law conflict, the Bidder requested relief from the staff of the U.S. Securities and Exchange Commission ("SEC"), as further described in Section 20. The staff of the SEC's Division of Corporation Finance has stated to the Bidder that they are in a position to grant the requested relief. Accordingly, this Offer Document has been prepared on the basis that such relief is granted.

  The publication of this Takeover Offer has been exclusively approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, "BaFin") and the Bidder does not intend to make this Takeover Offer as a public offer in accordance with the provisions of any jurisdictions other than the Federal Republic of Germany ("Germany") and the United States. Accordingly, no other registrations, approvals or authorizations have been applied for or granted in respect of this Offer Document and/or the Takeover Offer outside of Germany and the United States. Consequently, the Bidder does not assume any responsibility for compliance with any legal requirements other than German and U.S. legal requirements. As a result, AIXTRON Securityholders should not rely on the application of laws of any other jurisdiction for investor protection.

1.2        Special information for AIXTRON Securityholders whose place of residence, seat or habitual abode is in the United States

  The Takeover Offer refers to shares of a German company and is subject to the legal provisions of the German Takeover Law regarding the implementation and disclosure requirements for such an offer, which differ substantially from the corresponding legal provisions of the United States. For example, certain financial information in this Offer Document has been determined in accordance with the International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and may therefore not be comparable to financial information on U.S. companies and other companies whose financial information is determined in accordance with the Generally Accepted Accounting Principles of the United States. Furthermore, the payment and settlement procedure with respect to the Takeover Offer will comply with the relevant rules of German Takeover Law, which differ from payment and settlement procedures customary in the United States, particularly with regard to the payment date of the consideration.

  BaFin has approved the publication of this Offer Document (in German) on 29 July 2016. In addition, the Bidder will publish an English translation of the Offer Document. BaFin has neither reviewed nor approved the English translation. Neither the SEC nor any securities supervisory authority in the United States has approved or disapproved this Takeover Offer or reviewed it for its fairness or its benefits, nor have the contents of this Offer Document or any other documentation relating to the Takeover Offer been reviewed for accuracy or fairness. It may be difficult for AIXTRON Securityholders whose place of residence, seat or place of habitual abode is in the United States ("U.S. AIXTRON Securityholders") to enforce their rights and claims under U.S. federal securities laws because both the Bidder and AIXTRON have their seat outside the United States and all of the relevant officers and directors of AIXTRON are resident outside of the United States.

  U.S. AIXTRON Securityholders may not be able to sue a company seated outside of the United States nor its officers or directors before a court outside or in the United States for violations of U.S. securities laws. Furthermore, it may be difficult to enforce the decisions of a U.S. court against a company seated outside of the United States.

1.3        Publication of the decision to make the Takeover Offer

  On 23 May 2016, the Bidder published its decision to make the Takeover Offer in accordance with section 10 para. 1 sentence 1 of the German Takeover Act (the "Announcement Date"). The German version and the English translation of such publication are available on the internet at http://www.grandchip-aixtron.com. In addition, the publication in which the Bidder announced its decision to make the Takeover Offer, together with other materials related to the Takeover Offer, were filed with the SEC as preliminary tender offer communications under the cover of Schedule TO. Such Schedule and other documents filed by the Bidder in connection with this Takeover Offer are available on the Internet at the website of the SEC at http://www.sec.gov.

1.4        Publication and dissemination of the Offer Document

  This Offer Document, the publication of which has been approved by BaFin on 29 July 2016 (in German), will be published in German on 29 July 2016 by way of announcement on the internet at http://www.grandchip-aixtron.com and by holding copies of this Offer Document for distribution free of charge in Germany at Deutsche Bank AG, GSS/Issuer Services, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany, fax: +49 (0)69 910-38794, e-mail: dct.tender-offers@db.com. Furthermore, the English translation of this Offer Document will be published by way of announcement on the internet at http://www.grandchip-aixtron.com and is available in the United States at D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, United States, e-mail: AIXG@dfking.com and by calling + 1 (877) 478-5043 (toll-free in the United States) for distribution free of charge.

  The announcement regarding the availability of copies of this Offer Document for distribution free of charge in Germany and the internet address at which this Offer Document has been published will be published in the German Federal Gazette (Bundesanzeiger) on 29 July 2016. In the United States, the corresponding announcement will be made in The New York Times (U.S. Edition). In addition, the Bidder intends to mail the English translation of the Offer Document to all AIXTRON ADS Holders.

  All notifications and announcements required pursuant to the German Takeover Act will also be published on the internet at http://www.grandchip-aixtron.com and, to the extent legally required, in the German Federal Gazette (Bundesanzeiger). To the extent legally required or at the Bidder's sole discretion, all notifications and announcements will be published in the United States as part of a press release.

  The Bidder may choose to publish additional notifications and announcements. Beyond the aforementioned publications, no further publications of the Offer Document are planned.

  The publication, dispatch, distribution or dissemination of the Offer Document or any other documents related to the Takeover Offer outside of Germany and the United States may result in the applicability of the laws of jurisdictions other than those of Germany, the United States and may be subject to legal restrictions in such other jurisdictions.

  This Offer Document may be published and distributed in the European Union or the European Economic Area in accordance with the provisions of this Offer Document and the applicable laws and regulations.

  Subject to the provisions in this Section 1.4, the Offer Document as well as any other documents related to the Takeover Offer, notwithstanding their availability on the internet as required under German Takeover Law and U.S. law, are not designated for publication, dispatch, distribution or dissemination in jurisdictions other than Germany and the United States. Unless otherwise provided for in this Section 1.4, neither the Bidder nor the Persons Acting Jointly With The Bidder within the meaning of section 2 para. 5 of the German Takeover Act (as defined in Section 7.4) have authorized any third person to publish, dispatch, distribute or disseminate this Offer Document as well as any other documents relating to the Takeover Offer outside of Germany and the United States. Neither the Bidder nor the Persons Acting Jointly With The Bidder are obliged to procure, or assume any liability for, the publication, dispatch, distribution or dissemination of this Offer Document as well as any other documents relating to the Takeover Offer outside of Germany and the United States being in conformity with the applicable laws of the relevant jurisdictions.

  The Bidder will make the Offer Document available upon request to the appropriate Custodian Banks (as defined in Section 11.1.2) for distribution to AIXTRON Securityholders residing in Germany and the United States only. Beyond this, the Custodian Banks may not dispatch, distribute or disseminate the Offer Document to AIXTRON Securityholders not residing in Germany and the United States unless such actions are in compliance with all applicable legal provisions.

1.5        Acceptance of the Takeover Offer outside of Germany or the United States

  The Takeover Offer can be accepted by all domestic and foreign AIXTRON Securityholders, including, but not limited to, AIXTRON Securityholders in the European Union and the European Economic Area, in accordance with the terms and provisions set out in this Offer Document and the respective applicable legal provisions.

  However, the Bidder and the Persons Acting Jointly With The Bidder (as defined in Section 7.4) point out that the acceptance of the Takeover Offer outside of Germany and the United States may be subject to the legal requirements of jurisdictions other than those of Germany and the United States. AIXTRON Securityholders who come into possession of this Offer Document outside of Germany or the United States, who wish to accept the Takeover Offer outside of Germany or the United States and/or who are subject to legal requirements of jurisdictions other than those of Germany and the United States must inform themselves of the relevant applicable legal provisions and comply with them. The Bidder and the Persons Acting Jointly With The Bidder assume no responsibility for the acceptance of the Takeover Offer outside of Germany or the United States being made in compliance with the applicable legal requirements of such other jurisdictions. Any responsibility of the Bidder and the Persons Acting Jointly With The Bidder for any third party's non-compliance with legal requirements is expressly excluded.

2.           Information regarding statements contained in the Offer Document

2.1        General

  References to time in this Offer Document are references to local time in Frankfurt am Main, Germany, or local time in New York, United States, as applicable, unless otherwise specified. To the extent that expressions such as "currently", "at the present time", "at the moment", "now", "at present" or "today" or similar expressions are used in this Offer Document, they refer to the date of publication of this Offer Document, i.e., 29 July 2016.

  References in this Offer Document to a "Banking Day" relate to a day on which the banks in Frankfurt am Main, Germany, and New York City, United States, are open for general business with retail customers. References to a "Stock Exchange Trading Day" refer to a day on which both the Frankfurt Stock Exchange ("FSE") and the NASDAQ Global Select Market ("NASDAQ") are open for trading. References to a "Business Day" refer to a business day in the meaning of the German Takeover Act, i.e., Mondays to Saturdays, excluding all Sundays and German federal public holidays. All references to a "U.S. Working Day" refer to every day except for Saturdays, Sundays and U.S. federal public holidays. References to "EUR" relate to Euro. References to "USD" relate to U.S. Dollar. References to "CNY" relate to Renminbi Yuan. References to "Subsidiaries" relate to subsidiaries within the meaning of section 2 para. 6 of the German Takeover Act.

  Unless otherwise noted, all references to "Section" numbers in this Offer Document are to the applicable section numbers herein.

  The Bidder has not authorized third parties to make statements about the Takeover Offer or this Offer Document. If third parties nevertheless make such statements, these shall neither be attributable to the Bidder, nor to Persons Acting Jointly With The Bidder.

2.2        Status and source of information on AIXTRON Group

  Unless expressly stated otherwise, all representations, opinions, stated intentions, forward-looking statements and other information contained in this Offer Document are based upon the Bidder's knowledge as of the time of publication of this Offer Document. Unless expressly indicated otherwise, the information on AIXTRON and AIXTRON Group contained in this Offer Document is based on publicly available information, in particular on information published on the internet at http://www.aixtron.com and www.sec.gov, financial reports, the articles of association, commercial register information and press releases issued by AIXTRON. Such information has not been independently verified by the Bidder or Persons Acting Jointly With The Bidder.

  In addition, Fujian Grand Chip Investment Fund LP ("FGC") as 100 per cent indirect shareholder of the Bidder (see Section 7.2) undertook a limited due diligence on financial, accounting, legal, insurance and tax aspects of AIXTRON Group between 29 March 2016 and 22 April 2016 by reviewing documents provided by AIXTRON and conducting management discussions with representatives of AIXTRON. Unless expressly stated otherwise such information has not been verified by the Bidder or Persons Acting Jointly With The Bidder.

2.3        No updates

  The Bidder cannot rule out that the information regarding AIXTRON Group described in this Offer Document has changed since its disclosure to the Bidder or its publication, respectively. The Bidder will update this Offer Document (also with regard to any changed intentions) only to the extent permitted and required under German Takeover Law.

2.4        Conversion rates

2.4.1    Conversion rates used in the Offer Document

  For the purpose of this Takeover Offer, in particular (but not limited to) Sections 13 and 14, and notwithstanding the provision in the last sub-paragraph of Section 4.1 (which shall prevail), the Bidder has carried out its calculations on the following fixed conversion rates which represent the conversion rates published by WM/Reuters at 4 p.m. local time London (England) on 30 June 2016:

  (i)
  USD 1.00 = EUR 0.9001; and

  (ii)
  CNY 1.00 = EUR 0.1355.

2.4.2    Additional EUR-USD exchange rate information

  The following tables set forth, for the periods indicated, information concerning the exchange rates for EUR per USD. The Bidder has provided these rates solely for convenience and these translations should not be construed as a representation that EUR amounts actually represent these USD amounts or that EUR amounts could have been, or could be, converted into USD at those rates or at any other rate. The Bidder did not use these rates in the preparation of the financial statements included in this Offer Document. Fluctuations in the exchange rate between USD and EUR will affect the USD equivalent of the EUR price of the AIXTRON Shares traded on the FSE and are likely to affect the market price of AIXTRON ADSs traded on the NASDAQ.

  As used in this Offer Document, the term "Noon Buying Rate" refers to the rate of exchange for EUR, expressed in USD per EUR, as announced by the Federal Reserve Bank of New York for customs purposes as the rate in The City of New York for cable transfers in foreign currencies.

  The table below shows the average Noon Buying Rates in The City of New York for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for USD per EUR for the last five fiscal years. The average is computed using the noon buying rate on the last business day of each month during the period indicated.

Year ended 31 December,	Average Rate
2015	1.1032
2014	1.3210
2013	1.3303
2012	1.2909
2011	1.4002

  The following table shows the Noon Buying Rates for EUR in USD for the last six (6) months.

Month ended	Low	High
July 2016 (through 22 July 2016)	1.0968	1.1145
June 2016	1.1024	1.1400
May 2016	1.1135	1.1516
April 2016	1.1239	1.1441
March 2016	1.0845	1.1390
February 2016	1.0868	1.1362
January 2016	1.0743	1.0964

  On 22 July 2016, the Noon Buying Rate was USD 1.0968 per EUR 1.00.

2.5        Forward-looking statements; intentions of the Bidder

  This Offer Document and the documents referred to in it contain certain forward-looking statements. Such statements are not statements of fact and are identified by words such as "expects", "believes", "is of the opinion", "attempts", "estimates", "intends", "plans", "assumes", "endeavours" and similar expressions. Such statements express the intent, belief, views or current expectations and assumptions of the Bidder and its management with regard to possible future events, including among other things the likely consequences of the Takeover Offer for AIXTRON and its remaining shareholders or on future financial results. Such forward-looking statements are based on certain information available to the Bidder on the date of the publication of this Offer Document (including current plans, estimates and projections) and on certain assumptions, intentions and assessments made by the Bidder at that time, and such forward-looking statements are made by the Bidder to the best of its knowledge and speak only as of the date they are made. Forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and are generally beyond the Bidder's control. It should be noted that actual results or outcomes may differ materially from those expressed in, or implied by, the forward-looking statements. This also applies to statements relating to illustrative financial information presented herein for informational purposes only. AIXTRON Securityholders should therefore not place undue reliance on the illustrative financial information. This information does not necessarily present the actual financial position or actual results of operations that would have occurred had the Transaction been effective at that time. Neither the future financial position nor the future results of operations after the consummation of the Transaction can necessarily be derived from the illustrative financial information.

  The Bidder may change its intentions and assessments expressed in this Offer Document, especially with regard to AIXTRON Group, after publication of this Offer Document. The Bidder does not plan to publicly update or correct any forward-looking statements after the publication of this Offer Document, whether as a result of any new information, future events or otherwise, unless required to do so by German Takeover Law.

3.           Summary term sheet

  The following summary term sheet contains an overview of selected particulars set out in the Offer Document. It is supplemented by, and should be read in conjunction with, the information and particulars set out elsewhere in this Offer Document. This summary term sheet does not contain all information that may be important for AIXTRON Securityholders. For this reason, AIXTRON Securityholders should carefully read the entire Offer Document.

Bidder	Grand Chip Investment GmbH, c/o Paul Hastings (Europe) LLP, Siesmayerstr. 21, 60323 Frankfurt am Main, Germany
Target company	AIXTRON SE, Dornkaulstraße 2, 52134 Herzogenrath, Germany
Securities sought in the Takeover Offer
All no-par value registered shares in AIXTRON, including all no-par value registered shares represented by American Depositary Shares (ADSs), in each case with all ancillary rights associated with these shares at the time of the Takeover Offer's settlement (in particular the respective dividend entitlement).
Offer Consideration	EUR 6.00 (in words: Euro six) per AIXTRON Share in cash.

For AIXTRON Shares represented by AIXTRON ADSs, the Offer Consideration (as defined in Section 4.1) will be converted into and paid out in USD. The Offer Consideration will be converted into USD by the ADS Tender Agent (as defined in Section 11.2.1) by sale or in any other manner it may determine. Therefore, at the time of acceptance of the Takeover Offer it is not possible to state the exact USD equivalent of the Offer Consideration.

Execution of the Takeover Offer in Germany and the United States	This Takeover Offer is being implemented in accordance with German Takeover Law and the provisions of the securities law of the United States, including the applicable provisions governing tender offers in the U.S. Exchange Act. In order to reconcile certain areas where German Takeover Law and U.S. law conflict, the Bidder applied for certain no-action or exemptive relief from the staff of the SEC, as further described in Section 20. Except as provided by such relief, the Bidder intends to comply with section 14(d) and section 14(e) of the U.S. Exchange Act, as well as all the rules and regulations promulgated thereunder.
Offer Conditions	This Takeover Offer and the agreements arising from its acceptance will only be consummated if the Offer Conditions as set forth in Section 4.2 are satisfied or effectively waived by the Bidder.

In summary, the Offer Conditions may be described as follows: (i) a minimum acceptance threshold with a target shareholding of at least 67,632,213 AIXTRON Shares (corresponding to 60 per cent of the total number of AIXTRON Shares issued on the Announcement Date); (ii) approval or clearance of the Transaction, as applicable, from regulatory authorities in Germany, the United States and PRC (as defined in 4.2.2); (iii) no material adverse change in the closing quotations of DAX and TecDAX; and (iv) no increase in AIXTRON's share capital other than to settle existing and exercised stock options.

It is likely that not all Offer Conditions pursuant to Section 4.2.2 (Regulatory clearance) will have been satisfied at the end of the Acceptance Period (as defined in Section 5.2) and the end of the Additional Acceptance Period (as defined in Section 5.3). In such case, the consummation of the Takeover Offer and therefore the payment of the Offer Consideration pursuant to Section 11 will be delayed until the satisfaction of the last Offer Condition specified in Section 4.2.2.
The Offer Conditions pursuant to Section 4.2.2 have to be satisfied by 28 February 2017, at the latest.
For more detailed information relating to the Offer Conditions, see Sections 4.2 through 4.6.

Acceptance Period	Ten (10) weeks, i.e., from 29 July 2016 to 7 October 2016, 24:00 hrs local time Frankfurt am Main, Germany / 6:00 p.m. local time New York, United States, respectively (unless extended by law).
Additional Acceptance Period
Provided that the Acceptance Period is not extended, the Additional Acceptance Period is expected to begin on 15 October 2016 and to expire on 28 October 2016, 24:00 hrs local time Frankfurt am Main, Federal Republic of Germany / 6:00 p.m. local time New York, United States, respectively.
Acceptance of the Takeover Offer for AIXTRON Shares
Acceptance of the Takeover Offer must be declared in writing (Textform) by the relevant AIXTRON Shareholder to the Custodian Bank (as defined in Section 11.1.2) during the Acceptance Period or the Additional Acceptance Period, respectively.

Until settlement of the Takeover Offer pursuant to the terms and conditions of this Offer Document, the AIXTRON Shares for which the Declaration of Acceptance (as defined in Section 11.1.2) has become effective remain in the accepting shareholder's securities account; they are, however, each rebooked under a different ISIN (as defined in Section 11.1.2) and are therefore identified as AIXTRON Tendered Shares (as defined in Section 11.1.2) or AIXTRON Subsequently Tendered Shares (as defined in Section 11.1.5), respectively.

The Declaration of Acceptance by the relevant AIXTRON Shareholder will only become effective, as described in more detail in Section 11.1, upon the AIXTRON Shares for which the Takeover Offer has been accepted being re-booked, in due time, at Clearstream (as defined in Section 11.1.2) under ISIN DE000A2BPYT0 for AIXTRON Tendered Shares or under ISIN DE000A2BPSF1 for AIXTRON Subsequently Tendered Shares, respectively.
Acceptance of the Takeover Offer for AIXTRON Shares represented by AIXTRON ADSs	Acceptances of the Takeover Offer for AIXTRON Shares represented by AIXTRON ADSs must be declared to the ADS Tender Agent using one of the procedures described in Section 11.2.

Costs of acceptance	The acceptance of the Takeover Offer will be free of costs and expenses (except for the costs incurred for submitting the Declaration of Acceptance to the respective Custodian Bank) in accordance with Section 11.1.8 for those AIXTRON Shareholders who hold their AIXTRON Shares in collective safe custody with a Custodian Bank in Germany, provided that the Custodian Bank in turn either directly or via a transaction bank holds these AIXTRON Shares in custody in a securities account maintained by or for such Custodian Bank or for a specific bank group at Clearstream. For this purpose, the Bidder shall grant to the Custodian Banks a compensation payment of which they shall be separately notified and which includes a custodian bank commission customary in the market. Costs imposed by other Custodian Banks or foreign intermediate custodians shall be borne by each accepting AIXTRON Shareholder.

Any taxes and levies related to entering into the sale and purchase agreement and the transfer of the AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares against payment of the Offer Consideration must be borne by the relevant accepting AIXTRON Shareholder.

AIXTRON ADS Holders who hold their AIXTRON ADSs through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Bidder's Takeover Offer on the AIXTRON ADS Holders behalf, may be charged a fee. AIXTRON ADS Holders who accept the Bidder's Takeover Offer to acquire the AIXTRON Shares represented by their AIXTRON ADSs directly will not be charged brokerage fees. Any non-German stock exchange tax, sales tax or stamp tax, resulting from acceptance of the Takeover Offer shall be borne by the AIXTRON ADS Holders. The fee to be paid to the AIXTRON Depositary (as defined in Section 11.2.2) for the cancellation of the AIXTRON ADSs (USD 0.05 per ADS) will be borne by the Bidder.
Settlement of the Takeover Offer
Settlement of the Takeover Offer shall be effected by way of payment of the Offer Consideration as consideration for the AIXTRON Tendered Shares (ISIN DE000A2BPYT0) or for the AIXTRON Subsequently Tendered Shares (ISIN DE000A2BPSF1).

The settlement of the Takeover Offer will take place no later than 16 March 2017.
Payment of Offer Consideration for AIXTRON Tendered Shares
The Central Settlement Agent (as defined in Section 11.1.1) shall transfer the Offer Consideration for AIXTRON Tendered Shares and not validly withdrawn via Clearstream to the relevant Custodian Bank without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

Upon crediting of the Offer Consideration to the respective Custodian Bank's cash account with Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Consideration. It is the respective Custodian Bank's responsibility to transfer the Offer Consideration to the AIXTRON Shareholders.
Payment of Offer Consideration for AIXTRON Subsequently Tendered Shares
The Central Settlement Agent shall transfer the Offer Consideration for AIXTRON Subsequently Tendered Shares and not validly withdrawn via Clearstream to the relevant Custodian Bank without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Additional Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

Upon crediting of the Offer Consideration to the respective Custodian Bank's cash account with Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Consideration. It is the respective Custodian Bank's responsibility to transfer the Offer Consideration to the AIXTRON Shareholders.
Payment of Offer Consideration for AIXTRON Shares represented by AIXTRON ADSs
The Bidder shall with respect to the AIXTRON Shares represented by AIXTRON ADSs properly tendered for sale during the Acceptance Period and not validly withdrawn, pay the Offer Consideration to the ADS Tender Agent's cash account in Germany via Clearstream without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

The Bidder shall with respect to the AIXTRON Shares represented by AIXTRON ADSs properly tendered for sale during the Additional Acceptance Period and not validly withdrawn, pay the Offer Consideration to the ADS Tender Agent's cash account in Germany via Clearstream without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Additional Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

Upon crediting of the Offer Consideration to the ADS Tender Agent's cash account in Germany via Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Consideration. It is the ADS Tender Agent's responsibility to transfer the Offer Consideration to the AIXTRON ADS Holders.
ISIN	AIXTRON Shares:
ISIN DE000A0WMPJ6
AIXTRON ADSs:
ISIN US0096061041; CUSIP 009606104
AIXTRON Tendered Shares:
ISIN DE000A2BPYT0
AIXTRON Subsequently Tendered Shares:
ISIN DE000A2BPSF1
Stock exchange trading	The Bidder will ensure to make an application for the admission of the AIXTRON Tendered Shares to stock market trading on the regulated market (Regulierter Markt) of the FSE and in its sub-segment with additional post-admission obligations (Prime Standard) as of the third trading day of FSE following the commencement of the Acceptance Period.
No stock market trading of AIXTRON Subsequently Tendered Shares is planned during the Additional Acceptance Period. However, if not all the Offer Conditions have been satisfied by the end of the Additional Acceptance Period, the AIXTRON Subsequently Tendered Shares (ISIN DE000A2BPSF1) will be merged into AIXTRON Tendered Shares (ISIN DE000A2BPYT0) at Clearstream on the basis of the holdings as of the fourth trading day after the end of the Additional Acceptance Period (evening) and therefore can be traded the same way as the initial AIXTRON Tendered Shares. The payment of the Offer Consideration then will be effected solely for all AIXTRON Shares in AIXTRON Tendered Shares (ISIN DE000A2BPYT0) after publication of the satisfaction of the Offer Conditions.

Publications	This Offer Document, the publication of which has been approved by BaFin on 29 July 2016, will be published in German on 29 July 2016 by way of announcement on the internet at http://www.grandchip-aixtron.com and by holding copies of this Offer Document for distribution free of charge in Germany at Deutsche Bank AG, GSS/Issuer Services, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany, fax: +49 (0)69 910-38794, e-mail: dct.tender-offers@db.com. Furthermore, the English translation of this Offer Document will be published by way of announcement on the internet at http://www.grandchip-aixtron.com and is available in the United States at D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, United States, e-mail: AIXG@dfking.com and by calling + 1 (877) 478-5043 (toll-free in the United States) for distribution free of charge.

The announcement regarding the availability of copies of this Offer Document for distribution free of charge in Germany and the internet address at which this Offer Document has been published will be published in the German Federal Gazette (Bundesanzeiger) on 29 July 2016. In the United States, the corresponding announcement will be made in The New York Times (U.S. Edition). In addition, the Bidder intends to mail the English translation of the Offer Document to all AIXTRON ADS Holders.

All notifications and announcements required pursuant to the German Takeover Act will also be published on the internet at http://www.grandchip-aixtron.com and, to the extent legally required, in the German Federal Gazette (Bundesanzeiger). To the extent legally required or at the Bidder's sole discretion, all notifications and announcements will be published in the United States as part of a press release.
The Bidder may choose to publish additional notifications and announcements. Beyond the aforementioned publications, no further publications of the Offer Document are planned.

4.           Takeover Offer

4.1        Subject matter and Offer Consideration

  Subject to the terms and conditions set forth in this Offer Document, the Bidder hereby offers all AIXTRON Shareholders to acquire all of their no-par value registered shares (auf den Namen lautende Stückaktien) in AIXTRON (including the AIXTRON Shares represented by AIXTRON ADSs), which are booked under ISIN DE000A0WMPJ6, in each case with all ancillary rights associated with these shares at the time of the Takeover Offer's settlement (in particular the respective dividend entitlement), at a purchase price (the "Offer Consideration") of

EUR 6.00
(in words: Euro six)

  in cash per AIXTRON Share.

  For AIXTRON Shares represented by AIXTRON ADSs, the Offer Consideration will be converted into and paid out in USD. The Offer Consideration will be converted by the ADS Tender Agent (as defined in Section 11.2.1) by sale or any other manner it may determine. Therefore, at the time of acceptance of the Takeover Offer it is not possible to state the exact USD equivalent of the Offer Consideration. The details of the currency conversion are set forth in Section 11.2.6.

4.2        Offer Conditions

  The Takeover Offer, and any contracts which come into existence as a result of the acceptance of the Takeover Offer, are subject to the conditions precedent specified in this Section 4.2 (each an "Offer Condition" and collectively the "Offer Conditions"); to the extent that regulatory clearance is required, Sections 12.1 and 12.2 contain a description and the status of each filing and registration proceeding necessary for the settlement of this Takeover Offer.

4.2.1    Minimum Acceptance Threshold

  At the time of the expiration of the Acceptance Period, the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by AIXTRON ADSs) for which the Takeover Offer has been validly accepted without the acceptance having been validly withdrawn amounts to a total of at least 67,632,213 AIXTRON Shares (including the AIXTRON Shares represented by AIXTRON ADSs) (the "Minimum Acceptance Threshold"). In determining whether the Minimum Acceptance Threshold has been reached, also the AIXTRON Shares, including AIXTRON Shares represented by AIXTRON ADSs, shall be taken into account for which the acceptance of the Takeover Offer has been declared during the Acceptance Period but only becomes effective after the end of the Acceptance Period by rebooking the AIXTRON Shares to ISIN DE000A2BPYT0 in accordance with Sections 11.1.2 and 11.2.3.

  The Minimum Acceptance Threshold corresponds to an acceptance quota of at least 60 per cent of the total number of 112,720,355 AIXTRON Shares (including the AIXTRON Shares represented by AIXTRON ADSs) issued on the Announcement Date.

4.2.2    Regulatory clearance

  From the date of publication of this Offer Document until 28 February 2017 at the latest (the "Long Stop Date"),

  (i)
  with respect to the Transaction, the German Federal Ministry of Economics and Energy (Bundesministerium für Wirtschaft und Energie – "BMWi") shall have issued a clearance certificate (Unbedenklichkeitsbescheinigung) pursuant to the provisions of the German Foreign Trade Act (Außenwirtschaftsgesetz – "AWG") and German Foreign Trade Ordinance (Außenwirtschaftsverordnung – "AWV"), or the period during which the BMWi may prohibit the Transaction or issue orders in relation to the Transaction under AWG and AWV has expired without any such action being taken; and

  (ii)
  with respect to the Transaction, CFIUS Approval shall have been obtained; "CFIUS Approval" means

  (a)
  a written notification issued by the Committee on Foreign Investment in the United States ("CFIUS") that it has concluded its review (or, if applicable, investigation) pursuant to the Exon-Florio Amendment to the Defense Production Act of 1950, 50 U.S.C app. § 2170, as amended, ("Exon-Florio") and determined (1) that the Transaction is not a "covered transaction" pursuant to Exon-Florio or (2) that there are no unresolved national security concerns with respect to the Transaction, or

  (b)
  if CFIUS has sent a report to the President of the United States requesting the President of the United States' decision with respect to the Transaction, either (1) the period under Exon-Florio during which the President of the United States may announce his decision to take action to suspend or prohibit the Transaction has expired without any such action being announced or taken, or (2) the President of the United States has announced a decision not to take any action to suspend or prohibit the Transaction; and

  (iii)
  with respect to the Transaction, the notification of project filing shall have been issued by the National Development and Reform Commission of the People's Republic of China or its competent local counterparts ("NDRC"; the People's Republic of China the "PRC") by electronic, hardcopy certificate or other means to confirm the completion of the outbound investment filing process with NDRC; and

  (iv)
  with respect to the Transaction, certificates evidencing the completion of the overseas investment foreign exchange registration and foreign exchange conversion and remittance shall have been issued by a qualified bank approved by the State Administration of Foreign Exchange of the PRC or its competent local counterparts ("SAFE") by electronic, hardcopy certificate or other means to confirm the completion of the SAFE proceedings necessary for outbound investment;

  (each Offer Condition pursuant to clauses (i) through (iv) above a "Regulatory Offer Condition" and collectively the "Regulatory Offer Conditions"), it being understood that

    (a)
    each Regulatory Offer Condition pursuant to clauses (i) and (ii) shall only be fulfilled if there are no regulatory conditions, requirements, administrative rulings, orders or measures contained in the respective approval, notification or certificate which would constitute a Regulatory MAE (as defined below), and

    (b)
    each Regulatory Offer Condition pursuant to clauses (iii) and (iv) above shall only be fulfilled if at the point in time when the last notification or certificate pursuant to clauses (iii) and (iv) has been issued the respective other notification or certificate pursuant to clauses (iii) and (iv) and the enterprise overseas investment certificate, which has been issued with respect to the Transaction by the Department of Commerce of Fujian Province, PRC, ("MOFCOM Fujian") on 12 May 2016, are still in full force and effect.

  A "Regulatory MAE" means any regulatory condition, requirement, administrative ruling, order or measure made or rendered by any competent authority that would, individually or in the aggregate, according to an Expert Opinion delivered in compliance with the procedure in Section 4.3 of the Independent Expert (each as defined in Section 4.3), result in a reduction of the consolidated sales of AIXTRON of 27.5 per cent or more compared to AIXTRON's forecast for the fiscal year 2016 current as of the Announcement Date (23 May 2016).

  A Regulatory MAE shall be determined in respect of each individual regulatory approval, notification or certificate under clauses (i) and (ii) above separately and shall be determined exclusively in accordance with the procedural rules set forth in Section 4.3.

4.2.3    No material adverse change in the closing quotations of DAX and Tec-DAX

  On the trading day prior to the expiration of the Acceptance Period

  (i)
  the closing quotation of the DAX, as determined by Deutsche Börse AG (or a successor thereof) and as published on its internet website http://www.deutsche-boerse.com, shall be at or above 6,941.21, and

  (ii)
  the closing quotation of the TecDAX, as determined by Deutsche Börse AG (or a successor thereof) and as published on its internet website http://www.deutsche-boerse.com, shall be at or above 1,167.37.

  As compared to the closing quotations of the respective indices on 20 May 2016, which was the last trading day prior to the Announcement Date, a closing quotation of either index below the above figures would mean a decline of the respective index of more than 30 per cent.

4.2.4    No proscribed transactions

  From the date of publication of this Offer Document until the expiration of the Acceptance Period, other than to settle the issued and outstanding stock options which existed on the Announcement Date if and to the extent they are exercised ("Permitted Capital Increase"), no capital increase in AIXTRON shall have been resolved upon. In particular, except for any Permitted Capital Increase, the Offer Condition pursuant to this Section 4.2.4 shall not be fulfilled in case AIXTRON issues any new shares by way of a regular capital increase or by using authorized capital, or increase its share capital based on issued contingent capital.

4.3        Determination of a Regulatory MAE

  A Regulatory MAE shall exclusively be determined as follows:

  (i)
  Either Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, Stuttgart, or PricewaterhouseCoopers AG Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, (or a successor of either) (the "Independent Expert") delivers to the Bidder no later than 15:00 hrs local time Frankfurt am Main, Germany, and 9:00 a.m. local time New York, United States, respectively, one U.S. Working Day after receipt of the respective approval, notification or certificate by the Bidder or an Additional Control Acquiror (as defined in Section 7.2) an opinion in which it determines whether a Regulatory MAE has occurred (the "Expert Opinion").

  (ii)
  The Independent Expert shall act only upon request of the Bidder (the "Request"), the Request being made by the Bidder upon its sole discretion.

  (iii)
  The result of the Expert Opinion of the Independent Expert shall be final and binding for the Bidder and the AIXTRON Securityholders. The charges and costs of the Independent Expert shall be borne by the Bidder.

  (iv)
  In case the Expert Opinion confirms a Regulatory MAE, the Bidder is obliged to publish such Expert Opinion without undue delay but no later than within three (3) Banking Days in German and in English on the internet at http://www.grandchip-aixtron.com, in German in the German Federal Gazette (Bundesanzeiger) and in English in the United States by press release.

4.4        Waiver of the Offer Conditions

  To the extent legally permitted, the Bidder may in advance waive some or all of the Offer Conditions and may reduce the Minimum Acceptance Threshold at any time until one Business Day prior to the expiration of the Acceptance Period. For the timeliness of a waiver of an Offer Condition or a reduction of the Minimum Acceptance Threshold according to section 21 para. 1 sentence 2 in connection with para. 2 German Takeover Act the date of announcement according to section 14 para. 3 German Takeover Act shall be decisive. Any such waiver shall have the same effect as the fulfilment of an Offer Condition. Further, such waiver will under the conditions set forth in section 21 para. 5 of the German Takeover Act (which are described in more detail in Section 5.2) result in an extension of the period for acceptance of the Takeover Offer.

4.5        Legal consequences of non-satisfaction of the Offer Conditions

  The Takeover Offer will lapse and any contracts based on the acceptance of the Takeover Offer will not become effective, if one or several of the Offer Conditions set forth in this Offer Document has/have not been satisfied and, to the extent legally permitted, has/have not been effectively waived. For details regarding the rescission in such event, please see Sections 11.1.10 and 11.2.10.

4.6        Announcement of the satisfaction or non-satisfaction of the Offer Conditions

  The Bidder will announce promptly, but no later than four (4) Banking Days after the Long Stop Date whether the Offer Conditions have been satisfied. In addition, the Bidder will announce promptly, but no later than within four (4) Banking Days, in each case (i) the satisfaction of or waiver of an Offer Condition and (ii) the occurrence of any event that would make satisfaction of any of the Offer Conditions impossible. Such announcements will be made by the Bidder in German and in English on the internet at http://www.grandchip-aixtron.com, in German in the German Federal Gazette (Bundesanzeiger) and in English in the United States by press release.

5.           Acceptance Period

5.1        Duration of the period for acceptance

  The period for acceptance of the Takeover Offer is ten (10) weeks. It begins upon publication of this Offer Document on 29 July 2016 and expires on 7 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively.

5.2        Extension of the period for acceptance

  In the circumstances set out below, the period for acceptance will in each case be extended automatically as follows:

  (i)
  In the event of an amendment of the Takeover Offer pursuant to section 21 of the German Takeover Act (including a waiver of any Offer Condition) within the last two (2) weeks before expiration of the period for acceptance, the period for acceptance will be extended by two weeks (section 21 para. 5 of the German Takeover Act), i.e., it is then expected to end on 21 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively. This shall apply even if the amended Takeover Offer violates legal provisions. Pursuant to section 21 para. 6 of the German Takeover Act another amendment of the Takeover Offer (including a waiver of any Offer Condition) within this extended period for acceptance of two (2) weeks is not permissible.

  (ii)
  If during the period for acceptance for the Takeover Offer made under this Offer Document a competing offer is made by a third party ("Competing Offer") and if the period for acceptance for the Takeover Offer made under this Offer Document expires prior to the expiration of the period for acceptance for the Competing Offer, the period for acceptance for the Takeover Offer made under this Offer Document shall be extended until the expiration of the period for acceptance for the Competing Offer (section 22 para. 2 of the German Takeover Act). This shall apply even if the Competing Offer is amended or prohibited or violates legal provisions.

  The period for acceptance of the Takeover Offer, including any extension of such period resulting from provisions of the German Takeover Act (but excluding the Additional Acceptance Period described in Section 5.3), is referred to in this Offer Document as the "Acceptance Period".

  With regard to the right of withdrawal (Rücktrittsrecht) in the event of an amendment of the Takeover Offer or the launch of a Competing Offer, reference is made to the description contained in Section 15.

  The Bidder requested relief from the requirements of Rule 14e-1(b) under the U.S. Exchange Act from the staff of the SEC in order to permit the extension of the period for acceptance in compliance with German Takeover Law by two weeks and not by ten U.S. Working Days in case of an amendment to this Takeover Offer (see Section 20 for further details).

5.3        Additional Acceptance Period

  If at the time of the expiration of the Acceptance Period, the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by AIXTRON ADSs) for which the Takeover Offer has been validly accepted without the acceptance having been validly withdrawn, is equal or above the Minimum Acceptance Threshold, unless waived, (and no event has occurred that would make the satisfaction of an Offer Condition impossible), AIXTRON Securityholders who have not accepted the Takeover Offer within the Acceptance Period may still accept the Takeover Offer within two weeks after publication of the results of the Takeover Offer by the Bidder pursuant to section 23 para. 1 sentence 1 no. 2 of the German Takeover Act (the "Additional Acceptance Period"). An acceptance of the Takeover Offer during the Additional Acceptance Period is therefore conditional upon, amongst other things, the Minimum Acceptance Threshold being achieved, unless waived, at the end of the Acceptance Period. AIXTRON Securityholders should, therefore, not rely on being able to accept the Takeover Offer during the Additional Acceptance Period.

  The results of this Takeover Offer are expected to be published pursuant to section 23 para. 1 sentence 1 no. 2 of the German Takeover Act within four (4) Banking Days after the expiration of the Acceptance Period, i.e., the expected date of publication is 14 October 2016 (subject to an extension of the period of acceptance as set out in Section 5.2). On this basis, the Additional Acceptance Period is expected to commence on 15 October 2016 and to end on 28 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively.

  The Takeover Offer can no longer be accepted upon the expiration of the Additional Acceptance Period (see, however, Section 16 clause (vii) in respect of a sell-out right for AIXTRON Shareholders under certain circumstances).

6.           Description of AIXTRON and AIXTRON Group

  AIXTRON is a stock corporation in the form of a European Company (Societas Europaea) having its registered seat in Herzogenrath and being registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen under the entry number HRB 16590. AIXTRON's principal executive offices are located at Dornkaulstr. 2, 52134 Herzogenrath, Germany. The primary document governing the internal affairs of AIXTRON is AIXTRON's current articles of association dated 20 January 2016 ("AIXTRON AoA").

6.1        Purpose of the company, fiscal year and share capital

  The purpose of the company is the manufacture and sale of products, as well as research and development and services for the implementation of semiconductor technologies and other physicochemical technologies, particularly those bearing the AIXTRON trademark. AIXTRON is authorized to conduct all transactions suitable for promoting AIXTRON's purpose indirectly and directly. AIXTRON may establish branch offices in Germany and abroad, may acquire equity interests in other companies in Germany and abroad, as well as purchase or establish such companies. The purpose of subsidiaries and investees may differ from that referred to above insofar as it seems capable of promoting the purpose of AIXTRON. AIXTRON may outsource all or part of its operations to affiliates.

  The fiscal year of AIXTRON starts on 1 January and ends on 31 December of each calendar year.

  As of 28 July 2016, the share capital of AIXTRON amounts to EUR 112,737,030 and is divided into 112,737,030 no-par value registered shares, each share representing a portion of the share capital of EUR 1.00 per share.

6.2        Stock Options

  As of 30 June 2016, there were issued and outstanding stock options to purchase 2,514,265 AIXTRON shares (the "Stock Options"), all of which are held by current and former AIXTRON employees under the following option plans: stock option plan 1999, stock option plan 2002, stock option plan 2007, and stock option plan 2012. Of the stock options, 170,040 had an exercise price not above the Offer Consideration (as per 30 June 2016). The Bidder therefore expects that not more than 170,040 stock options will be exercised and underlying AIXTRON Shares be issued prior to the end of the Additional Acceptance Period.

  The per-share exercise price of each outstanding Stock Option was determined by AIXTRON, based on averaging the closing price of AIXTRON shares on the FSE over the twenty trading days prior to the day of issuance (or, under the stock option plan 1999 and the stock option plan 2002, the day of the Executive Board resolution on the launch of the applicable stock option program), and increasing that number by a specified percentage.

  Except for the Stock Options and except as set out in Section 6.4, there are no warrants, calls, options or other rights to acquire from AIXTRON, or other obligation of AIXTRON to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in

  AIXTRON or restricted shares, stock appreciation rights, performance units, or restricted stock units.

  Further information on the Stock Options is contained in Section 13.1.

6.3        Authorizations to issue shares in AIXTRON

6.3.1    Authorized capital

  (i)
  Article 4 para. 2.1 of the AIXTRON AoA provides that AIXTRON's executive board (Vorstand, "Executive Board") shall be authorized, with the approval of AIXTRON's supervisory board (Aufsichtsrat, "Supervisory Board"), to increase the share capital on one occasion or in partial amounts on several occasions in the period to 13 May 2019 by up to a total of EUR 45,883,905.00 against cash and/or non-cash contributions by issuing new registered no-par value shares.

  (ii)
  Article 4 para. 2.2 of the AIXTRON AoA provides that the Executive Board shall be authorized, with the approval of the Supervisory Board, to increase the share capital on one occasion or in partial amounts on several occasions in the period to 15 May 2017 by up to a total of EUR 10,422,817.00 against cash contributions by issuing new registered no-par value shares.

6.3.2    Contingent capital

  (i)
  Article 4 para. 2.4 of the AIXTRON AoA provides that the share capital is conditionally increased by up to EUR 40,715,810.00 by issuing up to 40,715,810 new registered no-par value shares carrying dividend rights from the beginning of the fiscal year in which they are issued. The contingent capital serves the purpose of granting shares to the holders or creditors of bonds with warrants and/or convertible bonds which will be issued against cash contributions by AIXTRON or any company in which AIXTRON owns a majority interest, either directly or indirectly, based on the authorization granted by the general meeting on 16 May 2012.

  (ii)
  Article 4 para. 2.7 of the AIXTRON AoA provides that the share capital is conditionally increased by up to EUR 4,208,726.00 by issuing up to 4,208,726 new no-par value registered shares. The contingent capital serves the purpose of securing subscription rights arising from share options which will be issued by AIXTRON under the 2012 Stock Option Plan until and including 15 May 2017 based on the authorization granted by the general meeting on 16 May 2012.

  (iii)
  Article 4 para. 2.6 of the AIXTRON AoA provides that the share capital is conditionally increased by up to EUR 2,872,638.00 by issuing up to 2,872,638 new no-par value registered shares. The contingent capital serves the purpose of securing subscription rights arising from share options which will be issued by AIXTRON under the 2007 Stock Option Plan until and including 21 May 2012 based on the authorization granted by the general meeting on 22 May 2007.

  (iv)
  Article 4 para. 2.5 of the AIXTRON AoA provides that the share capital is conditionally increased by up to EUR 463,888.00 by issuing up to 463,888 new no-par value registered shares. This conditional capital increase serves the purpose of granting options to members of the Executive Board and members of the management of affiliated companies as well as to employees of AIXTRON and of affiliated companies under the stock option plan in accordance with the general meeting's resolution of 22 May 2002 (2002 Stock Option Plan).

  (v)
  Article 4 para. 2.3 of the AIXTRON AoA provides that the share capital is conditionally increased by up to EUR 1,926,005.00 by issuing up to 1,926,005 new no-par value registered shares. This conditional capital increase serves the purpose of granting options to members of the Executive Board and employees of AIXTRON and to members of the management and employees of affiliated companies under the AIXTRON's stock option plans resolved by the general meeting on 26 May 1999.

6.4        Authorization to purchase and to use treasury shares

  Based on the authorization granted by the general meeting on 14 May 2014, AIXTRON is, in accordance with section 71 para. 1 no. 8 of the German Stock Corporation Act (Aktiengesetz, "Stock Corporation Act"), authorized to purchase treasury shares in the period to 13 May 2019 representing up to ten (10) per cent of the share capital existing at the time the resolution was adopted. The authorization also provides the conditions under which the Executive Board or the Supervisory Board may use treasury shares purchased on the basis of this authorization. According to this authorization, AIXTRON is allowed to issue its treasury shares to members of the Executive Board as a component of their variable remuneration.

  On 30 June 2016 AIXTRON held 1,138,572 treasury shares.

6.5        Stock exchange listing of AIXTRON Shares and AIXTRON ADSs

6.5.1    AIXTRON Shares

  AIXTRON Shares are admitted to trading on the regulated market (Regulierter Markt) of the FSE (Prime Standard) and are booked under the symbol "AIXA". In addition, AIXTRON Shares are traded on the regulated unofficial market (Freiverkehr) of the stock exchanges in Berlin, Düsseldorf, Hamburg, Munich and Stuttgart. AIXTRON Shares are, among other things, included in the TecDAX share index. As per 31 May 2016 they were weighted at approximately 0.9744 per cent (source: Deutsche Börse AG).

6.5.2    AIXTRON ADSs

  As of 31 December 2015, there were 4,158,984 issued AIXTRON Shares represented by ADSs, which may be evidenced by AIXTRON ADRs, quoted on the NASDAQ under the symbol "AIXG" in USD under ISIN US 0096061041 (CUSIP 009606104). The AIXTRON Shares underlying the AIXTRON ADSs are fully entitled to any dividends as and when declared by AIXTRON.

6.5.3    Historic stock exchange prices

  The table below sets forth, for the calendar periods indicated, the high and low German closing prices (all stock exchanges, including the XETRA electronic trading system of the FSE) for the AIXTRON Shares, and the high and low closing prices per AIXTRON ADS as reported on the NASDAQ.

	Price of an AIXTRON Share in EUR		Price of an AIXTRON ADS in USD
	High	Low	High	Low
2014
1st Quarter	12.84	10.26	17.73	14.08
2nd Quarter	12.17	10.08	16.63	13.71
3rd Quarter	12.30	9.26	15.67	12.39
4th Quarter	11.97	8.90	14.94	10.90
2015
1st Quarter	9.38	6.38	11.21	7.24
2nd Quarter	7.38	5.93	8.19	6.67
3rd Quarter	6.63	4.93	7.50	5.41
4th Quarter	7.56	3.86	8.04	4.17
2016
1st Quarter	4.25	2.95	4.85	3.25
2nd Quarter	5.72	4.02	6.55	4.62
3rd Quarter (through 26 July 2016)	5.52	5.22	6.12	5.83

  (source: Bloomberg, function HP <GO>, ticker AIXA GY and AIXG US)

6.6        Overview of the business activities of AIXTRON Group

  AIXTRON's business activities include developing, producing and installing equipment for the deposition of semiconductor and other complex materials, process engineering, consulting and training, including ongoing customer support and after-sales service. AIXTRON also offers a comprehensive range of peripheral equipment and services. AIXTRON supplies its customers with both, production-scale material deposition systems and small scale systems for research and development or small scale production. As of 31 December 2015, AIXTRON Group had a total of twelve facilities worldwide which were rented, except for the sites in Herzogenrath, Germany, which are owned by AIXTRON.

  AIXTRON's technology solutions are used by a diverse range of customers worldwide to build advanced components for electronic and opto-electronic applications based on compound, silicon, or organic semiconductor materials. Such components are used in a broad range of applications, technologies and industries. These include LED applications, display technologies, data storage, data transmission, energy management and conversion, communication, signaling and lighting as well as a range of other technologies. As of 31 December 2015, 60 per cent of total revenues were generated in Asia. 22 per cent of total revenues were generated in the Americas and the remaining 18 per cent in Europe.

  AIXTRON's products are capable of depositing material films on a diverse range of different substrate sizes and materials. The deposition technologies for opto and power electronics include metal-organic chemical vapor deposition ("MOCVD") for the deposition of compound materials to produce for instance LEDs, power electronics or other optoelectronic components. For thin film deposition technologies for organic electronics applications including organic light emitting diodes ("OLED"), AIXTRON offers polymer vapor phase deposition ("PVPD") and organic vapor phase deposition ("OVPD"). For thin film encapsulation, AIXTRON offers a plasma enhanced chemical vapor phase deposition ("PECVD") technology. PECVD is also being employed for the deposition of complex carbon nanostructures (carbon nanotubes, nanowires or graphene). For logic and memory applications, AIXTRON systems are capable of depositing material films on wafers of up to 300mm in diameter for the production of memory chips, by employing technologies such as: chemical vapor deposition ("CVD") and atomic layer deposition ("ALD"). Additionally, MOCVD technology is applied to deposit compound materials for the development of future logic devices.

  In the fiscal year ending on 31 December 2015, AIXTRON Group generated total revenues of approximately EUR 197.8 million and a net loss of approximately EUR 29.2 million. As of 31 December 2015, AIXTRON Group had a total of 748 employees.

  During the fiscal quarter ended 31 March 2016, AIXTRON generated total revenues of approximately EUR 21.4 million and had a net loss of approximately EUR 15.5 million. As of 31 March 2016, AIXTRON Group had a total of 730 employees.

6.7        Boards of AIXTRON

6.7.1    Executive Board

  The Executive Board is currently composed of the following persons:

  •
  Martin Goetzeler Chairman, President and Chief Executive Officer (CEO)

  •
  Dr Bernd Schulte Executive Vice President and Chief Operating Officer (COO)

6.7.2    Supervisory Board

  The Supervisory Board consists of six members. The Supervisory Board is currently composed of the following persons:

  •
  Kim Schindelhauer Chairman of the Supervisory Board

  •
  Prof Dr Wolfgang Blättchen Deputy Chairman of the Supervisory Board

  •
  Prof Dr Rüdiger von Rosen

  •
  Prof Dr Petra Denk

  •
  Dr Andreas Biagosch

  •
  Dr Martin Komischke

6.8        Persons acting jointly with AIXTRON

  According to the information available to the Bidder at the time of publication of this Offer Document, the following companies are subsidiaries of AIXTRON and are therefore regarded as persons acting jointly with each other and with AIXTRON pursuant to section 2 para. 5 sentence 2 of the German Takeover Act in conjunction with section 2 para. 5 sentence 3 of the German Takeover Act:

  •
  AIXTRON, Inc., Sunnyvale, California, United States

  •
  AIXTRON Ltd., Cambridge, United Kingdom

  •
  AIXTRON AB, Lund, Sweden

  •
  AIXTRON Korea Co. Ltd., Seoul, South Korea

  •
  AIXTRON KK, Tokyo, Japan

  •
  AIXTRON China Ltd., Shanghai, PRC

  •
  AIXTRON Taiwan Co. Ltd., Hsinchu, Taiwan

  The Bidder is not aware of any other persons acting jointly with AIXTRON within the meaning of section 2 para. 5 of the German Takeover Act.

7.           Information on the Bidder

7.1        Description of the Bidder

  The Bidder is a limited liability company under the laws of Germany which is registered with the commercial register of the local court (Amtsgericht) in Frankfurt under HRB 104996.

  The object of the Bidder is the administration of the assets of the Bidder. The Bidder may do all business being in direct or indirect coherence with the aforesaid object. The Bidder may acquire interests in other enterprises with the same or a similar object, may purchase or incorporate such enterprises especially as a personal liable general partner. The Bidder is entitled to set up branch offices in Germany or abroad under the same or a similar name.

  The registered share capital of the Bidder is EUR 100,000.

  The registered address of the Bidder is c/o Paul Hastings (Europe) LLP, Siesmayerstr. 21, 60323 Frankfurt am Main, Germany. The Bidder's business telephone number is +86 5925204789.

  The sole managing director (Geschäftsführer) of the Bidder is Mr Zhendong Liu.

  The Bidder has no employees.

  The Bidder does currently not hold shares in other companies.

7.2        Description of Bidder's direct and indirect shareholders

  The following Sections 7.2.1 to 7.2.4 contain details on the Bidder's direct and indirect shareholders. Grand Chip Investment S.à r.l., FGC and the controlling shareholder of FGC, Mr Zhendong Liu, are referred to as "Additional Control Acquirors".

7.2.1    Grand Chip Investment S.à r.l.

  All shares in the Bidder are held by Grand Chip Investment S.à r.l., a limited liability company under the laws of Luxembourg, which is an intermediate holding company registered with the Registre de Commerce et des Sociétés, Luxembourg, under the entry number (Numéro d'immatriculation) B 206178 (the "Intermediate Holding Company"),

  The share capital of the Intermediate Holding Company amounts to EUR 100,000.

  The registered office and business address of the Intermediate Holding Company is at 40, avenue Monterey, L-2163 Luxembourg, and its telephone number is + 86 592 5204789.

  The managers (Counseil de gérance) of the Intermediate Holding Company are Mr Zhendong Liu and Ms Qian Zhao. Mr Liu is a class A manager and Ms Zhao a class B manager under Luxembourg law. For information relating to Mr Liu, please refer to Section 7.2.3.

  Ms Zhao's business address is 40, Avenue Monterey, L-2163, Luxembourg. Ms Zhao is a citizen of the PRC. Set forth in the table below are the current main occupation or employment, and a five year employment history of Ms Zhao.

Position, office or employment	Starting and ending date	Corporation or organization, its principal address and its principal business

Head of China Desk	January 2014 to present	Orangefield Luxembourg S.A. 40, Avenue Monterey, L-2163, Luxembourg Principal Business: Fiduciary corporate services

Legal Officer	May 2014 to December 2014	TMF Luxembourg S.A., 46A, Avenue JFK, Luxembourg Principal Business: Fiduciary corporate services

Associate Director	September 2011 to January 2013	Asian Union Investment Corporation, Century Avenue, Shanghai, PRC Principal Business: Real Estate Promoter and Investment in China

Business Consultant	July 2007 to August 2011	Hurun Report Inc, 18F, Tower One, Enterprise Center, 139 Huakang Road, Shanghai, PRC Principal Business: Media

  Ms Zhao has neither been (i) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) nor (ii) a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

  The Intermediate Holding Company has no employees.

  The Intermediate Holding Company does currently not hold shares in companies other than the shares in the Bidder.

7.2.2    Fujian Grand Chip Investment Fund LP

  All shares in the Intermediate Holding Company are in turn held by FGC, a limited partnership under the laws of PRC which is registered by the Market Supervision Administration of Jinjiang Municipality under the number 91350582MA3467MLXM.

  FGC's registered address is at Enterprise Operation Center, Jiangpu Community, Chendai Town, Jinjiang, Quanzhou City, Fujian Province, PRC, and FGC's business address is Room 1201, 12/F, Xiamen International Finance Center, 82 Zhanhong Road, Siming District, Xiamen, PRC. FGC's telephone number is + 86 592 5204789.

  FGC's business purpose is to manage private equity investment and other investment related to private equity, invest in enterprises which engage in private equity investment and provide investment management and investment advisory services to private equity investment.

  FGC has two partners one of which is the general partner and the other is a limited partner. The details of the participation of the partners in FGC are as follows:

Name of partner	Role	Capital commitment	Equity interest

Mr Zhendong Liu	General Partner	CNY 1,020 million	51 per cent

Xiamen Bohao Investment Co., Limited	Limited Partner	CNY 980 million	49 per cent

  Mr Liu exclusively manages FGC and represents FGC vis-à-vis third parties. Since its establishment, FGC has not carried out any business activities.

  FGC has one employee.

  FGC does currently not hold shares in companies other than the shares in the Intermediate Holding Company and – indirectly by way of its shareholding in the Intermediate Holding Company – the shares in the Bidder.

7.2.3    Mr Zhendong Liu

  The controlling shareholder and general partner of FGC is Mr Zhendong Liu. Mr Liu is a citizen of the PRC. Since 2000, Mr Liu has been a private investor, investing in, among other things, the mining industry. Mr Liu holds shares in several listed and unlisted mining companies in the PRC and other countries. Mr Liu currently intends to refocus his field of investment to emerging industries, e.g., new energies and information technology.

  Mr Liu's business address is Room 1201, 12/F, Xiamen International Finance Center, 82 Zhanhong Road, Siming District, Xiamen, PRC.

  Set forth in the table below are the current main occupation or employment, and a five year employment history of Mr Liu.

Position, office or employment	Starting and ending date	Corporation or organization, its principal address and its principal business

Managing Director	May 2016 to present	Grand Chip Investment GmbH c/o Paul Hastings (Europe) LLP, Siesmayestr. 21, 60323 Frankfurt am Main, Germany Principal Business: Investment

Manager	May 2016 to present	Grand Chip Investment S.à r.l. 40, avenue Monterey, L-2163, Luxembourg Principal Business: Investment

Managing Partner	March 2016 to present	Fujian Grand Chip Investment Fund LP Enterprise Operation Center, Jingpu Community, Chendai Town, Jinjiang, Quanzhou, Fujian, PRC Principal Business: Investment

Director	April 2014 to present	General Energy International Holdings Limited Novasage Chambers, P.O. Box 4389, Road Town, Tortola, BVI Principal Business: Investment

Managing Partner	January 2015 to present	Xiamen Zhuiri Investment LP RM 602, Block 6B, No. 533 Xianyue Road, Xiamen, Fujian, PRC Principal Business: Investment

Executive Director & General Manager	January 2013 to present	Xiamen Xiwang Development Co., Limited
588, Unit 604B, Yunton Centre, No. 95 Xiangyuyi Road, Xiamen Area District, China (Fujian) Pilot Free Trade Zone, Fujian, PRC
Principal Business: Commodity Trade & Investment

Managing Partner	February 2015 to present	Xiamen Longwusheng Investment LP RM 602, Block 6B, No. 533 Xianyue Road, Xiamen, Fujian, PRC Principal Business: Investment

Executive Director & General Manager	February 2016 to present	Xiamen Jiaxin Investment Development Co., Limited
Room 605, Unit 2N5, Yuntong Centre, 95 Xiangyunyi Road, Xiamen Area District, China (Fujian) Pilot Free Trade Zone, Fujian, PRC
Principal Business: Investment

  Neither the Bidder nor Mr Liu has been (i) convicted in a criminal proceeding during the past five (5) years (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding during the past five (5) years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

  Among others, Mr Liu holds a 51 per cent majority interest in FGC. In addition, Mr Liu holds controlling stakes in the entities listed in Section 7.3. Thus, such persons act jointly with the Bidder pursuant to section 2 para. 5 sentence 3, para. 6 of the German Takeover Act.

7.2.4    Non-controlling stakeholder of FGC

  FGC's sole limited partner is Xiamen Bohao Investment Co., Limited, a limited liability company under the laws of PRC, who is holding a 49 per cent minority interest in FGC. As such, Xiamen Bohao Investment Co., Limited is a non-controlling stakeholder in FGC. Xiamen Bohao Investment Co., Limited is registered with the Market Supervision Administration of Xiamen City under the number 913502000943871881. The registered address of Xiamen Bohao Investment Co., Limited is at Torch Square South Tower 203-65, Torch Garden Road 56-58, Torch Hi-tech Zone, Xiamen, PRC.

7.3        Entities Controlled By Mr Liu

  Besides the Bidder, the Intermediate Holding Company and FGC, Mr Liu controls within the meaning of section 2 para. 5 sentence 3, para. 6 of the German Takeover Act the entities described in this Section 7.3 ("Entities Controlled By Mr Liu"). The Entities Controlled By Mr Liu do not hold controlling interests in other companies.

7.3.1    Xiamen Xiwang Development Co., Limited

  Xiamen Xiwang Development Co., Limited is a limited liability company under the laws of PRC, registered with the Market Supervision Administration of Xiamen Municipality under the number 913502000583676653. The registered address of Xiamen Xiwang Development Co., Limited is at 588, Unit 604B, Yuntong Centre, No. 95 Xiangyunyi Road, Xiamen Area District, China (Fujian) Pilot Free Trade Zone, Fujian, PRC. Its business address is at Room 804, 348 Jiahe Road, Huli District, Xiamen, PRC.

7.3.2    Xiamen Zhuiri Investment LP

  Xiamen Zhuiri Investment LP is a limited partnership under the laws of PRC, registered with the Market Supervision Administration of Xiamen Municipality under the number 913502033030794142. The registered address of Xiamen Zhuiri Investment LP is at Room 602, Block B, No. 533 Xianyue Road, Siming District, Xiamen, PRC. Its business address is at Room 6B602, 533 Xianyue Road, Siming District, Xiamen, PRC.

7.3.3    Xiamen Longwusheng Investment LP

  Xiamen Longwusheng Investment LP is a limited partnership under the laws of PRC, registered with the Market Supervision Administration of Siming District, Xiamen Municipality under the number 913502033031522639. The registered address of Xiamen Longwusheng Investment LP is at Room 602, Block B, No. 533 Xianyue Road, Siming District, Xiamen, PRC. Its business address is at Room 303, 452 Xianyue Road, Siming District, Xiamen, PRC.

7.3.4    General Energy International Holdings Limited

  General Energy International Holdings Limited is a limited company under the laws of the British Virgin Islands, registered with the register of corporate affairs of the British Virgin Islands under the number 1820884. The registered address of General Energy International Holdings Limited is at NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands. General Energy International Holdings Limited was established as a special purpose investment company to hold a shareholding in Rand Mining Ltd., an Australian listed company which explores for and produces gold through its exploration projects in Western Australia.

7.3.5    Xiamen Jiaxin Investment Development Co., Limited

  Xiamen Jiaxin Investment Development Co., Limited is a limited liability company under the laws of PRC, registered with the Market Supervision Administration of Xiamen Municipality under the number 91350200MA3464YQ91. The registered address of Xiamen Jiaxin Investment Development Co., Limited is at Room 605, Unit 2N5, Yungtong Centre, No. 95 Xiangyunyi Road, Xiamen Area District, China (Fujian) Pilot Free Trade Zone, Fujian, PRC. Its business address is at Taiwan village, 939 Xianyue Road, Siming District, Xiamen, PRC.

7.4        Persons Acting Jointly With The Bidder

  Persons acting jointly with the Bidder within the meaning of section 2 para. 5of the German Takeover Act are

  (i)
  the Additional Control Acquirors, namely Intermediate Holding Company, FGC and Mr Liu; and

  (ii)
  the Entities Controlled By Mr Liu, namely Xiamen Xiwang Development Co., Limited, Xiamen Zhuiri Investment LP, Xiamen Longwusheng Investment LP, General Energy International Holdings Limited and Xiamen Jiaxin Investment Development Co., Limited.

  (the Additional Control Aquirors and the Entities Controlled by Mr Liu collectively the "Persons Acting Jointly With The Bidder").

  The Bidder does not hold any participation in any other legal entity and hence has no subsidiaries which would otherwise be considered as persons acting in concert with the Bidder.

  Besides that there are no other persons action jointly with the Bidder within the meaning of section 2 para. 5 of the German Takeover Act.

7.5        AIXTRON Securities currently held by the Bidder or Persons Acting Jointly With The Bidder; attribution of voting rights

  On the date of the publication of this Offer Document,

  (i)
  neither the Bidder nor any Person Acting Jointly With The Bidder (in each case including Subsidiaries) directly or indirectly holds or beneficially owns AIXTRON Securities,

  (ii)
  neither the Bidder nor any Person Acting Jointly With The Bidder (in each case including Subsidiaries) holds any further financial instruments or other instruments pursuant to sections 25, 25a of the German Trading Act relating to AIXTRON, and

  (iii)
  no AIXTRON Securities are attributed to the Bidder or any Person Acting Jointly With The Bidder (in each case including Subsidiaries) according to section 30 German Takeover Act.

7.6        No obligation of the Bidder or the Additional Control Acquirors to make a mandatory takeover offer

  This Takeover Offer is also made on behalf of the Additional Control Acquirors, i.e., namely Intermediate Holding Company, FGC and Mr Liu. Thus, in case the Bidder and the Additional Control Acquirors by way of consummation of the Takeover Offer obtain control over AIXTRON within the meaning of section 29 para. 2 of the German Takeover Act, neither the Bidder nor the Additional Control Acquirors are obligated to make a mandatory takeover offer within the meaning of section 35 German Takeover Act pursuant to section 35 para. 3 of the German Takeover Act.

7.7        Particulars of securities transactions

  In the period commencing six months prior to the publication of the decision to make the Takeover Offer on 23 May 2016 and the date of publication of this Offer Document neither the Bidder nor any Person Acting Jointly With The Bidder within the meaning of section 2 para. 5 of the German Takeover Act acquired any AIXTRON Securities or entered into agreements as a result of which the transfer of ownership of AIXTRON Securities may be demanded or otherwise engaged in any transactions in the AIXTRON Securities.

7.8        Possible purchases outside of the Takeover Offer

  To the extent permissible under applicable law, in particular in accordance with rules promulgated under the U.S. Exchange Act with respect to cross-border tender offers, the Bidder and persons acting jointly with the Bidder within the meaning of section 2 para. 5 German Takeover Act (in each case including Subsidiaries) may, but as of the date of publication of this Offer Document do not intend to, acquire AIXTRON Shares outside of the Takeover Offer while the Takeover Offer is ongoing. Accordingly, the Bidder and persons acting jointly with the Bidder within the meaning of section 2 para. 5 German Takeover Act (in each case including Subsidiaries) may purchase AIXTRON Shares outside of the United States in open market purchases, private transactions or otherwise, in accordance with such U.S. Exchange Act rules. To the extent necessary under the German Takeover Law, the laws of the United States or other relevant jurisdictions, information about these acquisitions or respective agreements will be published in accordance with applicable legal provisions. The Bidder will in particular make the announcements pursuant section 23 para. 2 of the German Takeover Act in conjunction with section 14 para. 3 sentence 1 of the

  German Takeover Act, in German on the internet at http://www.grandchip-aixtron.com and in the German Federal Gazette (Bundesanzeiger). In addition, such publications will be made in English on the internet at http://www.grandchip-aixtron.com and as part of a press release.

  To the extent the Bidder or persons acting jointly with the Bidder within the meaning of section 2 para. 5 German Takeover Act (in each case including Subsidiaries) purchase AIXTRON Shares outside the Takeover Offer for a higher consideration than the Offer Consideration, the Offer Consideration increases, if required by law, accordingly.

8.           Background of the Takeover Offer

  In this Section 8, the background of the Takeover Offer is described.

8.1        General background of the Takeover Offer

8.1.1    Strategic rationale of the Takeover Offer

  The Transaction would make the Bidder the controlling shareholder of AIXTRON, one of the top equipment manufacturers for the semiconductor industry. The Bidder intends to grow AIXTRON's business profitably through strategic growth projects with research and development ("R&D") as one of the most important elements. To this effect, AIXTRON shall further strengthen its technology and intellectual property portfolio. The Transaction will improve AIXTRON's ability to compete and grow, in particular, in the PRC and allow AIXTRON to firmly establish itself as a significant supplier to, in particular, the PRC market. AIXTRON's customers will benefit from further enhancement of strong product portfolio and customer support. The Transaction is not directed at generating operative synergies between the Bidder and AIXTRON.

8.1.2    Chronicle of the business contacts prior to the announcement of the Takeover Offer

  •
  In September of 2015, while attending the China International Fair for Investment and Trade, which took place from 8 - 11 September 2015, Dr Daniel Li, Chief Executive Officer of Buttonwood Finance Ltd. ("Buttonwood"), a Hong Kong-based independent investment advisory firm, met Mr Tim Wang, General Manager of AIXTRON China Ltd. (a subsidiary of AIXTRON).

    At this event, Mr Wang gave Dr Li an introduction to AIXTRON's activities, products and market position. Dr Li expressed an interest to further understand the business of AIXTRON and asked Mr Wang to pass this information on to Mr Martin Goetzeler, Chief Executive Officer and member of the Executive Board of AIXTRON. Dr Li also agreed to provide background information on Buttonwood.

  •
  On 28 October 2015, Mr Johannes Froehling, Vice President Corporate Business Development & Strategy of AIXTRON, Mr Wang and Dr Li met in Shanghai. Mr Randy Singh, Vice President and Chief Compliance Officer of AIXTRON, participated via telephone in this meeting. At this meeting, a non-disclosure agreement with AIXTRON was signed by Dr Li. Thereafter, Mr Froehling and Mr Singh presented to Dr Li certain details of the business of AIXTRON, including certain details of its history, global presence, products, mission, values and vision. Also, Mr Froehling and Mr Singh explained the corporate governance structure of AIXTRON as well as certain factors relevant for a potential investment in AIXTRON. Mr Froehling invited Dr Li to visit AIXTRON's headquarters in Herzogenrath, Germany. At this meeting, the preliminary discussions focused primarily on a possible third party minority investment in AIXTRON by a Chinese investor to be identified.

  •
  During a business trip to Xiamen, PRC, on 25 November 2015, Mr Goetzeler met with Dr Li to follow up on the previous discussions regarding a potential minority investment in AIXTRON by a Chinese investor to be identified. At this meeting, Mr Goetzeler agreed to further consider such possibility of a minority investment in AIXTRON.

  •
  On 21 December 2015, Dr Li visited the headquarters of AIXTRON in Herzogenrath, Germany, and held a meeting with Mr Goetzeler, Mr Bernd Schulte (Chief Operating Officer and member of the Executive Board of AIXTRON), Mr Froehling and Mr Wang. At this meeting, the representatives of AIXTRON presented AIXTRON and its products in more detail. In addition, Mr Goetzeler indicated that a minority investment as previously discussed between the parties might not be possible for the time being and that a potential investor may need to consider an offer for all or a majority of the outstanding shares in AIXTRON.

  •
  On 11 January 2016, Mr Froehling informed Dr Li by email that he had instructed J.P. Morgan, who had been retained as AIXTRON's financial advisor, to have one of its representatives contact Dr Li to follow up on the current discussions.

  •
  On 15 January 2016, Dr Li had a telephone call with representatives of J.P. Morgan to discuss a potential public takeover offer for 100 per cent of the issued AIXTRON Shares.

  •
  On 16 January 2016, Dr Li presented AIXTRON for the first time as a potential investment opportunity to Mr Liu, a private investor with diversified investments in a number of sectors, with whom Dr Li was acquainted and had previously presented other potential investment opportunities. Mr Liu expressed interest in pursuing a possible acquisition of a controlling interest in AIXTRON and in appointing Buttonwood as his investment adviser.

  •
  On 25 January 2016, there was a further call between Dr Li and representatives of J.P. Morgan in which questions regarding potential financing sources were addressed.

  •
  On 29 February 2016, Dr Li provided J.P. Morgan with certain details with regard to Mr Liu as a potential investor and informed J.P. Morgan that there had been talks with Sino IC Leasing Co. Ltd. as a potential financing source to arrange debt facilities to finance a takeover offer in relation to AIXTRON.

  •
  On 2 March 2016, FGC, a limited partnership established to pursue the potential investment in AIXTRON in which Mr Liu holds a controlling interest and is the sole general partner, engaged Buttonwood to serve as investment adviser with respect to the potential investment in AIXTRON.

  •
  On 8 March 2016, Dr Li submitted, on behalf of FGC, a preliminary non-binding, indicative letter to express FGC's interest in exploring a 100 per cent acquisition of all outstanding AIXTRON Shares at a price of EUR 5.89 per share. The preliminary non-binding indicative letter was not accepted by AIXTRON and thereafter, the parties exchanged ideas on pricing and certain other key terms for any acquisition.

  •
  On 14 March 2016, J.P. Morgan was informed by email from a representative of Paul Hastings LLP, legal adviser to FGC, about an increase in the potential offer price for all of AIXTRON's issued shares to EUR 6.05 per AIXTRON Share, subject to certain assumptions including a minimum acceptance threshold of 75 per cent of AIXTRON's share capital in the Takeover Offer.

  •
  On 17 March 2016, in a telephone call, Dr Li provided J.P. Morgan with further details with regard to Mr Liu and the potential sources of funding for the Takeover Offer.

  •
  On 22 March 2016, a meeting was set up between Dr Li and representatives of Sino IC Leasing Co. Ltd. and AIXTRON in Shanghai, PRC. Mr Kim Schindelhauer, Chairman of the Supervisory Board of AIXTRON, Mr Goetzeler, Mr Froehling, Mr Wang and two advisors from J.P. Morgan attended the meeting on behalf of AIXTRON. Further, representatives of Deutsche Bank AG, who had been retained as FGC's financial adviser, attended the meeting. In this meeting, the representatives of AIXTRON gave a company presentation including, among other things, an introduction to products, market position, expected market growth and company financial data. Also, the parties expressed their views on a potential transaction timeline, potential approval procedures, potential financing structure and potential pricing for the acquisition of all outstanding AIXTRON Shares with a minimum acceptance condition of 75 per cent.

  •
  On 30 March 2016, FGC and AIXTRON entered into a confidentiality agreement. Buttonwood signed a letter of adherence to the confidentiality agreement. FGC was permitted to conduct a limited due diligence investigation on AIXTRON until 22 April 2016.

  •
  On 12 and 13 April 2016, further meetings took place in the offices of J.P. Morgan in Shanghai, PRC, which were attended by Mr Liu, Dr Li, Mr Goetzeler, Mr Froehling and Mr Wang. In these meetings, certain topics related to a potential business combination agreement and a potential post-acquisition strategy were discussed, particularly with respect to employee retention and customer needs.

  •
  On 3 and 4 May 2016, Mr Liu and Dr Li met with Mr Schindelhauer, Prof Dr Wolfgang Blättchen (Deputy Chairman of the Supervisory Board of AIXTRON), Mr Goetzeler, Mr Schulte and Mr Froehling in Frankfurt am Main, Germany, to provide their initial feedback to a draft business combination agreement that had been prepared by White & Case LLP, acting as AIXTRON's legal advisor, and provided to FGC at the end of April 2016.

  •
  On 5 May 2016, Mr Liu, Dr Li and representatives of Sino IC Leasing Co. Ltd. conducted a site visit at the headquarters of AIXTRON in Herzogenrath, Germany.

  •
  Thereafter, several further discussions on the initial draft of the business combination agreement took place, including the following:

  -
  On 13 May 2016, Dr Li, Mr Liu, Mr Goetzeler and Mr Schindelhauer had a telephone conversation regarding certain key details of the proposed offer. Following further discussions on a number of items, FGC and AIXTRON reached an agreement for an offering for 100 per cent of the AIXTRON Shares at a price of EUR 6.00 per AIXTRON Share, with a minimum acceptance threshold of 60 per cent of AIXTRON's issued shares. No agreement was reached on certain other key terms such as a break-up fee and related conditions. Resolving these terms was a prerequisite for Bidder to be willing to launch a takeover offer.

  -
  On 20 May 2016, another follow-up telephone conversation among Dr Li, Mr Liu, Mr Goetzeler and Mr Schindelhauer took place to attempt to negotiate the terms of a break-up fee and an escrow account as collateral for such break-up fee. In the course of the conversation, further open issues were settled.

  -
  From 21 May 2016 until the early morning of 23 May 2016, the remaining outstanding issues, particularly with respect to the details and security of a break-fee, were discussed and agreed. Immediately thereafter, on 23 May 2016 at 6:30 a.m. local time Frankfurt am Main, Germany, the business combination agreement was signed at the headquarters of AIXTRON in Herzogenrath, Germany.

8.2        Business combination agreement

  On 23 May 2016, AIXTRON, AIXTRON China Ltd., the Bidder, FGC and Mr. Liu entered into a business combination agreement ("BCA") which outlines certain parameters and the mutual understanding of the Bidder and AIXTRON regarding this Takeover Offer and its implementation as well as of certain future steps regarding the further development of the business of AIXTRON. The material terms of the BCA are summarized or referred to below.

  The Offer Conditions set forth in the BCA are already set forth under Section 4.2 in the Offer Document. Similarly, certain joint strategic objectives of the parties to the BCA regarding (i) the continuation and support for AIXTRON's strategy, (ii) the intention to maintain the current operations and organizational structure of AIXTRON, (iii) the corporate governance of AIXTRON, (iv) the commitment to maintain and strengthen the workforce and (v) the maintenance of the registered office of business of AIXTRON are set forth under Sections 9.1, 9.2 (para. 1 through 3), 9.4, 9.5, and 9.6 below.

8.2.1    General support and cooperation by AIXTRON

  The BCA contains an undertaking by the Executive Board and the Supervisory Board to support the Takeover Offer and to recommend it to the AIXTRON Shareholders ("Recommendation"). This undertaking is subject to a market standard fiduciary out.

8.2.2    Non-solicitation; superior company proposal

  The BCA contains a no solicitation clause. The no solicitation clause provides that AIXTRON shall not actively solicit a third party to launch a competing offer or support a third party offer which is not at least as or more favorable to AIXTRON subject to certain fiduciary outs in case of an unsolicited superior offer.

  Under the BCA, AIXTRON must inform the Bidder without undue delay if it has become aware of any third party offer and if it has determined that a third party offer is more favorable to AIXTRON and AIXTRON Shareholders than the Takeover Offer. If a third party launches a competing offer, AIXTRON must not withdraw its Recommendation nor recommend such third party offer unless (i) such third party offer is cleared by BaFin, (ii) the Executive Board, acting reasonably and in good faith, determines that such third party offer is more favorable to AIXTRON and AIXTRON Shareholders than the Takeover Offer, and (iii) the Bidder has not amended the Takeover Offer within five (5) business days (defined in the BCA as any day other than a Saturday, Sunday or other day on which banks in Herzogenrath, Germany, are generally closed) following information by AIXTRON in a way that, in the view of the Executive Board, makes the Takeover Offer at least as or more favorable to AIXTRON and AIXTRON Shareholders than such third party offer (a third party offer meeting the criteria under clauses (i) to (iii), a "Superior Offer"). If the Bidder does not amend its Takeover Offer pursuant to clause (iii) above, the Executive Board may then, but only after the expiration of the period set forth in clause (iii) above, support and recommend the Superior Offer and withdraw its Recommendation for the Takeover Offer.

  Under the BCA, a penalty of EUR 10 million has to be paid in immediately available funds within five (5) business days (defined in the BCA as any day other than a Saturday, Sunday or other day on which banks in Herzogenrath, Germany, are generally closed) in favor of the Bidder if AIXTRON or its representatives were to (i) violate the no solicitation undertaking, (ii) fail to support the Takeover Offer, or (iii) support a third party offer that is not a Superior Offer.

  Furthermore, AIXTRON shall not furnish any third party with confidential information other than in the ordinary course of business that may be used for certain transactions that might compete with the Takeover Offer.

8.2.3    Termination

  The BCA has a term of 3.5 years from the completion of the Takeover Offer and automatically terminates thereafter.

  The BCA may be terminated under certain circumstances, including by:

  (i)
  either party of the BCA if the Takeover Offer is prohibited by any competent governmental authority or court in a final and non-appealable decision;

  (ii)
  AIXTRON if settlement of the Takeover Offer does not occur by 31 March 2017; or

  (iii)
  the Bidder if the Recommendation is not issued, notwithstanding the fact that the Bidder has met all of its obligations under the BCA and that there is no Superior Offer.

  Written notice of any termination must be made within twenty (20) business days (defined in the BCA as any day other than a Saturday, Sunday or other day on which banks in Herzogenrath, Germany, are generally closed) of the terminating party becoming aware of the event giving rise to the termination right.

8.2.4    Break fee

  The BCA contains a break fee in an amount of EUR 25 million in favor of AIXTRON

  (i)
  in case the Takeover Offer is not consummated as a result of a failure by the Bidder to finance or settle the Takeover Offer although it is obliged to do so;

  (ii)
  if the Takeover Offer cannot or is not settled as a result of the failure by Bidder to obtain certain Chinese or German regulatory approvals, namely from NDRC, MOFCOM and/or SAFE in PRC and the BMWi in Germany, by 31 December 2016 or failure to accept and comply with obligations and conditions imposed by the relevant regulatory authority that do not result in a Regulatory MAE; or

  (iii)
  if the Bidder has not published the Offer Document on the terms of the offer in accordance with the time limitations set forth in the German Takeover Act.

9.           Intentions of the Bidder and the Additional Control Acquirors

  In this Section 9 the intentions of the Bidder are described. Since the Additional Control Acquirors share the intentions of the Bidder, the intentions described in this Section 9 also reflect the intentions of the Additional Control Acquirors.

  The Bidder has set out its intentions with regard to AIXTRON as described in the following Sections 9.1, 9.2 (para. 1 through 3), 9.4, 9.5, and 9.6 also in the BCA.

9.1        Future business activities of AIXTRON

  The Bidder wishes to pursue the following objectives with respect to AIXTRON's future business and operations:

  •
  to strengthen the position of AIXTRON in areas in which AIXTRON currently conducts business with its existing customers;

  •
  to enhance and further strengthen the role of AIXTRON as one of the world's leading equipment manufacturer for the semiconductor industry;

  •
  to raise the long-term value of AIXTRON;

  •
  to reflect that the Transaction is predicated upon future growth and increasing demand for AIXTRON's products in the PRC and globally which the Bidder and AIXTRON wish to unleash.

  The Bidder further intends to promote AIXTRON as a leading equipment manufacturer for the semiconductor industry and will support AIXTRON in capitalizing on future market opportunities and the expansion of AIXTRON's market position. The Bidder is committed to maintaining AIXTRON's focus on profitability and cash surplus. Also, the Bidder generally intends to participate in future capital measures of AIXTRON to fund investments in line with AIXTRON's profitable growth strategy.

  The Bidder generally intends to grow AIXTRON's business profitably through continuing investments and strategic growth projects in the following key areas:

  •
  research and development and engineering (e.g., new developments of MOCVD and other complex material deposition equipment in order to drive the material play in an established industry like semiconductor);

  •
  mergers and acquisitions in order to strengthen AIXTRON's portfolio and market position;

  •
  recruiting of qualified and "best of class" employees.

  In addition, the Bidder intends to pursue a defined and successful strategy based on the following initiatives:

  •
  focus on existing and potential customers, including, but not limited to, Korea, the United States, Taiwan and Europe;

  •
  penetration of the growing PRC market.

  Furthermore, the Bidder agreed with AIXTRON to continue the defined strategies and roadmaps of deposition technologies for ALD and MOCVD, TFOS, OVPD, PVPD and PECVD and emerging technologies/applications (PECVD for Graphene and CNT) with the identified global key customers. In order to execute the defined roadmap together with these customers during the term of the BCA

  •
  it will not transfer AIXTRON's research and development competency and related locations, as well as AIXTRON's existing technology out of the existing technology centers; and

  •
  subject to Section 9.5, AIXTRON's production facilities shall generally be maintained and AIXTRON's employees shall generally not be relocated from the United States, United Kingdom and Germany.

  The Bidder intends to constantly review AIXTRON's supply chain and global footprint to create customer benefits and add value to the business (with focus on mature product groups) as well as to review other core processes of AIXTRON's business (e.g., engineering, marketing & sales, strategy planning).

  The Bidder does not have further intentions regarding the future business activities of AIXTRON.

9.2        Future use of assets and intellectual property of AIXTRON; Protection of customer information

  The Bidder does not have the intention to, or intend to cause AIXTRON to, divest parts of its current business operations or assets.

  The Bidder acknowledges that AIXTRON owns several international brands including certain registered and pending trademarks in the United States, PRC, Europe, United Kingdom, Germany, South Korea and Taiwan. The Bidder intends that the names of AIXTRON as well as the operative brands and company names will not change after a successful Takeover Offer.

  Given AIXTRON's strong technology and intellectual property portfolio and their importance for AIXTRON's business and growth strategy, the Bidder is committed to AIXTRON's research and development capabilities in Herzogenrath (Germany), Cambridge (United Kingdom) and Sunnyvale (United States). AIXTRON and its subsidiaries shall prosecute, maintain and enforce their intellectual property portfolio and further develop and strengthen their technology, each of the foregoing, which shall remain vested with AIXTRON and its subsidiaries, including in Germany.

  The Bidder will fully respect the intellectual property of the AIXTRON Group (the "AIXTRON IP") and its research and development undertakings. The Bidder acknowledges that the AIXTRON IP will remain with (and be solely used by) the AIXTRON Group.

  The Bidder recognizes the excellent and long-term relationship that AIXTRON has developed with its customers. The Bidder considers these customer relationships to be pivotal for AIXTRON's ongoing success and fully acknowledges the sensitivity of the customer information and is committed to fully respect and support the protection of the customer information by a ring-fencing mechanism in order to guarantee the confidential treatment of customer data to preserve AIXTRON's relationships with its first-class customers.

  The Bidder does not have further intentions regarding the future use of assets and intellectual property of AIXTRON.

9.3        Future obligations of AIXTRON

  The Bidder intends to expand AIXTRON Group's current operations to the extent practicably possible. After settlement of this Takeover Offer, the Bidder and AIXTRON intend to analyse comprehensively the new business opportunities and measures for the further expansion of markets and products, together with the management of AIXTRON. There are no intentions of the Bidder to divest any of the sub-activities of AIXTRON Group. As described in more detail in Section 9.7, following the consummation of the Takeover Offer, the Bidder does not intend to enter into a domination and profit and loss transfer agreement with the Bidder as the dominating company and AIXTRON as the dominated company pursuant to sections 291 et seq. of the Stock Corporation Act.

  The Bidder does not have further intentions regarding future obligations of AIXTRON.

9.4        Boards of AIXTRON

9.4.1    Executive Board

  The Bidder has full trust and confidence in the current members of the Executive Board and has no intention to support any action aiming at the removal of its current members or the termination of any corresponding service agreement. The Bidder will fully support the AIXTRON Executive Board during the integration phase following the Takeover Offer.

9.4.2    Supervisory Board

  The Supervisory Board shall continue to consist of six members, save for any changes required by law. However, it is intended that the Bidder, FGC and Mr Liu have a representation on the Supervisory Board which adequately reflects the Bidder's shareholding in AIXTRON. Thus, it is intended that immediately following the resignation of four members of the Supervisory Board, the Executive Board will apply to the local court (Amtsgericht) of Aachen for at least four candidates nominated by the Bidder to be appointed as new members of the Supervisory Board.

  The Bidder does not have further intentions regarding the Executive Board and the Supervisory Board of AIXTRON.

9.5        Employees, terms and conditions of employment and employee representation

  The Bidder views the Transaction as a unique opportunity for growth and expansion of AIXTRON's workforce. The Transaction is not directed towards cost reductions or layoffs to the detriment of AIXTRON's personnel. The Bidder has the intention that the opening of new production sites close to AIXTRON's clients will be considered.

  Given AIXTRON's multinational structure, including in such markets in which the Bidder does not yet have any exposure or expertise, the Bidder will heavily rely on the competence and commitment of AIXTRON's employees. Therefore, the Bidder is fully committed to retain and further strengthen AIXTRON's employment base and talent, all subject to market conditions and strategic goals to be determined in the future together with AIXTRON and its management. The Bidder generally plans to grow AIXTRON's business and, in line with that, workforce by hiring qualified experts on an international scale, in particular in the area of technologies and innovations as well as manufacturing processes.

  In light of the growth strategy for the Chinese market, the Bidder intends to expand AIXTRON's local set up in the PRC (including AIXTRON's local application lab).

  The Bidder acknowledges that the excellence of AIXTRON's workforce is essential for the successful execution of the strategy and will continue AIXTRON's approach of constant productivity improvement.

  The Bidder does not have further intentions regarding employees, terms and conditions of employment and employee representation of AIXTRON.

9.6        Registered office of AIXTRON; location of material parts of the business

  The Bidder intends to maintain and to expand AIXTRON's current operations and organizational structure to the extent practicably possible. This includes AIXTRON Group's international operations and sites. AIXTRON's legal domicile, headquarter and operations will remain in Herzogenrath, Germany.

  AIXTRON has initiated certain steps towards reorganizing its corporate functions. Subject to constant review and alignment to the changing business and industry environment, the Bidder intends to continue to pursue and complete the steps initiated by AIXTRON prior to this Takeover Offer.

  The Bidder will maintain and potentially expand the existing global set up with three leading technology hubs in Germany, United Kingdom and the United States leveraging their close proximity to leading high tech eco-systems and the core markets for AIXTRON's technology. Further international technology hubs may be established. To preserve AIXTRON's role as a leading technology firm and frontrunner on innovation, the Bidder will enable AIXTRON to further invest, in particular, in Herzogenrath, Germany, as well as in the Silicon semiconductor activities in Sunnyvale, California, United States, but also in other locations (including the United Kingdom), to drive its research and development and sales activities.

  The Bidder does not have further intentions regarding the registered office of AIXTRON and the location of material parts of the business of AIXTRON.

9.7        Possible structural measures

  Even if, following the completion of the Transaction, the Bidder directly or indirectly holds a sufficient number of AIXTRON Shares, it is not planned by the Bidder to enter into a domination and profit and loss transfer agreement with the Bidder as the dominating company and AIXTRON as the dominated company pursuant to sections 291 et seq. of the Stock Corporation Act. The Bidder may consider, insofar as economically reasonable at the relevant time, to request a transfer of the AIXTRON Shares held by the outside AIXTRON Shareholders in exchange for an appropriate cash compensation (squeeze-out). As a result of a squeeze-out, a mandatory delisting of the AIXTRON Shares would occur. In addition, the Bidder may consider the benefits of an application for a delisting of the AIXTRON Shares.

  The BCA foresees that nothing therein shall be taken to prevent any of the parties to the BCA to seek to enter into and/or to adopt resolutions in favor of any enterprise agreements pursuant to section 291 Stock Corporation Act, merger under the German Transformation Act (Umwandlungsgesetz – "German Transformation Act"), change of corporate form under the German Transformation Act, squeeze-out under the Stock Corporation Act or the German Takeover Act, merger squeeze-out under the German Transformation Act or integration under the Stock Corporation Act in relation to AIXTRON and/or the Bidder. Following any merger of AIXTRON and the Bidder, all stipulations in the BCA on rights and obligations of AIXTRON shall apply to the merged company accordingly.

9.8        Future business activities of the Bidder and the Additional Control Acquirors

  Except for Mr Liu, who holds controlling stakes in the entities listed in Section 7.3 and in addition thereto engages in certain non-controlling investments, the Bidder and the Additional Control Acquirors currently have no business activities. Following completion of the Takeover Offer, the Bidder, the Intermediate Holding Company and FGC will at first administer its direct participation, or indirect participation, respectively, in AIXTRON.

  Beyond the consequences described in Sections 8 and 9, the Bidder and the Additional Control Acquirors do not plan to change their business activities as a consequence of the Transaction, in particular with regard to the location of material parts of their businesses or their registered offices, the use of their assets (except for the effects of the Transaction on the financial position and financial results of the Bidder and the Additional Control Acquirors as described in Section 14), their future obligations, their employees, employee representations and employment conditions and the members of their management bodies.

10.        Explanation of the determination of the Offer Consideration

10.1     Minimum consideration

  The minimum value per AIXTRON Share to be offered to the AIXTRON Securityholders must at least equal the higher of the following two thresholds:

  (i)
  The weighted average national (i.e., German) stock exchange price of the AIXTRON Shares during the last three months prior to the publication of the Bidder's decision to make this Takeover Offer on 23 May 2016 pursuant to section 10 of the German Takeover Act (the "Three-Months-Average-Stock Exchange-Price"), and

  (ii)
  The highest value which the Bidder, a person acting in concert with the Bidder within the meaning of section 2 para. 5 of the German Takeover Act or their subsidiaries, have paid or agreed to pay for the acquisition of AIXTRON Shares during the last six months prior to the publication of the Offer Document on 29 July 2016 pursuant to section 14 para. 2 sentence 1 of the German Takeover Act (the "Six-Months-Maximum-Price").

  Neither the Bidder nor any Person Acting Jointly With The Bidder within the meaning of section 2 para. 5 of the German Takeover Act nor their subsidiaries have, during the relevant period prior to the publication of this Offer Document, acquired AIXTRON Securities or agreed to acquire AIXTRON Securities.

  The Three-Months-Average-Stock Exchange-Price as provided by BaFin to the Bidder for the relevant record date 22 May 2016 is EUR 3.98. The Offer Consideration exceeds the minimum price by EUR 2.02. This corresponds to a premium of 50.7 per cent.

10.2     Offer Consideration

  The Bidder has fixed the Offer Consideration at EUR 6.00 per AIXTRON Share.

10.3     Adequacy of the Offer Consideration

  In light of the facts and figures outlined in Sections 10.1 to 10.3, the Bidder is convinced that the Offer Consideration of EUR 6.00 per AIXTRON Share is adequate within the meaning of section 31 para. 1 of the German Takeover Act.

10.3.1 Stock exchange price

  The principal trading market for the AIXTRON Shares is the FSE, where the shares trade under the symbol "AIXA" in Euro. The AIXTRON ADSs, each of which represents one AIXTRON Share, trade on the NASDAQ under the symbol "AIXG" in USD.

  Generally, the stock exchange price is a common basis on which to determine the adequate offer consideration for the securities in a public tender offer. The German legislator places significant importance on the stock exchange price of a target company for determining the adequacy of the offered consideration. Comparing the offered consideration with historical stock exchange prices of the target company is also an understandable and adequate measurement for assessing the appropriateness of the offered consideration. The source for the stock exchange prices stated hereinafter is Bloomberg, function ANR <GO>, Ticker AIXA GY.

  AIXTRON Shareholders were able to sell their shares via the stock exchange and indeed sold AIXTRON Shares via the stock exchange. The trading volume and the liquidity of the AIXTRON Shares were and are sufficiently high, and the AIXTRON Shares were held up to publication of this Takeover Offer in sufficiently high free float as defined in section 2.3 of the "Guide to the Equity Indices of Deutsche Börse", i.e., are freely tradable shares of AIXTRON that are not held in fixed ownership. Thus, in the present case the stock exchange price may serve as a relevant reference figure to determine the adequate offer consideration for AIXTRON Shares.

  Taking into account the closing price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 20 May 2016 (the last trading day prior to the publication of the decision to launch the Takeover Offer) of EUR 4.79, the Offer Consideration contains a premium for the accepting shareholders of 25.3 per cent.

  Furthermore, for the accepting shareholders, the Offer Consideration of EUR 6.00 per AIXTRON Share contains the following premia over the stock market-prices listed below:

  (i)
  Approximately 50.7 per cent above the EUR 3.98 three months volume weighted average price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 20 May 2016 (three months prior to the publication of the decision to launch the Takeover Offer).

  (ii)
  Approximately 53.4 per cent above the EUR 3.91 unaffected closing price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 30 March 2016. Following 30 March 2016 the first rumors regarding a potential acquisition of AIXTRON were taken up by market participants.

  (iii)
  Approximately 45.6 per cent above the EUR 4.12 closing price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 10 December 2015, one day post San´an order reduction announcement.

  (iv)
  Approximately 55.4 per cent above the EUR 3.86 lowest December 2015 closing price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 14 December 2015.

  (v)
  Approximately 103.3 per cent above the EUR 2.95 lowest year-to-date closing price for AIXTRON Shares on the XETRA electronic trading system of the FSE on 8 February 2016.

  Compared to the closing prices for AIXTRON Shares on the XETRA electronic trading system of the FSE (as mentioned above), the Offer Consideration exceeds the valuations of AIXTRON Shares by the capital market. With EUR 6.00 per AIXTRON Share, the Bidder set an Offer Consideration which, from the Bidder's perspective, represents an attractive premium over the historic closing prices for AIXTRON Shares. The Bidder considers that these premia are particularly attractive given AIXTRON's significant cash balance.

10.3.2 Published target shares prices for AIXTRON Shares

  Furthermore, comparing the Offer Consideration of EUR 6.00 per AIXTRON Share with target share prices for AIXTRON Shares at the time twelve-months from the date of publication, published by equity research analysts during the last three months prior to the publication of the decision to launch the Takeover Offer, in the Bidder's view, the Offer Consideration implies an attractive premium. Equity research analysts who have published target share prices for in twelve-months from the date of publication, updated within the last three months prior to the publication of the decision to launch the Takeover Offer, suggest an average price of EUR 4.31 per AIXTRON Share as published on Bloomberg on 20 May 2016. The Offer Consideration of EUR 6.00 results in a premium of 39.2 per cent compared to the average twelve-month target share price for AIXTRON Shares published by equity research analysts.

  On 20 May 2016, the following target share prices have been published by equity research analysts on Bloomberg.

Name	Date	Target share price

Liberum	11/05/2016	6.00
Kepler Cheuvreux	11/05/2016	6.00
Exane BNP Paribas	03/05/2016	5.30
Deutsche Bank	27/04/2016	3.70
Natixis	27/04/2016	2.40
Montega	27/04/2016	3.10
Berenberg	27/04/2016	5.00
DZ Bank AG	26/04/2016	4.00
Bankhaus Lampe	26/04/2016	4.00
Baader-Helvea	26/04/2016	3.50
Steubing AG	26/04/2016	7.50
Morgan Stanley	26/04/2016	4.20
Hauck & Aufhaeuser	26/04/2016	3.90
Oddo Seydler Bank AG	26/04/2016	4.50
Independent Research	26/04/2016	3.00
Equinet	26/04/2016	4.00
J.P. Morgan	25/04/2016	4.50
M.M. Warburg	21/04/2016	3.90
Commerzbank	20/04/2016	4.00
Quirin Bank AG	15/04/2016	3.80

Average		4.31

  (source: Bloomberg, function ANR <GO>, ticker AIXA GY)

10.3.3 Adequacy of the Offer Consideration

  In light of the above mentioned stock exchange prices and the published target share prices for the AIXTRON Share, the Bidder considers the Offer Consideration for AIXTRON Shares to be attractive.

  The Bidder has determined the adequacy of the Offer Consideration by reference to historical stock exchange prices for the AIXTRON Shares. The comparisons of the Offer Consideration with historical stock exchange prices presented in Section 10.3.1 of the Offer Document demonstrate that the Offer Consideration significantly exceeds the valuation of the AIXTRON Shares by the capital market prior to the publication of the Bidder's decision to make the Takeover Offer and that the Offer Consideration includes a substantial premium to historical stock exchange prices.

  In addition, the comparison of the Offer Consideration with the expectation of the market for the development of the price of the AIXTRON Share as expressed by the published target share prices in the view of the Bidder shows that the Offer Consideration is attractive. In addition, the amount of the Offer Consideration reflects the result of negotiations with AIXTRON.

  Therefore, the Bidder regards these methods of evaluating the adequacy of the Offer Consideration as appropriate for the Takeover Offer and the Offer Consideration. Beyond that, the Bidder has not applied any other valuation methods to determine the Offer Consideration.

10.4     No compensation for loss of certain rights

  The AIXTRON AoA do not provide for the application of section 33b para. 2 of the German Takeover Act. Therefore, the Bidder is not obliged to pay any compensation pursuant to section 33b para. 5 of the German Takeover Act.

11.        Acceptance and settlement of the Takeover Offer

  AIXTRON ADSs representing AIXTRON Shares are listed on the NASDAQ. The AIXTRON ADSs may be evidenced by AIXTRON ADRs. One AIXTRON ADS represents one AIXTRON Share. This Takeover Offer is made to AIXTRON Shareholders as well as AIXTRON ADS Holders (with regard to their AIXTRON Shares represented by their AIXTRON ADSs). There are different procedures for the acceptance and settlement of the Takeover Offer with respect to AIXTRON Shareholders and AIXTRON ADS Holders. The acceptance of the Takeover Offer by AIXTRON Shareholders is governed solely by the terms and conditions set forth under Section 11.1. The acceptance and settlement of the Takeover Offer by the AIXTRON ADS Holders is governed solely by the terms and conditions set forth under Section 11.2.

  The Bidder requested relief from the requirements of the U.S. Exchange Act and the rules and regulations promulgated thereunder, to enable payment of the Offer Consideration in the manner described hereafter (see also Section 20).

11.1     Acceptance by AIXTRON Shareholders and settlement of the Takeover Offer

  AIXTRON Shareholders who wish to accept the Takeover Offer should contact their Custodian Bank with any questions about the technical aspects of the acceptance of the Takeover Offer and its settlement. The Custodian Banks will be informed separately about the procedures for the acceptance and settlement of the Takeover Offer.

11.1.1  Central Settlement Agent

  The Bidder has appointed Deutsche Bank AG, GSS/Issuer Services, Post-IPO Services, Taunusanlage 12, 60325 Frankfurt am Main, Germany ("Central Settlement Agent") to act as central settlement agent in connection with the Takeover Offer.

11.1.2 Acceptance of the Takeover Offer

  AIXTRON Shareholders may only accept the Takeover Offer by declaring acceptance of the Takeover Offer in written form (Textform) (the "Declaration of Acceptance") before the expiration of the Acceptance Period vis-à-vis the investment services enterprise maintaining the relevant shareholder's securities account (the "Custodian Bank").

  Until transfer of the AIXTRON Shares in relation to which the Takeover Offer has been accepted within the Acceptance Period (the "AIXTRON Tendered Shares") in the securities account of the Central Settlement Agent with Clearstream Banking AG, Frankfurt am Main, Germany ("Clearstream") the AIXTRON Shares specified in the Declaration of Acceptance remain to the respective securities account of the accepting AIXTRON Shareholders, but are re-booked to a different International Securities Identification Number ("ISIN") at Clearstream and in the securities account of the accepting AIXTRON Shareholder and thus identified as AIXTRON Tendered Shares (ISIN DE000A2BPYT0).

  The Declaration of Acceptance will only become effective upon the AIXTRON Tendered Shares having been re-booked to the relevant ISIN in time. As a prerequisite, the Declaration of Acceptance must be delivered to the relevant Custodian Bank within the Acceptance Period.

  If a Declaration of Acceptance has been delivered to the relevant Custodian Bank within the Acceptance Period, the re-booking of the AIXTRON Shares will be considered to have been performed in time if the re-booking at Clearstream has occurred no later than 18:00 hrs local time Frankfurt am Main, Germany, or 12:00 p.m. local time New York, United States, respectively, on the second Banking Day following the expiration of the Acceptance Period. Such re-bookings are to be arranged for by the Custodian Bank without undue delay after receipt of the Declaration of Acceptance.

11.1.3 Further declarations by AIXTRON Shareholders accepting the Takeover Offer

  By accepting the Takeover Offer pursuant to Section 11.1.2:

  (i)
  the accepting AIXTRON Shareholders instruct and authorise their respective Custodian Bank and any intermediate custodian of the relevant AIXTRON Tendered Shares:

  (a)
  to leave the AIXTRON Tendered Shares in the securities account of the accepting AIXTRON Shareholder for the time being, but to cause them to be re-booked under ISIN DE000A2BPYT0 at Clearstream;

  (b)
  to itself instruct and authorise Clearstream to make the AIXTRON Tendered Shares available to the Central Settlement Agent on its securities account held with Clearstream for transfer of ownership to the Bidder following the expiration of the Acceptance Period – subject to the satisfaction of the Offer Conditions, unless the Bidder has effectively waived one or several Offer Conditions;

  (c)
  to itself instruct and authorise Clearstream to transfer ownership of the AIXTRON Tendered Shares (ISIN DE000A2BPYT0) – subject to the satisfaction of the Offer Conditions, unless the Bidder has effectively waived one or several Offer Conditions – in each case including all rights attaching thereto, in particular the dividend entitlement at the time this Takeover Offer is settled, to the Bidder simultaneously with (Zug um Zug gegen) payment of the Offer Consideration for the relevant AIXTRON Tendered Shares to the account of the relevant Custodian Bank with Clearstream in accordance with the provisions of the Takeover Offer;

  (d)
  to itself instruct and authorise any intermediate custodians of the relevant AIXTRON Tendered Shares and Clearstream to make available to the Bidder or to the Central Settlement Agent all information necessary for declarations and publications of the Bidder pursuant to the German

      Takeover Act, in particular to inform the Bidder, on each stock exchange trading day during the Acceptance Period, of the number of AIXTRON Shares re-booked under ISIN DE000A2BPYT0; and

    (e)
    to forward the Declaration of Acceptance and, if applicable, a declaration of withdrawal with regard to the Takeover Offer to the Central Settlement Agent, upon request;

  (ii)
  the accepting AIXTRON Shareholders instruct and authorise their respective Custodian Bank and the Central Settlement Agent, in each case with an exemption from the prohibition of contracting with oneself pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to take all steps and to make and receive all declarations necessary or expedient for the settlement of this Takeover Offer in accordance with this Offer Document, and in particular to procure the transfer of ownership of the AIXTRON Tendered Shares to the Bidder;

  (iii)
  the accepting AIXTRON Shareholders declare that:

  (a)
  unless expressly stated otherwise in written form (Textform) in the Declaration of Acceptance, they accept the Takeover Offer for all AIXTRON Shares held in their securities account with the Custodian Bank at the time at which they declare their acceptance of the Takeover Offer;

  (b)
  at the time of transfer of ownership to the Bidder, the AIXTRON Shares in respect of which they are accepting the Takeover Offer are in their sole ownership and free from rights and claims of third parties;

  (c)
  they are transferring their AIXTRON Tendered Shares to the Bidder simultaneously with (Zug um Zug gegen) payment of the Offer Consideration into the account of the relevant Custodian Bank with Clearstream subject to the condition precedent that the Acceptance Period has expired and the Offer Conditions have been fulfilled or effectively waived.

  In the interest of a smooth and prompt settlement of the Takeover Offer, the instructions, declarations, mandates, powers and authorizations listed in Sections 11.1.3(i) to 11.1.3(iii) are granted irrevocably by the accepting AIXTRON Shareholders, subject only to the right of withdrawal discussed in Section 15 or failure of an Offer Condition. The claim for delivery of the declaration of withdrawal shall remain valid even following a valid withdrawal.

11.1.4 Legal consequences of acceptance

  Upon acceptance of the Takeover Offer, an agreement on the sale of the AIXTRON Tendered Shares to the Bidder against payment of the Offer Consideration for the relevant number of AIXTRON Tendered Shares is entered into between the Bidder and each accepting AIXTRON Shareholder on the terms and conditions set forth in this Offer Document. This contract shall be governed by and construed exclusively in accordance with German law.

  By accepting the Takeover Offer, the accepting AIXTRON Shareholder and the Bidder at the same time agree on the transfer of title to the AIXTRON Tendered Shares to the Bidder in accordance with the terms and conditions set forth in this Offer Document. The ownership of the AIXTRON Tendered Shares is transferred simultaneously with (Zug um Zug gegen) the payment of the Offer Consideration for the relevant number of AIXTRON Tendered Shares into the account of the relevant Custodian Bank with Clearstream.

  The transfer of the AIXTRON Tendered Shares will only take place following the expiration of the Acceptance Period and the satisfaction or waiver of the Offer Conditions as described in Section 11.1.6.

  Upon transfer of title to the AIXTRON Tendered Shares to the Bidder, all rights associated with these shares at the time of the settlement of the Takeover Offer (in particular the dividend entitlement) shall transfer to the Bidder.

  Furthermore, by accepting the Takeover Offer, the accepting AIXTRON Shareholder irrevocably makes the declarations, instructions, orders and authorizations set out in Section 11.1.3.

11.1.5 Acceptance during the Additional Acceptance Period

  Sections 11.1.1 through 11.1.4 shall apply accordingly to the acceptance of the Takeover Offer for AIXTRON Shares during the Additional Acceptance Period, subject to the following terms:

  (i)
  AIXTRON Shares for which the Takeover Offer is accepted pursuant to the terms and conditions of this Offer Document during the Additional Acceptance Period ("AIXTRON Subsequently Tendered Shares") shall be booked to ISIN DE000A2BPSF1; and

  (ii)
  if a Declaration of Acceptance has been delivered to the relevant Custodian Bank within the Additional Acceptance Period, the re-booking of the AIXTRON Shares will be considered to have been performed in time if the re-booking at Clearstream has occurred no later than 18:00 hrs local time Frankfurt am Main, Germany, or 12:00 p.m. local time New York, United States, respectively, on the second Banking Day following the expiration of the Additional Acceptance Period. Such re-bookings are to be arranged for by the Custodian Bank without undue delay after receipt of the Declaration of Acceptance.

  The transfer of the AIXTRON Subsequently Tendered Shares will only take place following the expiration of the Additional Acceptance Period and the satisfaction or waiver of the Offer Conditions as described in Section 11.1.7.

  AIXTRON Shareholders intending to accept the Takeover Offer during the Additional Acceptance Period should contact their Custodian Bank with any queries they may have about the technical aspects of the Takeover Offer and its settlement.

11.1.6 Settlement of the Takeover Offer and receipt of the Offer Consideration for AIXTRON Tendered Shares

  Settlement of the Takeover Offer with respect to AIXTRON Tendered Shares not validly withdrawn shall be effected by way of payment of the Offer Consideration as consideration for the AIXTRON Tendered Shares. The Central Settlement Agent shall transfer the Offer Consideration for AIXTRON Tendered Shares via Clearstream to the relevant Custodian Bank without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

  Upon crediting of the Offer Consideration to the respective Custodian Bank's cash account with Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Consideration. It is the respective Custodian Banks' responsibility to transfer the Offer Consideration to the accepting AIXTRON Shareholders.

  The settlement of the Takeover Offer will take place no later than 16 March 2017.

  The Bidder requested relief from the requirements of Rule 14e-1(c) under the U.S. Exchange Act in order to enable the Bidder to pay the Offer Consideration as described above (see also Section 20).

11.1.7 Settlement of the Takeover Offer and receipt of the Offer Consideration for AIXTRON Subsequently Tendered Shares

  Settlement of the Takeover Offer with respect to AIXTRON Subsequently Tendered Shares not validly withdrawn shall be effected by way of payment of the Offer Consideration as consideration for the AIXTRON Subsequently Tendered Shares. The Central Settlement Agent shall transfer the Offer Consideration for AIXTRON Subsequently Tendered Shares via Clearstream to the relevant Custodian Bank without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Additional Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

  Upon crediting of the Offer Consideration to the respective Custodian Bank's cash account with Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Consideration. It is the respective Custodian Bank's responsibility to transfer the Offer Consideration to the accepting AIXTRON Shareholders.

  The settlement of the Takeover Offer will take place no later than 16 March 2017.

  The Bidder requested relief from the requirements of Rule 14e-1(c) under the U.S. Exchange Act in order to enable the Bidder to pay the Offer Consideration as described above (see also Section 20).

11.1.8 Costs

  The acceptance of the Takeover Offer will be free of costs and expenses (except for the costs incurred for submitting the Declaration of Acceptance to the respective Custodian Bank) for those AIXTRON Shareholders who hold their AIXTRON Shares in collective safe custody with a Custodian Bank in Germany, provided that the Custodian Bank in turn either directly or via a transaction bank holds these AIXTRON Shares in custody in a securities account maintained by or for such Custodian Bank or for a specific bank group at Clearstream. For this purpose, the Bidder shall grant to the Custodian Banks a compensation payment of which they shall be separately notified and which includes a custodian bank commission customary in the market. Costs imposed by other Custodian Banks or foreign intermediate custodians shall be borne by each accepting AIXTRON Shareholder.

  Any taxes and levies related to entering into the sale and purchase agreement and the transfer of the AIXTRON Tendered Shares or the AIXTRON Subsequently Tendered Shares against payment of the Offer Consideration must be borne by the relevant accepting AIXTRON Shareholder.

  The costs incurred in the event of a necessary transfer or re-transfer resulting from a failure to satisfy the Offer Conditions are described in Section 11.1.10.

11.1.9 Stock exchange trading

  The Bidder will ensure an application to be made for the admission of the AIXTRON Tendered Shares to stock market trading on the regulated market (Regulierter Markt) of the FSE and in its segment with additional post-admission duties (Prime Standard) under ISIN DE000A2BPYT0 as of the third trading day of the FSE following the commencement of the Acceptance Period.

  No stock market trading of AIXTRON Subsequently Tendered Shares is planned during the Additional Acceptance Period. However, if not all the Offer Conditions have been satisfied or validly waived by the end of the Additional Acceptance Period, the AIXTRON Subsequently Tendered Shares (ISIN DE000A2BPSF1) will be merged into AIXTRON Tendered Shares (ISIN DE000A2BPYT0) at Clearstream on the basis of the holdings as of the fourth trading day after the end of the Additional Acceptance Period (evening) and therefore can be traded the same way as the initial AIXTRON Tendered Shares. The payment of the Offer Consideration then will be effected solely for all AIXTRON Shares in AIXTRON Tendered Shares (ISIN DE000A2BPYT0) after publication of the satisfaction of the Offer Conditions.

  Trading in the AIXTRON Tendered Shares on the regulated market of the FSE and in its segment with additional post-admission duties (Prime Standard) is expected to end no later than (i) after regular stock exchange trading hours on the last trading day of the FSE within the Additional Acceptance Period or (ii) unless the FSE determines otherwise, after regular stock exchange trading hours on the day on which the satisfaction of all Offer Conditions (to the extent they have not been effectively waived) is published (see Section 4.6), whichever is the later date. The date as of which trading ceases will be published by the Bidder without undue delay via an electronically operated information dissemination system as described in section 10 para. 3 sentence 1 no. 2 of the German Takeover Act or in the Federal Gazette. Any person acquiring AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares will assume all rights and obligations arising as a result of the acceptance of the Takeover Offer, including the irrevocable declarations, instructions, orders and authorisations set out in Section 11.1.3.

  AIXTRON Shares not tendered for sale will continue to be traded under ISIN DE000A0WMPJ6.

11.1.10  Rescission upon non-satisfaction of the Offer Conditions

  The Takeover Offer will only be completed and the Bidder and the accepting AIXTRON Shareholders will only be required to effect the transfer of the AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares to the Bidder in accordance with this Offer Document and to effect the transfer of the Offer Consideration to the accepting AIXTRON Shareholders, if all Offer Conditions have been satisfied within the time periods set forth in Section 4.2 or the Bidder has validly waived the Offer Conditions pursuant to Section 4.4. The Takeover Offer will lapse if one or more Offer Conditions are not met within the time periods set forth in Section 4.2 and the Bidder has not validly waived such Offer Conditions pursuant to Section 4.4, which will result in the following:

  (i)
  The agreements that were entered into by accepting the Takeover Offer will not become effective and will not be completed;

  (ii)
  transfer of ownership of the AIXTRON Tendered Shares and the AIXTRON Subsequently Tendered Shares to the Bidder will not occur and the AIXTRON Tendered Shares and the AIXTRON Subsequently Tendered Shares will be transferred if necessary to each respective Custodian Bank; and

  (iii)
  the AIXTRON Tendered Shares and the AIXTRON Subsequently Tendered Shares will be transferred into their original ISIN DE000A0WMPJ6.

  Precautions will be made to ensure that the transfer takes place in due time, no later than within five (5) Banking Days, if it has been announced in accordance with Section 4.6 that the Takeover Offer will not be settled. Following the transfer, AIXTRON Tendered Shares and AIXTRON Subsequently Tendered Shares will again be traded under their original ISIN DE000A0WMPJ6. The transfer is free of charge for AIXTRON Shareholders. However, any foreign taxes and/or fees and expenses charged by foreign Custodian Banks that do not have a mutual custody account connection with Clearstream must be borne by the relevant AIXTRON Shareholder individually.

11.1.11  Right of withdrawal

  Subject to the conditions set forth in Section 15, AIXTRON Shareholders who have accepted the Takeover Offer may withdraw from their acceptance of the Takeover Offer. Regarding the exercise and the legal consequences of the right of withdrawal, reference is made to Section 15.

11.1.12  Exercise of sell-out right by AIXTRON Shareholders

  Under certain conditions, AIXTRON Shareholders may be entitled to accept the Takeover Offer within a period of three months from the expiration of the Acceptance Period. For further details, please note Section 16 clause (vii) of this Offer Document.

11.2     Acceptance by AIXTRON ADS Holders and settlement of the Takeover Offer

  The following terms and conditions only apply to AIXTRON ADS Holders who intend to accept the Takeover Offer for AIXTRON Shares represented by AIXTRON ADSs.

11.2.1 General and ADS Tender Agent

  The acceptance of this Takeover Offer by AIXTRON ADS Holders may only be made through The Bank of New York Mellon (the "ADS Tender Agent") as tender agent. The address of the ADS Tender Agent is as follows:

By registered, certified or express mail	By overnight courier
The Bank of New York Mellon	The Bank of New York Mellon
Voluntary Corporate Actions – Suite V	Voluntary Corporate Actions – Suite V
P.O. Box 43031	250 Royall Street
Providence, Rhode Island 02940-3031	Canton, Massachusetts 02021
United States of America	United States of America

  The acceptance of the Takeover Offer for AIXTRON Shares represented by AIXTRON ADSs shall be effectuated in a multistage process. First, the AIXTRON ADS Holder shall tender the AIXTRON ADSs to the ADS Tender Agent (see below Section 11.2.2). Second, the ADS Tender Agent, on behalf of the AIXTRON ADS Holder, shall cause the book-entry transfer of such AIXTRON Shares to ISIN DE000A2BPYT0 (see Section 11.2.3 below).

11.2.2 Acceptance of the Takeover Offer

  The procedure to be used by AIXTRON ADS Holders, which is described in greater detail below, depends on whether the AIXTRON ADS Holder (i) is a registered holder of AIXTRON ADSs in certificated form evidenced by an AIXTRON ADR, (ii) is a registered holder of AIXTRON ADSs in uncertificated form (without an AIXTRON ADR) or (iii) holds AIXTRON ADSs in a securities account with a broker or other securities intermediary that is a direct or indirect participant in The Depository Trust Company ("DTC").

  (i)
  Declaration of acceptance for AIXTRON ADSs evidenced by AIXTRON ADRs

    Registered AIXTRON ADS Holders whose AIXTRON ADSs are evidenced by AIXTRON ADRs may accept the Takeover Offer for the AIXTRON Shares represented by such AIXTRON ADSs by ensuring that the following materials are received by the ADS Tender Agent at the address set forth above prior to the expiration of the Acceptance Period:

    (a)
    the AIXTRON ADRs evidencing the AIXTRON ADSs;

    (b)
    a properly completed and signed letter of transmittal for the AIXTRON ADSs (the "ADS Letter of Transmittal"), or a facsimile copy with an original manual signature, with a medallion signature guarantee, if required by the instructions to the ADS Letter of Transmittal; and

    (c)
    any other documents required by the ADS Letter of Transmittal.

    If an AIXTRON ADR is registered in the name of a person other than the signatory of the ADS Letter of Transmittal, the AIXTRON ADR must be endorsed or accompanied by an appropriate stock power. The AIXTRON ADR or stock power must be signed exactly as the name or names of the registered owner or owners appear on the AIXTRON ADR, and the signature(s) on the AIXTRON ADR or stock power must be medallion guaranteed.

    Further important information regarding the ADS Letter of Transmittal can be found below under clause (v).

    The method of submission of the AIXTRON ADR is at the option and risk of the accepting AIXTRON ADS Holder. If sent by mail, properly insured registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. No acknowledgement of receipt of documents will be given by, or on behalf of, the Bidder.

  (ii)
  Declaration of acceptance for AIXTRON ADSs in uncertificated form

    AIXTRON ADS Holders who hold AIXTRON ADSs in uncertificated form not evidenced by AIXTRON ADRs may accept the Takeover Offer for the AIXTRON Shares represented by such AIXTRON ADSs by ensuring that the following materials are received by the ADS Tender Agent at the address set forth above prior to the expiration of the Acceptance Period:

    (a)
    a properly completed and signed ADS Letter of Transmittal, or a facsimile copy with an original manual signature, with a medallion signature guarantee if required by the instructions to the ADS Letter of Transmittal; and

    (b)
    any other documents required by the ADS Letter of Transmittal.

    If the AIXTRON ADSs being tendered are registered in the name of a person other than the signatory of the ADS Letter of Transmittal, a transfer form with respect to the AIXTRON ADSs must be submitted; the transfer form must be signed exactly as the name or names of the registered owner or owners appear on the register of AIXTRON ADS holders, and the signature(s) on the transfer form must be medallion guaranteed.

    Further important information regarding the ADS Letter of Transmittal can be found below under clause (v).

  (iii)
  Declaration of acceptance for AIXTRON ADSs held in a securities account with a broker or other securities intermediary

    AIXTRON ADS Holders whose AIXTRON ADSs are held in a securities account with a broker or other securities intermediary that is a direct or indirect participant in DTC may accept the Takeover Offer for their AIXTRON Shares represented by such AIXTRON ADSs by initiating the following:

    (a)
    a book-entry transfer of the AIXTRON ADSs to the designated account at DTC prior to the expiration of the Acceptance Period and a confirmation regarding the book-entry (the "Book-Entry Confirmation") received by the ADS Tender Agent prior to the expiration of the Acceptance Period pursuant to the procedures described below;

    (b)
    the delivery to the ADS Tender Agent of an Agent's Message (as defined below).

    Within two U.S. Working Days after the publication of this Offer Document, the ADS Tender Agent will designate a securities account at DTC for the AIXTRON ADSs. Any financial institution that is a participant in DTC's system may make book-entry transfer of AIXTRON ADSs by causing DTC to transfer such AIXTRON ADSs into the designated securities account in accordance with DTC's procedure for the transfer.

    An "Agent's Message" delivered in lieu of the ADS Letter of Transmittal is a message transmitted by DTC to the ADS Tender Agent as part of a book-entry confirmation. The message states that DTC has received an express acknowledgment from the DTC participant tendering the AIXTRON Shares represented by AIXTRON ADSs that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that the Bidder may enforce the terms of the ADS Letter of Transmittal against such participant.

    AIXTRON Shares represented by AIXTRON ADSs that are held through a broker or other securities intermediary can only be submitted for sale by that securities intermediary. AIXTRON ADS Holders should therefore discuss with their securities broker or other securities intermediary the appropriate procedure and request that the AIXTRON ADSs be submitted by them for sale of the AIXTRON Shares represented thereby. DTC and brokers and other securities intermediaries will set their own cut-off dates and times to receive instructions to tender AIXTRON ADSs, which will be earlier than the date and time the Acceptance Period ends. AIXTRON ADS Holders should contact their broker or other securities intermediary to determine the cut-off date and time that applies to them.

  (iv)
  Declaration of acceptance by guaranteed delivery

    If an AIXTRON ADS Holder wishes to accept this Takeover Offer but its AIXTRON ADSs are not immediately available and/or if such AIXTRON ADS Holder cannot deliver its AIXTRON ADSs and all other required documents to the ADS Tender Agent prior to the expiration of the Acceptance Period, he may nevertheless accept the Takeover Offer provided that all of the following conditions listed under clauses (a) through (c) below are satisfied. The same will apply if the AIXTRON ADS

    Holder cannot complete the procedure for transfer for AIXTRON ADSs held through a broker or other securities intermediary on a timely basis:

    (a)
    the tender for sale must be made by or through an institution that is a member of a medallion signature guarantee program or another "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the U.S. Exchange Act ("Eligible Institution");

    (b)
    a properly completed and signed notice of guaranteed delivery, substantially in the form made available by the Bidder, must be received by the ADS Tender Agent prior to the expiration of the Acceptance Period; and

    (c)
    within three Stock Exchange Trading Days after the date of the signing of such notice of guaranteed delivery, there must be delivered to the ADS Tender Agent, either:

    (1)
    in the case of a registered holder of AIXTRON ADSs, the AIXTRON ADRs, if applicable, in proper form for transfer and with a properly completed and signed ADS Letter of Transmittal or a manually executed facsimile copy of the same, with a medallion signature guarantee, if required; or

    (2)
    in the case of AIXTRON ADSs held through a broker or other securities intermediary, a book-entry confirmation that the AIXTRON ADSs have been transferred to the designated account at DTC as described above, together with an Agent's Message.

    The notice of guaranteed delivery may be transmitted by facsimile transmission, delivered by overnight courier or mailed to the ADS Tender Agent. The notice of guaranteed delivery must in all cases include a guarantee by an Eligible Institution in the form set forth in the sample notice of guaranteed delivery provided by the Bidder. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the ADS Tender Agent.

  (v)
  ADS Letter of Transmittal

    AIXTRON ADS Holders should note the following information with respect to form and content of the ADS Letter of Transmittal:

    (a)
    Signature Guarantees: In general, signatures on an ADS Letter of Transmittal must be guaranteed by an Eligible Institution. However, signature guarantees are not required in cases where AIXTRON ADSs are tendered either (1) by a registered holder of AIXTRON ADSs who has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the ADS Letter of Transmittal or (2) for the account of an Eligible Institution.

    (b)
    Partial Tenders: If fewer than all of the AIXTRON ADSs evidenced by any AIXTRON ADR delivered to the ADS Tender Agent are to be tendered, the AIXTRON ADS Holder thereof should indicate this in the ADS Letter of

      Transmittal by filling in the number of AIXTRON ADSs tendered in the box entitled "Number of ADSs". In such case, a new AIXTRON ADR for the remainder of the AIXTRON ADSs represented by the former AIXTRON ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or as such person properly indicates thereon) as promptly as practicable following the date the tendered AIXTRON Shares represented by AIXTRON ADSs are purchased. All AIXTRON Shares represented by AIXTRON ADSs delivered to the ADS Tender Agent will be deemed to have been tendered unless otherwise indicated. In the case of a partial tender, AIXTRON ADSs representing AIXTRON Shares not tendered will not be reissued to a person other than the registered holder.

    (c)
    Content: By signing an ADS Letter of Transmittal the AIXTRON ADS Holder authorizes and instructs the ADS Tender Agent, as agent and attorney-in-fact for the AIXTRON ADS Holder (1) before the expiration of the Acceptance Period, to cause the number of AIXTRON Shares underlying the tendered AIXTRON ADSs to be re-booked in Clearstream under ISIN DE000A2BPYT0 to signify that the AIXTRON Shares are AIXTRON Tendered Shares and (2) following the expiration of the Acceptance Period and the satisfaction or waiver of all the Offer Conditions, to surrender the AIXTRON ADSs to The Bank of New York Mellon as depositary (the "AIXTRON Depositary"). At the same time the ADS Tender Agent will be exempt from the restrictions on self-dealing pursuant to section 181 of the German Civil Code (BGB). By tendering AIXTRON ADSs representing AIXTRON Shares and signing the ADS Letter of Transmittal, the tendering AIXTRON ADS Holder also irrevocably appoints designees of the Bidder as such holder's agents and attorneys-in-fact. Each such agent shall be fully authorized to exercise such AIXTRON ADS Holder's rights arising from the AIXTRON ADSs tendered for sale, including the AIXTRON Shares represented by such AIXTRON ADSs, as well as those arising from any other securities or rights represented by such AIXTRON ADSs, including the AIXTRON Shares represented by such AIXTRON ADSs, on or after the date of the Takeover Offer. Each agent is authorized to issue substitute powers of attorney in the full scope of the power of attorney. All such powers of attorney will be considered to be combined with the rights arising from the AIXTRON ADSs. Such power of attorney will be effective when, and only to the extent that the Bidder accepts the AIXTRON Shares represented by the AIXTRON ADSs tendered by such AIXTRON ADS Holder for payment and simultaneously with (Zug um Zug gegen) the payment of the Offer Consideration for the relevant number of AIXTRON Shares underlying the tendered AIXTRON ADSs as provided herein.

      With this power of attorney, all prior powers of attorney and consents given by such AIXTRON ADS Holder with respect to such AIXTRON ADSs, including the AIXTRON Shares represented by such AIXTRON ADSs, or other securities or rights will, without further action, be revoked and no subsequent powers of attorney may be given by such AIXTRON ADS Holder with respect to its AIXTRON ADSs (and, if given, they will not be deemed valid). The designees of the Bidder will thereby be empowered to exercise all voting and other rights with respect to such AIXTRON ADSs, including the AIXTRON Shares represented by such AIXTRON ADSs, and other securities or rights, in their sole discretion. This shall apply, in particular, to any ordinary or extraordinary shareholders' meeting of AIXTRON.

11.2.3 Effectiveness of the acceptance of the AIXTRON ADS Holder

  In accordance with the power of attorney granted by the ADS Letter of Transmittal, the ADS Tender Agent, as representative of the respective AIXTRON ADS Holder, will cause the number of AIXTRON Shares underlying the tendered AIXTRON ADSs to be re-booked in Clearstream under ISIN DE000A2BPYT0 to signify that the AIXTRON Shares are AIXTRON Tendered Shares. The acceptance declared through the ADS Letter of Transmittal will become effective only upon such book-transfer. If the acceptance is declared to the ADS Tender Agent prior to the end of the Acceptance Period by one of the procedures described in Section 11.2.2 above, the book-transfer of the AIXTRON Shares to ISIN DE000A2BPYT0 shall be deemed to have been timely effected if the book-transfer has been effected no later than 18:00 hrs local time Frankfurt am Main, Germany, or 12:00 p.m. local time New York, United States, respectively, on the second Banking Day after the expiration of the Acceptance Period or, in the case of AIXTRON ADSs tendered by guaranteed delivery, the Banking Day following the expiration of the applicable guaranteed delivery period.

11.2.4 Legal consequences of acceptance

  Upon acceptance of this Takeover Offer for AIXTRON Shares represented by AIXTRON ADSs, a contract for the sale and transfer of ownership of such AIXTRON Shares represented by AIXTRON ADSs shall come into existence between the respective AIXTRON ADS Holder and the Bidder on the terms and conditions set forth in this Offer Document. This contract shall be governed by and construed exclusively in accordance with German law.

  By accepting the Takeover Offer, the accepting AIXTRON ADS Holder and the Bidder at the same time agree on the transfer of title to the AIXTRON Shares represented by the tendered AIXTRON ADSs to the Bidder in accordance with the terms and conditions set forth in this Offer Document. The ownership of the AIXTRON Shares represented by the tendered AIXTRON ADSs is transferred simultaneously with (Zug um Zug gegen) the payment of the Offer Consideration for the relevant number of AIXTRON Shares represented by the tendered AIXTRON ADSs into the account of the relevant Custodian Bank with Clearstream.

  The transfer of the AIXTRON Shares represented by the tendered AIXTRON ADSs will only take place following the expiration of the Acceptance Period and the satisfaction or waiver of the Offer Conditions as described in Section 11.2.6.

  Upon transfer of title to the AIXTRON Shares represented by the tendered AIXTRON ADSs to the Bidder, all rights associated with these shares at the time of the settlement of the Takeover Offer (in particular the dividend entitlement) shall transfer to the Bidder.

  Furthermore, by accepting the Takeover Offer, the accepting AIXTRON ADS Holder irrevocably makes the declarations, instructions, orders and authorizations set out in Section 11.2.2.

11.2.5 Acceptance during the Additional Acceptance Period

  The terms of this Offer Document, in particular the terms in this Section 11.2, shall apply accordingly to the acceptance by AIXTRON ADS Holders within the Additional Acceptance Period, subject to the following terms:

  (i)
  By signing an ADS Letter of Transmittal the AIXTRON ADS Holder authorizes and instructs the ADS Tender Agent, as agent and attorney-in-fact for the AIXTRON ADS Holder (1) before the expiration of the Additional Acceptance Period, to cause the number of AIXTRON Shares underlying the tendered AIXTRON ADSs to be re-booked in Clearstream under ISIN DE000A2BPSF1 to signify that the AIXTRON Shares are AIXTRON Subsequently Tendered Shares and (2) following the expiration of the Additional Acceptance Period and the satisfaction or waiver of all the Offer Conditions, to surrender the tendered AIXTRON ADSs to the AIXTRON Depositary; and

  (ii)
  in accordance with the power of attorney granted by the ADS Letter of Transmittal, the ADS Tender Agent, as representative of the respective AIXTRON ADS Holder, will cause the number of AIXTRON Shares underlying the tendered AIXTRON ADSs to be re-booked in Clearstream under ISIN DE000A2BPSF1 to signify that the AIXTRON Shares are AIXTRON Subsequently Tendered Shares. The acceptance declared through the ADS Letter of Transmittal will become effective only upon such book-transfer. If the acceptance is declared to the ADS Tender Agent prior to the end of the Additional Acceptance Period by one of the procedures described in Section 11.2.2 above, the book-transfer of the AIXTRON Shares to ISIN DE000A2BPSF1 shall be deemed to have been timely effected if the book-transfer has been effected no later than 18:00 hours local time Frankfurt am Main, Germany, or 12:00 p.m. local time New York, United States, respectively, on the second Banking Day after the expiration of the Additional Acceptance Period or, in the case of AIXTRON ADSs tendered by guaranteed delivery, the Banking Day following the expiration of the applicable guaranteed delivery period.

11.2.6 Settlement of the Takeover Offer and receipt of the Offer Consideration

  The Offer Consideration owed for AIXTRON Shares represented by AIXTRON ADSs tendered for sale in accordance with this Takeover Offer will be paid only if the ADS Tender Agent has received prior to the end of the Acceptance Period or the Additional Acceptance Period or the applicable guaranteed delivery period, respectively:

  (i)
  a properly completed and signed ADS Letter of Transmittal with respect to the AIXTRON ADSs and, if applicable, the AIXTRON ADRs evidencing the AIXTRON ADSs and any other documents required by the ADS Letter of Transmittal; or

  (ii)
  an Agent's Message with respect to the AIXTRON ADSs;

  and if the book-entry transfer of the AIXTRON Shares represented by the AIXTRON ADSs to ISIN DE000A2BPYT0 or ISIN DE000A2BPSF1, respectively, was effectuated in a timely manner.

  For purposes of this Takeover Offer, the Bidder will be deemed to have acquired ownership of the AIXTRON Shares for which the Takeover Offer was validly accepted and not validly withdrawn and the AIXTRON Shares are considered accepted for payment, if and when the Bidder has announced in accordance with Section 4.6 that all Offer Conditions have been satisfied (or the Offer Conditions have been effectively waived) and the Bidder has paid the Offer Consideration for the relevant number of AIXTRON Tendered Shares.

  Upon transfer of title to the AIXTRON Tendered Shares and the AIXTRON Subsequently Tendered Shares to the Bidder, all rights associated with these shares at the time of the settlement of the Takeover Offer (in particular the dividend entitlement) shall transfer to the Bidder.

  Subject to the terms and conditions of this Takeover Offer, the Bidder shall,

  (i)
  with respect to the AIXTRON Shares represented by AIXTRON ADSs properly tendered for sale during the Acceptance Period and not validly withdrawn, pay the Offer Consideration to the ADS Tender Agent's cash account in Germany via Clearstream without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions; and

  (ii)
  with respect to the AIXTRON Shares represented by AIXTRON ADSs properly tendered for sale during the Additional Acceptance Period and not validly withdrawn, pay the Offer Consideration to the ADS Tender Agent's cash account in Germany via Clearstream without undue delay, however no later than twelve (12) Banking Days, following the later of either (i) the expiration of the Additional Acceptance Period or (ii) the satisfaction or waiver of the Offer Conditions.

  Upon crediting of the Offer Consideration to the ADS Tender Agent's cash account in Germany via Clearstream, the Bidder will have fulfilled its obligation to pay the Offer Consideration. It is the ADS Tender Agent's responsibility to transfer the Offer Consideration to the AIXTRON ADS Holders.

  The settlement of the Takeover Offer will take place no later than 16 March 2017.

  The Offer Consideration shall be paid by the ADS Tender Agent in USD. The Offer Consideration will be converted by the ADS Tender Agent by sale or in any other manner it determines.

  The ADS Tender Agent may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made in connection with the Takeover Offer and the rate that the ADS Tender

  Agent or its affiliate receives when buying or selling foreign currency for its own account. The ADS Tender Agent makes no representation that the exchange rate used or obtained in any currency conversion made in connection with the Takeover Offer will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to tendering AIXTRON ADS Holders, except that the ADS Tender Agent has agreed to act without gross negligence or willful misconduct. The methodology used to determine exchange rates used in currency conversions is available upon request to the ADS Tender Agent.

11.2.7 Costs

  AIXTRON ADS Holders who hold their AIXTRON ADS through a broker or other securities intermediary and whose broker or other securities intermediary accepts the Bidder's Takeover Offer on the AIXTRON ADS Holders behalf, may be charged a fee. AIXTRON ADS Holders who accept the Bidder's Takeover Offer to acquire the AIXTRON Shares represented by their AIXTRON ADSs directly will not be charged brokerage fees. Any non-German stock exchange tax, sales tax or stamp tax, resulting from acceptance of the Takeover Offer shall be borne by the AIXTRON ADS Holders. The fee to be paid to the AIXTRON Depositary for the cancellation of the AIXTRON ADSs (USD 0.05 per ADS) will be borne by the Bidder.

11.2.8 Stock exchange trading

  There will be no stock market trading in AIXTRON ADSs tendered through the ADS Tender Agent. Tendered AIXTRON ADSs will be blocked on the books of the AIXTRON Depositary or DTC until the AIXTRON Shares represented by AIXTRON ADSs are accepted for purchase, or the AIXTRON ADSs are withdrawn, or returned in the case of termination of the Takeover Offer.

11.2.9 Surrendering AIXTRON ADSs to receive AIXTRON Shares to tender in the Takeover Offer

  Instead of tendering AIXTRON ADSs an AIXTRON ADS Holder may tender AIXTRON Shares in the Takeover Offer by surrendering its AIXTRON ADSs to the AIXTRON Depositary, paying a fee to the AIXTRON Depositary in an amount of USD 5.00 per one hundred (100) AIXTRON ADSs or portion thereof, paying any taxes or governmental charges or cable fees or other charges payable in connection with such surrender and withdrawal, and otherwise complying with the terms and conditions of the amended and restated deposit agreement among AIXTRON, the AIXTRON Depositary and owners and holders of AIXTRON ADSs, dated as of 7 February 2011 (the "ADS Deposit Agreement"). In addition, an AIXTRON ADS Holder will have to provide details of a securities account with a Custodian Bank offering custody services for AIXTRON Shares to which the underlying AIXTRON Shares can be delivered and then arrange to tender the AIXTRON Shares from that account in accordance with the procedures described in Section 11.1. Tendering AIXTRON Shares instead of AIXTRON ADSs will allow the tendering AIXTRON Shareholder to trade such tendered shares as described in Section 11.1.9. Information on how to surrender AIXTRON ADSs and withdraw AIXTRON Shares can be obtained by contacting the AIXTRON Depositary at email: drsettlements@bnymellon.com by calling +1 (212) 815-2231 (New York) or +353 1-900-3466 (Dublin). The process of withdrawing and tendering AIXTRON Shares may take several days, so holders that wish to do this should allow ample time to complete all required steps before the expiration of the Acceptance Period or the Additional Acceptance Period, as applicable.

11.2.10  Rescission upon non-satisfaction of the Offer Conditions

  The Takeover Offer will only be completed and the Bidder will only be required to effect the transfer of the AIXTRON Tendered Shares and the AIXTRON Subsequently Tendered Shares to the Bidder in accordance with this Offer Document and to effect the transfer of the Offer Consideration, if all Offer Conditions have been satisfied or the Bidder has effectively waived the Offer Conditions within the time periods set forth in Section 4.4.

  If the Takeover Offer is not completed, the AIXTRON ADSs will be returned to the AIXTRON ADS Holders free of charge as soon as practicable.

11.2.11  Right of withdrawal

  Under the conditions set forth in Section 15, AIXTRON ADS Holders who have accepted the Takeover Offer may withdraw their acceptances of the Takeover Offer. Regarding the exercise and the legal consequences of the right of withdrawal, reference is made to Section 15.

12.        Official approvals and proceedings

12.1     Status of foreign investment control official approvals

12.1.1 German investment control

  The Transaction involves the acquisition of an indirect stake of more than 25 per cent of the voting rights in a German company by a non-EU/EFTA investor and is therefore subject to the German foreign investment control regime under section 5 para. 2 AWG and sections 55 et. seq. AWV.

  Under this regime, the BMWi may review if public order or security of the Federal Republic of Germany is endangered by a Transaction. The BMWi can initiate a review proceeding pursuant to section 55 AWV within three months from the publication of the decision to launch a takeover offer under the German Takeover Act. Within two months after receiving the complete necessary information for the review proceeding, the BMWi can prohibit the Transaction or issue orders to ensure public order or security of the Federal Republic of Germany (section 59 AWV). If the BMWi does not take such action within this period, the Transaction is cleared. According to section 15 para. 2 AWG, the agreement on the obligation to acquire the stake in the German company (schuldrechtliches Rechtsgeschäft) is subject to the resolutive condition (auflösende Bedingung) of the acquisition being prohibited until the review proceeding is concluded.

  Upon application, the BMWi grants a binding clearance certificate (Unbedenklichkeitsbescheinigung) according to section 58 para. 1 sentence 1 AWV, if there are no objections to the Transaction in terms of public order or security of the Federal Republic of Germany. The clearance certificate is deemed to have been granted according to section 58 para. 2 AWV if the BMWi has, within one month from the filing of the application, not initiated a review proceeding according to section 55 AWV.

  On 3 June 2016, FGC applied for a clearance certificate with the BMWi according to section 58 para. 1 AWV. With letter of 28 June 2016, the BMWi opened a review proceeding pursuant to section 55 AWV and requested further information with regard to the Transaction. FGC and the Bidder intend to submit the requested information as soon as practicable.

  The Bidder assumes that the BMWi will grant the clearance certificate within two months after the BMWi has received the complete information but, however, it cannot be excluded that the BMWi may prohibit the Transaction or take restriction measures.

12.1.2 U.S. investment control

  The Transaction is subject to review under Exon-Florio by CFIUS. Under Exon-Florio, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of (legal) persons engaged in interstate commerce in the United States if the President of the United States determines, after investigation, that such foreign persons in exercising control of such acquired (legal) persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security.

  The Bidder and AIXTRON filed a joint voluntary notice (the "Notice") with CFIUS on 1 July 2016. The Bidder and AIXTRON filed supplemental information with CFIUS on 13 July 2016 and 14 July 2016. CFIUS accepted the Notice for review as of 19 July 2016 and thus the final day of its initial 30-day review of the Transaction will be 17 August 2016. CFIUS can clear the Transaction on or before the end of the initial 30-day period, or notify the parties that the case is being moved into a 45-day investigation phase. Upon completion of the investigation, if CFIUS determines that there are no unresolved national security concerns with respect to the Transaction, it can clear the matter at that time. If CFIUS determines that there are unresolved national security concerns, it can submit a report to the President of the United States recommending that the Transaction be suspended or prohibited, or that CFIUS is unable to reach a conclusion regarding disposition of the Transaction. The President of the United States would then have 15 days to reach a determination regarding whether to suspend or prohibit the Transaction. At any time during this process, the Bidder and AIXTRON might determine to voluntarily withdraw, and possibly refile, the Notice in order to address any concerns raised by CFIUS in the course of a review or investigation.

  The Bidder and AIXTRON assume that the proceedings will be concluded in the third or fourth quarter of 2016. However, it cannot be excluded that the proceedings will be concluded at a later time.

12.1.3 Taiwan investment control

  For all foreign investments that cause a change of control to a Taiwan subsidiary it is required to file for an approval with the Investment Commission ("IC") of the Ministry of Economic Affairs ("MOEA"). The foreign approval process requires a disclosure of the direct and indirect shareholders of any intermediate companies, and the purpose of such approval process is to ensure compliance with foreign investment restrictions. For investors from the PRC only those business items on the so called "Positive List" promulgated by the MOEA and complied with the specific restrictions therein are permitted.

  For obtaining the foreign investment approval of this Transaction, AIXTRON's Taiwan subsidiary, AIXTRON Taiwan Co. Ltd., will need to amend its articles of incorporation ("AIXTRON Taiwan AOI") and remove any restrictive business item prior to the application for such foreign investment approval.

  AIXTRON Taiwan has amended the AIXTRON Taiwan AOI by removing "CB01010 – Manufacture of machinery and equipment" as a registered business item; as such, the current registered business item of AIXTRON Taiwan only includes "F401010 International Trade" which is a permitted business item in the Positive List. As international trade shall be limited to imports and exports business within the registered business scope and there are no other business items currently registered on the company registration of AIXTRON Taiwan, AIXTRON Taiwan will proceed with the necessary amendment to add the business item it is currently operating (namely, "E604010 Machinery Installation Construction" under "3400 Maintenance and Installation of Industrial Machinery" on the Positive List) to avoid potential challenges from the IC.

  Once the AIXTRON Taiwan AOI are amended, the chances of receiving the foreign investment approval are high. Although the IC still has the authority to make additional requests for foreign investment approval on a case by case basis. Even in the event the foreign investment approval cannot be obtained, such failure will not impede the tender offer process; however, should AIXTRON Taiwan Co. Ltd. fail to obtain the approval, an administrative fine of not less than NTD 120,000 (approximately EUR 3,300) but not more than NTD 600,000 (approximately EUR 16,500) may be triggered, and a suspension of its shareholder rights, or an order that the investment shall be ceased or withdrawn within a specified time limit may be issued.

  The Bidder and AIXTRON are already in contact concerning this matter. AIXTRON confirms that it will apply for foreign investment approval depending on the progress of the general offer and the Bidder will support AIXTRON and AIXTRON Taiwan Co. Ltd. with such process in Taiwan.

12.2     Status of PRC regulatory approvals

12.2.1 NDRC filing

  All outbound investment projects by PRC enterprises are subject to approval or filing with the State Council of the PRC or NDRC, depending on the destination and industry of the outbound investment projects and the amount of total investment involved according to the Administrative Measures on Approval and Filing for Outbound Investment Projects promulgated as of 27 December 2014. Because of the particulars of this Transaction, this Transaction is subject to filing with NDRC. The filing process requires the disclosure of the investment entities, contents of the investment project, and financing plans, etc. The purpose of such filing process is to ensure the compliance with industry policies and outbound investment policies of the PRC.

  Since this Transaction is in compliance with the industry policies and outbound investment policies of the PRC, the chances of completing NDRC filing are high.

  The filing with NDRC has been initiated on 31 May 2016. The notification of project filing by NDRC by electronic, hardcopy certificate or other means to confirm the completion of the outbound investment filing process with NDRC is expected no later than one (1) month after the expiration of the Additional Acceptance Period.

12.2.2 MOFCOM filing

  All outbound investments by PRC enterprises are subject to approval or filing with the Ministry of Commerce of the PRC ("MOFCOM") or its local counterparts, depending on the destination and industry of the outbound investment projects and the level of enterprise (central or local) making the outbound investment according to the Administrative Measures on Outbound Investments promulgated as of 6 September 2014. Because of the particulars of this Transaction, this Transaction is subject to filing with MOFCOM Fujian. The filing process requires the disclosure of the investment entities, contents of the investment project, and financing plans, etc. The purpose of such filing process is to ensure the compliance with outbound investment policies of the PRC.

  The filing with MOFCOM Fujian has been completed on 12 May 2016. A hardcopy enterprise overseas investment certificate has been issued by MOFCOM Fujian on 12 May 2016.

12.2.3 SAFE proceedings

  All outbound investments by PRC enterprises are subject to registration with a qualified bank approved by SAFE after obtaining the enterprise overseas investment certificate and the completion of foreign exchange conversion and remittance before the payment of the consideration can be made according to Notice on Issuing the Regulations on Foreign Exchange Administration of the Overseas Direct Investment of Domestic Institutions promulgated as of 13 July 2009 and Notice on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment promulgated as of 13 February 2015. The purpose of such SAFE proceedings is to ensure the compliance with foreign exchange policies of the PRC.

  The SAFE proceedings have been initiated on 31 May 2016. The issuance of an electronic, hardcopy certificate or other means to confirm the completion of the SAFE proceedings necessary for outbound investment is expected before the Long Stop Date.

12.3     Permission to publish the Offer Document by BaFin

  On 29 July 2016, BaFin permitted the Bidder to publish this Offer Document.

13.        Financing of the Takeover Offer; cash confirmation

13.1     Financing requirements

  The number of AIXTRON Shares as per 28 July 2016 amounts to 112,737,030 AIXTRON Shares (including the AIXTRON Shares represented by AIXTRON ADSs). Accordingly, at the Offer Consideration of EUR 6.00 per AIXTRON Share the maximum consideration for all

  AIXTRON Shares (including the 1,138,572 treasury shares held by AIXTRON) issued at that date amounts to EUR 676,422,180.

  As per 30 June 2016 2,514,265 stock options for AIXTRON Shares were issued by AIXTRON and outstanding. These stock options, if exercised, correspond to 2,514,265 underlying shares. As a matter of precaution, the Bidder has assumed for purposes of financing the Takeover Offer that all of the stock options outstanding per 30 June 2016 might be exercisable and validly exercised until the end of the Additional Acceptance Period, resulting in 2,514,265 additional AIXTRON Shares being issued prior to the end of the period according to section 39c of the German Takeover Act in connection with section 39a of the German Takeover Act (see Section 16(vii)). Accordingly, the total consideration for these 2,514,265 AIXTRON Shares would amount to EUR 15,085,590.

  The maximum consideration amount payable by the Bidder under this Takeover Offer taking into account all issued AIXTRON Shares (including the AIXTRON Shares represented by AIXTRON ADSs) and all stock options outstanding per 30 June 2016 would therefore amount to a total of EUR 691,507,770.

  In addition, the Bidder will incur transaction costs for the preparation and implementation of the Transaction (fees, consultancy fees, publication and printing costs) up to a maximum amount of EUR 1,000,000. Any other transaction costs will be borne by FGC. Therefore, the resulting expected maximum transaction amount adds up to EUR 692,507,770.

13.2     Financing measures

  Prior to the publication of this Offer Document, the Bidder has taken all necessary steps to ensure that it has in each case at its disposal the means necessary to fully perform the Takeover Offer. Sufficient funds will be made available to the Bidder in order to fully perform the Takeover Offer by way of equity and debt financing. In particular, the Bidder has taken the following steps to ensure that it has at its disposal the means necessary to fully perform the Takeover Offer.

13.2.1 Equity financing

  On 18 July 2016, by way of a letter of undertaking FGC irrevocably undertook vis-à-vis the Bidder that it will provide CNY 1.7 billion (approximately EUR 230,350,000) to the Bidder by way of equity injection and/or shareholder's loan prior to the expiration of the Acceptance Period. The terms of a possible shareholder's loan have not yet been agreed since currently an equity injection is envisaged.

13.2.2 Debt financing

  On 19 May 2016, the Bidder received a commitment letter from Sino IC Leasing Co., Ltd., Shanghai, PRC, in which Sino IC Leasing Co., Ltd. agreed to provide, subject to the terms of the commitment letter and the execution of finance documents based on the agreed term sheet (the "Financing Term Sheet"), a term loan facility in an amount of up to EUR 500,000,000 for the purpose of financing the payment of the Offer Consideration. The documentation governing the term loan facility, which are to be prepared based on the terms and conditions in the Financing Term Sheet, has not been finalized, and, accordingly, the actual terms of the term loan facility may differ from those described in this Offer Document.

  Sino IC Leasing Co., Ltd. is a financing provider belonging to China IC Industry Investment Fund, Beijing, PRC, which is an investment fund set up by Semiconductor Manufacturing International Corporation, Grand Cayman, Cayman Islands, and several other investors to promote the development of China's integrated circuit industry.

  The Financing Term Sheet includes the following terms, among others, for the term loan facility:

  (i)
  Borrower: The Bidder.

  (ii)
  Guarantor: Mr Liu.

  (iii)
  Security Provider: Intermediate Holding Company.

  (iv)
  Lender: Sino IC Leasing Co., Ltd. or an affiliated entity.

  (v)
  Obligors: Bidder, Mr Liu and Intermediate Holding Company.

  (vi)
  Interest Rate: The rate of interest payable on a loan for each interest period will be the aggregate of 5.00 per cent per annum and EURIBOR.

  (vii)
  Maturity: The term loan facility will mature five (5) years from the date of the credit agreement or such other date to be agreed between the parties.

  (viii)
  Mandatory Prepayment: The Bidder will be required to prepay outstanding amounts under the term loan facility under certain circumstances, including if it becomes unlawful for the lender to perform any of its obligations as contemplated by any finance document or to fund or maintain any loan. In addition, the Lender may require prepayment if the Bidder ceases to own (directly or indirectly) 50 per cent of AIXTRON.

  (ix)
  Financial Covenants: Financial covenants to be agreed between the Bidder and Sino IC Leasing Co., Ltd. or an affiliated entity, as lender.

  (x)
  Utilisation: Subject to satisfaction of conditions precedent, including, but not limited to, (a) execution and approval of the credit agreement and relevant security documents satisfactory to the lender and (b) submission of other necessary documents as required by the lender, the term loan facility will be available for a single lump sum utilisation on three (3) days' prior written notice to the lender.

  (xi)
  Security Package: Subject to required governmental approvals, the security package will include:

  (a)
  An irrevocable guarantee from Mr Liu;

    (b)
    a first ranking share charge over all the shares in the Bidder and all the shares in the Intermediate Holding Company;

    (c)
    a charge over bank accounts of the Bidder and the Intermediate Holding Company;

    (d)
    a general assignment;

    (e)
    a subordination deed; and

    (f)
    any other security documents to be determined by the lender and agreed by the Bidder.

  In addition, the Financing Term Sheet provides for the term loan facility to have customary events of default and representations and warranties.

  The Bidder has no reason to believe that the financing documentation will not be final and agreed in due course prior to the settlement of this Takeover Offer.

  The foregoing statements contain a summary of the Financing Term Sheet, a copy of which is filed with the SEC as an Exhibit to the Schedule TO.

13.3     Payment guarantees

  In order to ensure that sufficient funds will be available to the Bidder to fully perform the Takeover Offer, regardless of finalization of the financing documentation, the Bidder has obtained the following irrevocable payment guarantees (each an "Irrevocable Payment Guarantee" and collectively the "Irrevocable Payment Guarantees") in an aggregate amount of EUR 720,000,000:

  (i)
  On 6 June 2016, Agricultural Bank of China Limited, Shanghai Branch, ("ABC") issued two irrevocable payment guarantees each in favor of the Bidder and each in an aggregate amount of up to EUR 200,000,000, for a total of EUR 400,000,000 ("ABC Irrevocable Payment Guarantees").

  (ii)
  On 27 May 2016, China CITIC Bank, Shanghai Branch, issued an irrevocable payment guarantee in favor of the Bidder in an aggregate amount of up to EUR 100,000,000 ("CITIC Irrevocable Payment Guarantee").

  (iii)
  On 27 May 2016, China Development Bank Corporation Xiamen Branch issued an irrevocable payment guarantee in favor of the Bidder in an aggregate amount of up to EUR 220,000,000 ("CDB Irrevocable Payment Guarantee").

  Pursuant to the Irrevocable Payment Guarantees, the issuing banks have irrevocably undertaken to pay to the Bidder the guaranteed amount upon receipt of the Bidder's demand in the agreed form stating that it has failed to transfer the monies required for the settlement of the Takeover Offer to an account with the Central Settlement Agent in such manner that the Central Settlement Agent received the monies at least six (6) business days (which is defined under the Irrevocable Payment Guarantees as days on which banks are open in both Germany and the PRC) to the relevant settlement date(s) of the Takeover

  Offer. Under each Irrevocable Payment Guarantee, payment shall be made within five (5) business days (which is defined under the Irrevocable Payment Guarantees as days on which banks are open in both Germany and the PRC) following the demand to make payment.

  If Sino IC Leasing Co., Ltd. or an affiliated entity were not to disburse a term loan according to the terms of the Financing Term Sheet, the Bidder would call on the Irrevocable Payment Guarantees.

  Thus, there will be sufficient funds available to the Bidder to fully perform the Takeover Offer even if the equity financing and/or the debt financing were, for whatever reason, not available to Bidder at the settlement of the Takeover Offer.

  The foregoing statements contain a summary of the Irrevocable Payment Guarantees, copies of which are filed with the SEC as Exhibits to the Schedule TO.

13.4     Cash confirmation

  Deutsche Bank AG, with seat in Frankfurt am Main, Germany, a securities services company (Wertpapierdienstleistungsunternehmen) independent of the Bidder, has provided a cash confirmation in accordance with section 13 para. 1 sentence 2 of the German Takeover Act. This cash confirmation dated 15 July 2016 is attached to this Offer Document as Annex.

14.        Expected consequences of a successful Takeover Offer on the assets, financial and earnings position of the Bidder and of the Bidder Group

  The following statements regarding the expected consequences of the Takeover Offer on the assets, financial and earnings position of the Bidder as well as FGC, Intermediate Holding Company and the Bidder (collectively in this Section 14 the "Bidder Group") are forward-looking statements and are based on the specific assumptions described below, which may only partly occur or not occur at all. Therefore, the information may deviate considerably from the future actual financial results and consequences of the Takeover Offer on the Bidder and the Bidder Group.

  The Bidder expressly points out that the following information regarding the balance sheets and/or the profits are simplified balance sheets or simplified income statements. Neither the following statements nor their underlying assumptions were audited or reviewed by a certified public accountant or a tax consultant.

14.1     Basis and assumptions

  The financial information illustrated within the following sections is in particular based on the following current position:

  (i)
  FGC was founded with effect as of 1 March 2016 with a registered capital in the amount of CNY 2,000,000,000 (approximately EUR 271,000,000). An amount of CNY 1,888,505,820 (approximately EUR 255,892,539) has been paid-in as of 31 May 2016. FGC's financial year is the calendar year.

    The first financial year is a short financial year and begins on 1 March (date of founding). The annual financial statements are prepared in accordance with Chinese accounting standards pursuant to the provisions issued by the Ministry of Finance of the PRC, commonly known as New PRC Generally Accepted Accounting Principles ("PRC GAAP");

  (ii)
  Intermediate Holding Company was incorporated on 13 May 2016 and was bought by FGC on the same day. Its share capital amounts to EUR 100,000. Its financial year is the calendar year. The first financial year is a short financial year. The financial statements are prepared in accordance with the Luxembourg regulatory and accounting framework pursuant to the Luxembourg company law ("LUX GAAP");

  (iii)
  Bidder was incorporated on 12 April 2016 and was bought by Intermediate Holding Company on 18 May 2016. Its share capital amounts to EUR 100,000. Its financial year is the calendar year. The first financial year is a short financial year. The annual financial statements are prepared in accordance with the German accounting principles pursuant to the provisions of the German Commercial Code ("German GAAP");

  (iv)
  all three companies of the Bidder Group have not conducted any material activities other than those incident to their formation and the preparation of the Takeover Offer and have therefore not generated any revenues or achieved any earnings since their formation until publication of this Offer Document. Hence, neither audited balance sheets nor profit and loss statements of these companies are available. For the purposes of showing the effects of the envisaged combination of the Bidder Group and AIXTRON ("Combination") on the individual financial statements of Bidder and the companies of the Bidder Group unaudited financial information are used;

  (v)
  the Offer Consideration consists of EUR 6.00 per AIXTRON Share in cash;

  (vi)
  on 30 June 2016, there were 112,737,030 AIXTRON Shares issued, thereof 1,138,572 AIXTRON Shares held in treasury;

  (vii)
  on 30 June 2016, there were issued and outstanding stock options to purchase 2,514,265 AIXTRON Shares, which are held by current and former AIXTRON employees; and

  (viii)
  neither the Bidder nor any Person Acting Jointly With The Bidder directly or indirectly holds AIXTRON Securities.

  In addition, the financial information illustrated within the following sections is in particular based on the following assumptions:

  (i)
  The Combination has been completed;

  (ii)
  the Takeover Offer is accepted for all outstanding AIXTRON Shares;

  (iii)
  the maximum consideration amount payable by the Bidder is assumed to be EUR 677,442,420. This amount includes the amount paid for 1,138,572 AIXTRON Shares held in treasury and an amount of EUR 1,020,240 for 170,040 AIXTRON Shares issued due to the exercise of Stock Options since these Stock Options are, as described under Section 6.2, assumed to be "in the money" and therefore exercised, i.e. converted into AIXTRON Shares before the Combination. However, the latter is not further presented in the illustrative financial information for materiality reasons;

  (iv)
  the acquisition of the AIXTRON Shares will be financed as described in Section 13. The funds that will be made available by FGC via the Intermediate Holding Company to the Bidder will be made available via capital injections in the Bidder's equity and not by way of shareholder's loan (see Section 13). The loan facility will be utilized by the Bidder up to the maximum ceiling, i.e. in the full amount (see Section 13.2.2);

  (v)
  the interest on the debt financing will be borne by FGC; and

  (vi)
  the Bidder Group has to bear transaction costs up to EUR 25 million which will be borne by the Bidder up to EUR 1 million. The remaining costs will be borne by FGC. All transaction costs will be financed via liquid assets.

  The Bidder expressly points out that the consequences of the Takeover Offer on future assets, results of operations and the financial position of the Bidder and the Bidder Group, respectively, cannot be precisely predicted at present. In particular, this is due to the following reasons:

  (i)
  The actual amount of the total funding necessary for this Takeover Offer is, among other things, dependent on the actual number of AIXTRON Shares acquired by the Bidder pursuant to the Takeover Offer; and

  (ii)
  the exact amount of the transaction costs will not be certain until the transaction has been completed.

  With respect to the further financial information contained in Section 14.4.1 reference is made to the notes in Section 14.4.2.

14.2     Expected effects on assets, financial position and results of operations of the Bidder

  The Bidder has prepared its financial statements in accordance with German GAAP. With regard to the presented assets, financial position and results of operations no material differences between German GAAP and IFRS as issued by the IASB have been identified. That is, the financial statements of Bidder are deemed to comply with IFRS as issued by IASB.

  Except for the intended acquisition of AIXTRON Shares pursuant to the Takeover Offer, no other effects on the assets, financial and earnings positions of the Bidder, which have occurred since 31 May 2016 or may occur in the future were considered.

14.2.1 Expected effects on the separate asset and financial position of the Bidder

  The following information describes the expected effects of the financing measures on the Bidder's separate balance sheet as of 31 May 2016:

Bidder (before transaction) as of 31 May 2016
		Financing		Expected changes due to	Bidder after

EUR million	Bidder as of 31 May 2016	Equity financing	Debt financing	the completion of the Combination	completion of the Combination

Non-current assets
Investments in subsidiaries	-	-	-	678.44	678.44
Current assets
Cash and cash equivalents	0.10	230.35	500.00	(678.44)	52.01

Total assets	0.10	230.35	500.00	-	730.45

Equity
Shareholders' equity	0.10	230.35	-	-	230.45
Non-current liabilities
Loan	-	-	500.00	-	500.00

Total liabilities and equity	0.10	230.35	500.00	-	730.45

  According to the assessment of the Bidder, the completion of the acquisition of all AIXTRON Shares under this Takeover Offer would affect the assets and finances of the Bidder as follows:

  (i)
  The non-current financial assets (investments in subsidiaries) will presumably increase from zero to EUR 678.44 million. This includes the Offer Consideration as purchase price for the AIXTRON Shares and incidental acquisition costs of approximately EUR 1 million. According to local GAAP and IAS 27 the investment in AIXTRON will be presented as a non-current financial asset within the separate financial statement of the Bidder. The financial asset is initially recognized at cost. Furthermore, the incidental acquisition costs have to be capitalized as part of the financial asset within the separate financial statements.

  (ii)
  Cash position will be first increased by the cash flow resulting from the financing (EUR 730.35 million) and then reduced by the amount paid for the AIXTRON Shares and the incidental acquisition costs (EUR 678.44 million).

  (iii)
  Equity would increase by EUR 230.35 million because of the equity injection from FGC via Intermediate Holding Company.

  (iv)
  Non-current liabilities would increase by EUR 500 million due to the partial debt financing of the transaction. As described in Section 13.1 the maximum consideration amount payable by the Bidder under this Takeover Offer if the Takeover Offer is accepted for all issued AIXTRON Shares as well as all outstanding stock options and taking into account the transaction costs to be borne by Bidder would amount to a total of EUR 692,507,770. If the Takeover Offer is intended to be fully performed first by way of equity financing in the full amount of EUR 230.35 million, it would generally not be necessary for the Bidder to utilize the granted loan facility (debt financing) up to the maximum ceiling of EUR 500 million in order to sufficiently finance the consideration amount. If the loan facility is not utilized up to the full amount, non-current liabilities and accordingly the cash position will be reduced.

14.2.2 Expected effects on the result position of the Bidder

  From the day of its incorporation until the date of publication of this Offer Document, Bidder has neither conducted any business nor generated any income. Any income in the future may be derived from the dividends paid by AIXTRON. However, the amount of such future income cannot be predicted and the Bidder does not have expectations with respect to dividends in the near future.

  Interest payable on the debt financing will be borne by FGC and therefore will not impact the earnings position of the Bidder.

14.3     Expected effects on assets, financial position and results of operations of the Bidder Group

  The Bidder is part of the Bidder Group, which coordinates its actions and resources. The Bidder Group structure was set up to perform this Takeover Offer and later hold the AIXTRON investment efficiently. Therefore the following section does illustrate the financial effects on the Bidder Group as if the Bidder Group would be one legal entity that consumes the Combination. The illustrative financial information is therefore presented as if the Bidder Group were one entity (consolidated Bidder Group).

  The Bidder Group consists of the Bidder itself, Intermediate Holding Company and FGC. Each company of the Bidder Group prepares its separate financial statements in accordance with local GAAP, which are (i) PRC GAAP for FGC, (ii) LUX GAAP for Intermediate Holding Company and (iii) German GAAP for Bidder. For the preparation of the statement of the financial position of the Bidder Group local GAAP financial statements have been reconciled to IFRS as issued by IASB and then consolidated. The statement of financial position of the Bidder group complies with IFRS as issued by IASB.

14.3.1 Expected effects on the asset and financial position of the Bidder Group

  Preparation of the Bidder Group accounts

  So far, the Bidder Group does not prepare consolidated group financial statements. However, to illustrate the financial effects on the Bidder Group, a consolidated balance sheet has been prepared. This aggregates the balance sheets of all three companies. Any intercompany transactions or balances within the Bidder Group have been eliminated.

  The following table presents the unaudited Bidder Group consolidated balance sheet as of 31 May 2016.

Bidder Group (before transaction) as of 31 May 2016
EUR million	Fujian Grand Chip Investment Fund LP	Grand Chip Investment S.à r.l.	Grand Chip Investment GmbH	Total	Consolidation	Bidder Group 31 May 2016

Non-current assets
Investments in subsidiaries	0.10	0.10	-	0.20	(0.20)	-
Current assets						-
Other current assets	0.01	-	-	0.01	-	0.01
Cash and cash equivalents	255.20	0.02	0.10	255.32	-	255.32

Total assets	255.31	0.12	0.10	255.53	(0.20)	255.33

Equity
Shareholders' equity	255.31	0.10	0.10	255.51	(0.20)	255.31
Current liabilities
Other current liabilities	-	0.02	-	0.02	-	0.02

Total liabilities and equity	255.31	0.12	0.10	255.53	(0.20)	255.33

  The "Total" column adds up the balance sheet positions of the three companies. Within the "Consolidation" column the investment of FGC in Intermediate Holding Company and the investment of Intermediate Holding Company in Bidder has been eliminated against the corresponding equity. No further material intercompany balances exist.

  Expected Implication on the financial position of the Bidder Group

  Except for the intended acquisition of AIXTRON Shares pursuant to the Takeover Offer, no other effects on the assets, financial and earnings positions of the Bidder Group, which have occurred since 31 May 2016 or may occur in the future were considered.

  The expected implications due to the completion of the Takeover Offer for the Bidder Group as of 31 May 2016 are set forth in the following table:

Expected implications for the Bidder Group as of 31 May 2016
EUR million	Bidder Group 31 May 2016	Debt financing	Expected changes due to the completion of the Combination	Bidder Group, adjusted after completion of the Combination

Non-current assets
Investment in AIXTRON	-	-	702.44	702.44
Current assets
Other current assets	0.01	-	-	0.01
Cash and cash equivalents	255.32	500.00	(702.44)	52.88

Total assets	255.33	500.00	-	755.33

Equity
Shareholders' equity	255.31	-	-	255.31
Non-current liabilities
Loan	-	500.00	-	500.00
Current liabilities
Other current liabilities	0.02	-	-	0.02

Total liabilities	0.02	500.00	-	500.02

Total liabilities and equity	255.33	500.00	-	755.33

  The impact of the Transaction on the Bidder Group is presented as if the Bidder Group would be one single entity and would prepare a separate statement of financial position. In such a hypothetical separate statement of financial position the investment in AIXTRON would be shown as one line item at cost in accordance with IAS 27.

  According to the assessment of the Bidder Group, the completion of the acquisition of all AIXTRON Shares under this Takeover Offer would affect the assets and finances of the Bidder Group as follows:

  (i)
  The non-current financial assets (investment in AIXTRON) will presumably increase from zero to EUR 702.44 million. This includes incidental acquisition costs of approximately EUR 25 million born in total by the Bidder Group. These costs would have to be capitalized if the Bidder Group would be one single entity and would prepare a separate statement of financial position.

  (ii)
  Cash position will be in a first step increased by EUR 500 million due to debt financing and in a second step reduced by the amount paid for the AIXTRON Shares and the incidental acquisition costs. That is EUR 702.44 million. Compared to the cash position of Bidder Group before the debt financing, the cash position of Bidder Group after implementation of the Transaction will be reduced by EUR 202.44 million. As described in Section 13.1 the maximum consideration amount payable by the Bidder under this Takeover Offer if the Takeover Offer is accepted for all issued AIXTRON Shares as well as all outstanding stock options and taking into account the transaction costs to be borne by Bidder would amount to a total of EUR 692,507,770. For the bidder group the total maximum consideration would be EUR 716,507,770 considering the maximum amount of transaction cost assumed for the Bidder group. If the Takeover Offer is intended to be fully performed first by way of equity financing in the full amount of EUR 230.35 million, it would generally not be necessary for the Bidder to utilize the granted loan facility (debt financing) up to the maximum ceiling of EUR 500 million in order to sufficiently finance the consideration amount. If the loan facility is not utilized up to the full amount, non-current liabilities and accordingly the cash position will be reduced.

14.3.2 Expected effects on the result position of the Bidder Group

  From the days of the incorporation of its companies until the date of publication of this Offer Document, the Bidder Group has neither conducted any business nor generated any income. Any income in the future may be derived from dividends paid by AIXTRON. However, the amount of such future income cannot be predicted and the Bidder does not have expectations with respect to dividends in the near future.

  Interest payable on the debt financing of the Bidder Group is presumed to be approximately EUR 25 million per annum.

14.4     Further illustrative financial information

14.4.1 Illustrative Bidder Group unaudited condensed consolidated financial information

  The following illustrative unaudited condensed consolidated financial information of the Bidder Group is intended to illustrate the effect of the Combination on the consolidated financial statement of the Bidder Group. The Combination will be accounted for as an acquisition under IFRS 3 Business Combinations.

  This illustrative financial information is not to be misconstrued as constituting the pro-forma financial information as defined in EU Prospectus Regulation No 809/2004 of 29 April 2004 or the IDW accounting standard on preparing pro-forma financial information (IDW RH 1.004) as the Bidder Group did not have access as of the preparation of this illustrative financial information to all information necessary for preparing such pro-forma financial information and was therefore only able to prepare this illustrative financial information with regard to AIXTRON on the basis of publicly available information.

  Presented below are the illustrative unaudited condensed consolidated balance sheet of the Group as of 31 March 2016 and the illustrative unaudited condensed consolidated income statement of the Group for the period ending 31 March 2016 (3 month period) and for the year ending 31 December 2015 (12 month period).

  The illustrative unaudited condensed consolidated balance sheet of the Group as of 31 March 2016 has been prepared as though the Combination occurred as of 31 March 2016. The illustrative unaudited condensed consolidated income statement of the Group for the period ending 31 March 2016 (3 month period) as well as for the year ending 31 December 2015 (12 month period) has been prepared as though the Combination had occurred as of 1 January 2015.

  Additional assumptions underlying the adjustments for illustrative purposes in this Section 14.4.1 are described in the accompanying notes under Section 14.4.2. The illustrative unaudited condensed consolidated financial information of the Group has been prepared based upon information derived from the following:

  (i)
  The unaudited consolidated quarterly financial statements of AIXTRON as of and for the period ending 31 March 2016 and the audited consolidated financial statements of AIXTRON as of and for the period ending 31 December 2015, which has been prepared in accordance with IFRS as adopted by the European Union. These financial statements also fully comply with IFRS as issued by the IASB.

  (ii)
  The Bidder Group has not prepared and published consolidated accounts so far. The Bidder Group's balance sheet as presented in Section 14.3.1 is deemed to comply with IFRS. The Bidder group does not conduct any business. As the Bidder Group did not exist on 31 March 2016 financial information as of 31 May 2016 have been used. For materiality reasons and simplification the income statement of the Bidder group is presented with zero amounts.

  According to IFRS 3 Business Combinations a business combination shall be accounted for by applying the acquisition method. The acquirer shall, at the acquisition date, allocate the consideration transferred by recognizing the acquiree's identifiable assets, liabilities and contingent liabilities that satisfy the recognition criteria at their fair values at that date. For the sake of simplicity, it was assumed for the purposes of this illustrative financial information that the acquisition was executed on 31 March 2016.

  As only public information was available until the date of publication of the Offer Document exactly recognizing and measuring the identifiable assets acquired and liabilities assumed was not possible. As a consequence, a purchase price allocation to be executed after the acquisition on full information basis could lead to substantially different recognition and measurement of the identifiable assets acquired and liabilities assumed than presented in this Offer Document. In addition, the earnings are subject to change due to differing depreciation/amortization expenses caused by changes in recognition and measurement as well as in depreciation/amortization periods.

  As of the date of the publication of this Offer Document, the valuation studies necessary to finalize the fair values of the assets acquired and liabilities assumed and the related allocation of the purchase price have not been completed. Accordingly, the Bidder Group has allocated the total estimated purchase price, calculated as described in the notes in Section 14.4.2. A final determination of these fair values will reflect, among other things, the Bidder Group's consideration of a final valuation based on the actual net tangible and intangible assets, such as customer relationships, technologies, in process R&D, and trade names that exist as of the completion date of the Combination. Any final adjustment will change the allocation of the purchase price; this will affect the fair value assigned to the assets and liabilities and could result in a material change to the illustrative unaudited condensed consolidated financial information of the Bidder Group.

  The Bidder Group may incur additional expenses in connection with change-in control provisions included in certain employment agreements or other contracts. However, based on current assumptions, it cannot be predicted which contracts may be subject to such triggers and it is not possible to quantify the related charges, if any. Recurring profits and losses (i.e. amortization of step-ups on intangible assets, interest costs) and non-recurring profits and losses (i.e. transaction costs) that result directly from the Combination have been included in the unaudited illustrative condensed consolidated statement of income.

  Illustrative Bidder Group unaudited condensed consolidated balance sheet (in million EUR)

Illustrative Bidder Group condensed consolidated balance sheet

	Historical financial information		Illustrative

EUR million	Bidder Group 31 May 2016	AIXTRON 31 Mar 2016	Sum	Adjustments	Note	Bidder Group consolidated

Non-current assets
Property, plant and equipment	-	78.96	78.96			78.96
Goodwill	-	74.59	74.59	228.87	(A)	303.46
Other intangible assets	-	5.98	5.98	94.02	(B)	100.00
Other non-current assets	-	3.33	3.33	-		3.33

	-	162.86	162.86	322.89		485.75
Current assets
Inventories	-	73.63	73.63	-		73.63
Trade receivables, net	-	18.22	18.22	-		18.22
Other current assets & current tax rec.	0.01	9.11	9.12	-		9.12
Other financial assets	-	80.55	80.55	-		80.55
Cash and cash equivalents	255.32	101.34	356.66	(195.61)	(D) (E) (F)	161.05

	255.33	282.85	538.18	(195.61)		342.57

Total assets	255.33	445.71	701.04	127.28		828.32

Equity
Fully paid capital	255.89	111.58	367.47	(111.58)	(C)	255.89
Additional paid-in capital	-	372.84	372.84	(372.84)	(C)	-
Other reserves	(0.58)	(108.82)	(109.40)	83.82	(C)	(25.58)

Shareholders' equity	255.31	375.60	630.91	(400.60)		230.31
Non-current liabilities
Loans	-	2.21	2.21	500.00	(D)	502.21
Other non-current provisions	-	0.84	0.84	-		0.84
Deferred tax liabilities	-	-	-	27.88	(B)	27.88

	-	3.05	3.05	527.88		530.93
Current liabilities
Advance payments from customers	-	32.08	32.08	-		32.08
Other current provisions	-	18.86	18.86	-		18.86
Other current liabilities	0.02	16.12	16.14	-		16.14

	0.02	67.06	67.08	-		67.08

Total liabilities	0.02	70.11	70.13	527.88		598.01

Total liabilities and equity	255.33	445.71	701.04	127.28		828.32

  Illustrative Bidder Group unaudited condensed consolidated income statement for the period ending 31 March 2016 (in million EUR)

Illustrative unaudited condensed consolidated income statements
	Historical financial information		Illustrative

EUR million	Bidder Group	AIXTRON 31 Mar 2016	Sum	Adjustments	Note	Bidder Group consolidated

Revenues	-	21.42	21.42	-		21.42
Cost of goods sold	-	(18.30)	(18.30)	(2.10)	(a)	(20.40)

Gross profit		3.12	3.12	(2.10)		1.02
Selling expenses	-	(2.95)	(2.95)	-		(2.95)
General administration expenses	-	(3.81)	(3.81)	-		(3.81)
Research and development costs	-	(13.34)	(13.34)	-		(13.34)
Other operating income/expenses	-	2.25	2.25	-		2.25

Operating result	-	(14.73)	(14.73)	(2.10)		(16.83)
Finance Income/expense	-	0.12	0.12	(6.25)	(b) (c)	(6.13)

Earnings/ loss before taxes	-	(14.61)	(14.61)	(8.35)		(22.96)
Income taxes	-	(0.92)	(0.92)	0.63	(d)	(0.29)

Net profit	-	(15.53)	(15.53)	(7.72)		(23.25)

  Illustrative Bidder Group unaudited condensed consolidated income statement for the period ending 31 December 2015 (in million EUR)

Illustrative unaudited condensed consolidated income statements
	Historical financial information		Illustrative

EUR million	Bidder Group	AIXTRON 31 Dec 2015	Sum	Adjustments	Note	Bidder Group consolidated

Revenues	-	197.76	197.76	-		197.76
Cost of goods sold	-	(147.94)	(147.94)	(8.40)	(a)	(156.34)

Gross profit	-	49.82	49.82	(8.40)		41.42
Selling expenses	-	(11.54)	(11.54)	-		(11.54)
General administration expenses	-	(16.28)	(16.28)	-		(16.28)
Research and development costs	-	(55.42)	(55.42)	-		(55.42)
Other operating income/expenses	-	6.69	6.69	(25.00)	(e)	(18.31)

Operating result	-	(26.73)	(26.73)	(33.40)		(60.13)
Finance Income/expense	-	0.77	0.77	(25.00)	(b) (c)	(24.23)

Earnings/ loss before taxes	-	(25.96)	(25.96)	(58.40)		(84.36)
Income taxes	-	(3.20)	(3.20)	2.50	(c)	(0.70)

Net profit	-	(29.16)	(29.16)	(55.90)		(85.06)

14.4.2 Notes to the illustrative unaudited condensed consolidated financial information set out under Section 14.4.1

  Note 1 – Basis of presentation

  The Bidder Group's illustrative unaudited condensed financial information has been prepared on a basis consistent in all material respects with the accounting policies of the Bidder Group in accordance with IFRS as issued by the IASB. Since the Bidder Group has neither generated any income nor incurred material expenses up to 31 May 2016 the respective historical income statements show nil.

  No adjustments to the historical financial statements of AIXTRON have been necessary to comply with the Bidder Group's accounting policies. Financial statements of AIXTRON do comply with IFRS as issued by IASB. Hence, historical financial statements as previously published by AIXTRON are used as historical data.

  The purchase price paid as Offer Consideration for AIXTRON Shares has been allocated to the assets acquired and the liabilities assumed based on the Bidder Group's preliminary estimate of the respective fair values as of the date of the Combination. Definitive allocations will be performed when estimates are finalized.

  Accordingly, the purchase price allocation adjustments for illustrative purposes are preliminary, have been made solely for the purpose of providing illustrative unaudited condensed consolidated financial information and are subject to revision based on a final determination of fair value after the closing of the Combination.

  The accompanying illustrative unaudited condensed consolidated financial information does not include any anticipated costs savings or other effects of the planned integration of the combined companies. Accordingly, the amounts shown in the Bidder Group's illustrative unaudited condensed consolidated income statements are not necessarily indicative of the results of operations that would have resulted if the acquisition had occurred at the beginning of the periods presented or that may result in the future.

  The illustrative unaudited condensed consolidated financial information is presented for illustrative purposes only. Because of its nature, it addresses a hypothetical situation and it can only represent under the described assumptions and the described initial situation how the consolidated results of operations would have been reported if the Combination had been completed as of the dates described. It is only indicative of the future results that may actually develop differently than expected. The adjustments for explanatory purposes are based on available information and specific assumptions that the Bidder Group considers appropriate for the purposes of this Offer Document.

  Note 2 – Preliminary purchase price allocation

  Based on publicly available information (e.g. annual reports, press releases, analyst reports) the Bidder Group derived estimates of differences between carrying amounts and fair values for the below listed items of AIXTRON's quarterly financial statements as of 31 March 2016. Due to lack of precise information the Bidder Group considered the carrying amounts of all other items of AIXTRON's quarterly financial statements as of 31 March 2016 as best indication for their fair values.

  (i)
  Intangible assets:

    The Bidder Group estimates a fair value of the identifiable intangible assets to be recognized in the amount of about EUR 100 million. In comparison to the carrying amount of approximately EUR 5.98 million this represents a step-up of approximately EUR 94.02 million. Identifiable intangible assets to be recognized include primarily existing technology and customer relationships. In process R&D and order backlog were not recognized due to lack of information.

    The identified step-ups on the intangible assets of approximately EUR 94.02 million do increase the annual amortization by EUR 8.40 million.

  (ii)
  Deferred tax liabilities:

    Along with the estimated step-ups of approximately EUR 94.02 million on intangible assets, deferred tax liabilities in the amount of approximately EUR 27.88 million arise by assuming a typified average tax rate of Germany.

    Along with the amortization of the estimated step-ups of EUR 8.40 million per annum, an amortization of the deferred tax liability of EUR 2.49 million has to be recognized for the 12 month period.

  (iii)
  Goodwill:

    The Bidder Group derived the amount of the goodwill as follows:

€m
Carrying amount net assets (total shareholders' equity, historical)	375.60
plus increase of net assets through sale of treasury shares	6.83
less carrying amount goodwill	–74.59

Adjusted carrying amount of net assets	307.84
Step-up intangible assets	94.02
Increase deferred tax liabilities	–27.88

Fair value of net assets (before goodwill)	373.98
Maximum Consideration Amount	677.44

Goodwill	303.46

    The residual between the estimated consideration amount of approximately EUR 677.44 million and the preliminary estimated fair value of the net assets acquired (before goodwill) in the amount of approximately EUR 373.98 million leads to a goodwill of approximately EUR 303.46 million.

  The Bidder points out that the consequences of the Takeover Offer on future assets, results of operations and the financial position of the consolidated Bidder Group cannot be predicted at present. In particular, this is due to (but not limited to) the following reasons:

  (i)
  Due to usage of publicly available information only, the step-ups for intangible assets could not be calculated precisely. Consequently, the amortization effects can differ significantly;

  (ii)
  due to lack of information the possible step-ups for in process R&D could not be calculated;

  (iii)
  due to lack of information the possible step-ups for inventory and order backlog could not be calculated. Consequently, the estimated annual earnings effects do not consider effects from possible inventory step-ups and order backlog;

  (iv)
  due to lack of information the step-ups for tangible assets could not be calculated. Consequently, the estimated annual earnings effects do not consider depreciation effects from possible tangible assets step-ups; and

  (v)
  due to lack of information and for simplification no effects that could arise under IFRS 3 Business Combinations regarding AIXTRON's share based payment plans have been considered.

  The future assets and liabilities and future depreciation/amortization in the Bidder Group's financial statements after initial consolidation of AIXTRON could differ substantially from the illustrative effects presented.

  Note 3 – Illustrative adjustments

  Adjustment to the illustrative consolidated condensed balance sheet as of 31 March 2016

  (A)
  The item goodwill will presumably increase from EUR 74.59 million to EUR 303.46 million. The increase corresponds to the goodwill for AIXTRON as estimated in the course of the preliminary purchase price allocation. Goodwill is not amortized in future periods. It is tested for impairment only.

  (B)
  The intangible assets would increase by EUR 94.02 million due to the step-up as a result of the preliminary purchase price allocation. Along with the estimated step-up for intangible assets, deferred tax liabilities will be increased by EUR 27.88 million.

  (C)
  Equity of AIXTRON in the amount of EUR 375.60 million will be eliminated in the course of the capital consolidation of AIXTRON. The consolidation adjustment includes incidental acquisition costs of approximately EUR 25 million which have to be accounted for as expense according to IFRS 3 Business Combinations in the group accounts.

  (D)
  Non-current loans would be increased from EUR 2.21 million to EUR 502.21 million due to the partly debt financing of the transaction. Correspondingly, the cash position will be increased by EUR 500 million. However, the cash position is decreased by the amount paid for the AIXTRON Shares and the incidental acquisition costs, which is EUR 702.44 million in total. The net effect on cash is a decrease of EUR 202.44 million.

  (E)
  As described in Section 13.1 the maximum consideration amount payable by the Bidder under this Takeover Offer if the Takeover Offer is accepted for all issued AIXTRON Shares as well as all outstanding stock options and taking into account the transaction costs to be borne by Bidder would amount to a total of EUR 692,507,770. For the bidder group the total maximum consideration would be EUR 716,507,770 considering the maximum amount of transaction cost assumed for the Bidder group. If the Takeover Offer is intended to be fully performed first by way of equity financing in the full amount of EUR 230.35 million, it would generally not be necessary for the Bidder to utilize the granted loan facility (debt financing) up to the maximum ceiling of EUR 500 million in order to sufficiently finance the consideration amount. If the loan facility is not utilized up to the full amount, non-current liabilities and accordingly the cash position will be reduced.

  (F)
  Based on the assumption that the Bidder will acquire all 1,138,572 treasury shares which AIXTRON holds as of 30 June 2016, a portion of the Bidder's total consideration is directly paid to AIXTRON itself as part of the Combination. That is, the AIXTRON cash position will presumably increase by EUR 6.83 million. Correspondingly, the AIXTRON net assets will be increased from EUR 375.60 million to EUR 382.43 million. The increase in AIXTRON's net assets leads, in turn, to a reduction of the Goodwill in the same amount of EUR 6.83 million.

  The illustrative condensed consolidated income statement for the period ending 31 March 2016 represents a period of three months. The illustrative condensed consolidated income statement for the period ending 31 December 2015 represents a period of twelve months.

  Recurring effects

  (a)
  The costs of goods sold will presumably increase due to amortization of stepped-up intangible assets by EUR 2.10 million for the 3 month period ending 31 March 2016 and EUR 8.40 million for the 12 month period ending 31 December 2015, respectively.

  (b)
  Finance expenses will presumably increase by the amount paid as interest on the debt financing. Given the respective financing conditions the interest rate is determined as EURIBOR rate plus 5 (five) basis points. Currently the EURIBOR is close to zero. Furthermore, the development of the EURIBOR is not predictable. For these reasons and for simplification the EURIBOR is not taken into account. As a result the amount to be paid as interest is EUR 6.25 million for the 3 month period ending 31 March 2016 and EUR 25 million for the 12 month period ending 31 December 2015, respectively. The amounts are calculated based on the loan outstanding of EUR 500 million and an interest rate of 5.00 per cent.

  (c)
  As described in Section 13.1 the maximum consideration amount payable by the Bidder under this Takeover Offer if the Takeover Offer is accepted for all issued AIXTRON Shares as well as all outstanding stock options and taking into account the transaction costs to be borne by Bidder would amount to a total of EUR 692,507,770. For the Bidder Group the total maximum consideration would be EUR 716,507,770 considering the maximum amount of transaction costs assumed for the Bidder Group. If the Takeover Offer is intended to be fully performed first by way of equity financing in the full amount of EUR 230.35 million, it would generally not be necessary for the Bidder to utilize the granted loan facility (debt financing) up to the maximum ceiling of EUR 500 million in order to sufficiently finance the consideration amount. If the loan facility is not utilized up to the full amount, non-current liabilities and accordingly interest expenses from debt financing will be reduced.

  (d)
  Income tax expenses will be reduced by EUR 0.62 million because of the reversal of deferred tax liabilities on stepped-up intangible assets for the period ending 31 March 2016 and EUR 2.49 million for the 12 month period ending 31 December 2015, respectively.

  Non-recurring effects

  Other operating expenses will presumably increase by EUR 25 million due to the incidental acquisition costs (transaction costs) that have to be accounted for as expense when they occur.

14.4.3 Impact of the Takeover Offer on the financial situation of Mr Liu

  Mr Liu is the ultimate controlling shareholder of the Bidder Group. He owns 51 per cent in FGC and is the general partner of FGC. As discussed above, Mr Liu's capital commitment to FGC is CNY 1,020 million (approximately EUR 138.21 million), of which approximately CNY 959 million (approximately EUR 129.94 million) had been paid as of 31 May 2016. FGC's limited partner owns 49 per cent in FGC and has a CNY 980 million (approximately EUR 132.79 million) capital commitment to FGC, of which approximately CNY 921 million (approximately EUR 124.80 million) had been paid as of 31 May 2016.

  Prior to the publication of this Offer Document, FGC has entered into a commitment letter with Bidder pursuant to which it has agreed to contribute or loan up to CNY 1.7 billion (approximately EUR 230.35 million) cash to Bidder to finance the Takeover Offer. The FGC capital commitments are the source for the funding of such equity financing.

  While the Bidder Group does not believe financial information regarding Mr Liu is material to an AIXTRON Securityholder's decision whether to tender AIXTRON Shares in the Takeover Offer, the Bidder Group is providing the following financial and other information regarding Mr Liu.

  The equity financing will be fully utilized to pay for AIXTRON Shares in the Takeover Offer prior to the use of any debt resulting from the Financing Term Sheet or the Irrevocable Payment Guarantees. Other than with respect to equity financing, the acquisition of AIXTRON Shares in the Takeover Offer will not directly impact the financial position of Mr Liu. However, Mr Liu is obligated to pay the remaining approximately CNY 61 million (approximately EUR 8.27 million) due under Mr Liu's capital commitment.

  It is expected that interest and principal payments due under any debt resulting from the Financing Term Sheet or the Irrevocable Payment Guarantees will be paid by the Bidder Group, including, as necessary, through additional pro rata capital contributions to FGC by its limited partner and Mr Liu as FGC's general partner. To the extent such additional capital contributions are needed and are not made by FGC's limited partner, Mr Liu may be obligated to pay all of the Bidder Group's obligations under any debt resulting from the Financing Term Sheet or the Irrevocable Payment Guarantees out of his own resources. For more information regarding any debt resulting from the Financing Term Sheet or the Irrevocable Payment Guarantees, see Sections 13.2.2 and 13.3.

  As described in Section 7.3, Mr Liu controls companies mostly in the PRC. Mr Liu's net worth exceeds CNY 3 billion (approximately EUR 406.5 million) as of the date of publication of this Offer Document. As of the date of publication of this Offer Document, Mr Liu has over CNY 2 billion (approximately EUR 271 million) of liquid assets. These liquid assets consist primarily of cash, certificates of deposit, securities and life insurance policies. Mr Liu's illiquid assets primarily consist of long term equity investments and real estate. Mr Liu does not have any contingent liabilities that are material compared to his net worth. Mr Liu has no liabilities that are due and payable prior to the Long Stop Date, other than immaterial liabilities for which Mr Liu has sufficient funds to pay when due.

15.        Right of withdrawal

  AIXTRON Securityholders who have accepted the Takeover Offer have the following rights of withdrawal:

15.1     Right to withdraw without giving reasons

  The staff of the SEC's Division of Corporation Finance has stated to the Bidder that they are in a position to grant certain requested relief (see Section 20). This Offer Document has been prepared on the basis that such relief is granted. Such relief affects in particular AIXTRON Securityholders' withdrawal rights. Accordingly, AIXTRON Securityholders who have accepted the Takeover Offer have withdrawal rights as follows:

  (i)
  AIXTRON Securityholders, who accepted the Takeover Offer during the Acceptance Period, may withdraw their declared acceptance in respect of their AIXTRON Securities at any time until the expiration of the Acceptance Period, without having to give any reason;

  (ii)
  AIXTRON Securityholders will have no withdrawal rights during the 30-calendar-day period following the expiration of the Acceptance Period, even if the Offer Conditions stated in Section 4.2.2 have not yet been satisfied or effectively waived and the Bidder has, accordingly, not yet become obligated to pay the Offer Consideration. It is possible that the Bidder will request an extension of such 30-day period from the staff of the SEC's Division of Corporation Finance and will publish its grant, if any, prior to the expiration of the 30-day period in accordance with Section 20;

  (iii)
  If the Offer Conditions stated in Section 4.2.2 have not yet been satisfied (and not been effectively waived – if permissible – before the expiration of the Acceptance Period) at the end of the 30th calendar day after the expiration of the Acceptance Period, AIXTRON Securityholders will have the right to withdraw the declared acceptance for their tendered AIXTRON Securities, during the period after the end of the 30th calendar day following the expiration of the Acceptance Period until the Offer Conditions stated in Section 4.2.2 are satisfied (and the Bidder thereby becomes obligated to pay the Offer Consideration), unless the Bidder has been granted an extension of the 30-day-period from the staff of the SEC's Division of Corporation Finance and has published such grant prior to the expiration of the 30-day-period in accordance with Section 20; and

  (iv)
  If the Offer Conditions stated in Section 4.2.2 are only satisfied after the expiration of the Acceptance Period, AIXTRON Securityholders may not withdraw their acceptance with respect to their AIXTRON Securities during the period from the date of the satisfaction of the Offer Conditions stated in Section 4.2.2 until the date of payment of the Offer Consideration.

15.2     Right to withdraw in the event of an amendment to the Takeover Offer or a Competing Offer

  In addition to the rights of withdrawal described under Section 15.1:

  (i)
  In the event of an amendment of the Takeover Offer pursuant to section 21 para. 1 of the German Takeover Act (including a waiver of any Offer Condition), AIXTRON Securityholders may, at any time until the expiration of the Acceptance Period, withdraw from the agreements entered into as a result of acceptance of the Takeover Offer if and to the extent that they have accepted the Takeover Offer prior to the publication of the amendment of the Takeover Offer (section 21 para. 4 of the German Takeover Act), and

  (ii)
  in the event of a Competing Offer pursuant to section 22 para. 1 of the German Takeover Act, AIXTRON Securityholders may, at any time until the expiration of the Acceptance Period, withdraw from the agreements entered into as a result of acceptance of the Takeover Offer if and to the extent that they have accepted the Takeover Offer prior to the publication of the offer document for the Competing Offer (section 22 para. 3 of the German Takeover Act).

15.3     Exercise of the right of withdrawal

15.3.1 Exercise of the right of withdrawal with respect to AIXTRON Shares

  This Section 15.3.1 applies exclusively to AIXTRON Shareholders who accepted the Takeover Offer for AIXTRON Shares and wish to exercise their rights of withdrawal.

  AIXTRON Shareholders may exercise their right of withdrawal pursuant to Section 15.1 or 15.2 only by taking the following steps:

  (i)
  declaring their withdrawal in writing vis-à-vis their Custodian Bank for a specified number of AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares, respectively, in due time as set out in Section 15.1 or 15.2; and

  (ii)
  instructing their Custodian Bank to arrange for a respective number of AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares, respectively, held in their securities account as is equivalent to the number of AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares, respectively, in respect of which they have declared their withdrawal to be re-booked under the ISIN DE000A0WMPJ6 at Clearstream or to cause the reversal of the book-entry transfer to ISIN DE000A0WMPJ6.

  The declaration of withdrawal will only become effective if the AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares, respectively, in respect of which the withdrawal has been declared have been re-booked under ISIN DE000A0WMPJ6 at Clearstream or the reversal of the book-entry transfer of such AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares, respectively, has been effected by no later than 18:00 hrs local time Frankfurt am Main, Germany, and 12:00 p.m. local time New York, United States, respectively, on the second Banking Day after expiration of the period in which the AIXTRON Shareholder is entitled to a right of withdrawal according to Sections 15.1 and 15.2. This re-booking must be procured by the Custodian Bank following receipt of the declaration of withdrawal without undue delay (unverzüglich).

15.3.2 Exercise of the right of withdrawal with respect to AIXTRON ADSs

  This Section 15.3.2 applies exclusively to AIXTRON ADS Holders who accepted the Takeover Offer for AIXTRON Shares represented by AIXTRON ADSs and wish to exercise their rights of withdrawal.

  For a withdrawal of a tender of AIXTRON Shares represented by AIXTRON ADSs to be effective, a written notice of withdrawal must be timely received by the ADS Tender Agent at the address set forth in Section 11.2.1. Any such notice of withdrawal must specify:

  (i)
  The name of the person who tendered the AIXTRON ADSs to be withdrawn; and

  (ii)
  the number of AIXTRON ADSs to be withdrawn and the name of the holder of such AIXTRON ADSs, if the name is different from the person who tendered such AIXTRON ADSs. If AIXTRON ADRs evidencing AIXTRON ADSs to be withdrawn have been delivered to the ADS Tender Agent, then, prior to the physical release of such AIXTRON ADRs, the certificate numbers shown on such AIXTRON ADRs must be submitted to the ADS Tender Agent. The signature(s) on the notice of withdrawal must be medallion guaranteed, if the original ADS Letter of Transmittal required a signature guarantee. If AIXTRON Shares represented by AIXTRON ADSs have been tendered for sale pursuant to the procedure for book-entry transfer as set forth in clause (iii) of Section 11.2.2 any declaration of withdrawal must specify the name and number of the account at the DTC to be credited with the withdrawn AIXTRON ADSs or must otherwise comply with DTC's procedures.

15.4     Legal consequences of the withdrawal; costs incurred in connection with the exercise of the right of withdrawal

  Upon valid exercise of their withdrawal right, AIXTRON Securityholders will be deemed to have withdrawn from the contract that was entered into as a result of their acceptance of the Takeover Offer.

  A withdrawal of acceptance of the Takeover Offer may not be revoked, and any AIXTRON Tendered Shares or AIXTRON Subsequently Tendered Shares (including the AIXTRON Shares represented by AIXTRON ADSs) that are properly withdrawn will thereafter be deemed not validly tendered for purposes of this Takeover Offer. However, an AIXTRON Securityholder may accept this Takeover Offer again by re-tendering its AIXTRON Shares or AIXTRON ADSs representing AIXTRON Shares in accordance with the acceptance procedures described in this Offer Document at any time before the expiration of the Acceptance Period or the Additional Acceptance Period, respectively.

  The rescission will take place promptly and will be free of charge for AIXTRON Securityholders. Any costs incurred in connection with the exercise of the right of withdrawal shall be borne by Bidder.

16.        Information for AIXTRON Securityholders who do not accept the Takeover Offer

  AIXTRON Securityholders who do not intend to accept the Takeover Offer should consider the following:

  (i)
  AIXTRON Securities in respect of which the Takeover Offer is not accepted can continue to be traded. However, the present stock exchange prices of AIXTRON Securities are likely influenced by the fact that on 23 May 2016 the Bidder announced its intention to make this Takeover Offer at an Offer Consideration of EUR 6.00 per AIXTRON Share. It is uncertain whether, following implementation of this Takeover Offer, the stock exchange price of AIXTRON Shares will remain at its present level or will rise above it or fall below it.

  (ii)
  The implementation of the Takeover Offer will presumably result in a reduction of the number of AIXTRON Securities trading. It is therefore expected that supply and demand in AIXTRON Securities following implementation of the Takeover Offer will be lower than today and thus that the liquidity of the AIXTRON Securities will be reduced. A lower liquidity of the market in AIXTRON Securities could result in greater price fluctuations of AIXTRON Securities than in the past and it is possible that purchase and sell orders relating to AIXTRON Securities cannot be executed in a timely manner or at all.

  (iii)
  The AIXTRON Shares are currently included in the TecDAX and certain other stock exchange indices. The AIXTRON ADSs are currently included in the NASDAQ Composite Index. The implementation of the Takeover Offer, in particular the presumed reduction of the number of the AIXTRON Shares trading, may have the consequence that AIXTRON does no longer fulfil the criteria specified by Deutsche Börse AG for the AIXTRON Shares to remain included in the TecDAX. It is possible that this will result in the exclusion of the AIXTRON Shares from the TecDAX, in which case in particular institutional investors that track the TecDAX index in their portfolio are expected to refrain from further acquisitions of the AIXTRON Shares and to sell their AIXTRON Shares. An accordingly increased supply of AIXTRON Shares paired with a lower demand for AIXTRON Shares may have a negative impact on the stock exchange price of the AIXTRON Shares. The Takeover Offer may have similar effects with respect to the inclusion of AIXTRON Shares in other stock exchange indices and with respect to the inclusion of AIXTRON ADSs in the NASDAQ Composite Index.

  (iv)
  Depending on the actual acceptance quota of the Takeover Offer, the Bidder may acquire the necessary voting majority to pass important structural measures at the general meeting of AIXTRON. This includes, for example, election and dismissal of Supervisory Board (Aufsichtsrat) members elected by the shareholders, amendments to the articles of association, increases of the share capital, creation of conditional and authorized capital and, if the applicable legal majority requirements are met, the exclusion of subscription rights of shareholders in relation to capital measures, reorganisations, mergers and other measures under transformation law as well as dissolution and liquidation. According to German law, only some of the aforementioned measures would require an offer by the Bidder to the outside shareholders to acquire their shares in exchange for an appropriate compensation on the basis of a valuation of AIXTRON and none would require the Bidder to grant a guaranteed dividend. As such enterprise valuation would have to be based on the circumstances existing at the time of adoption of the relevant resolution in the general meeting of AIXTRON for the relevant measure, the consideration to be offered may be equal to the Offer Consideration, but it could also be higher or lower. The implementation of certain of these measures could also result in the delisting of the AIXTRON Shares.

  (v)
  If Bidder acquires sufficient AIXTRON Shares to pass any necessary shareholders' resolutions, the Bidder might consider to conclude a domination and profit and loss transfer agreement with AIXTRON as the dominated company pursuant to sections 291 et. seq. of the Stock Corporation Act. Entering into a domination and profit and loss transfer agreement requires, among other things, the consent of at least 75 per cent of the represented share capital at a general shareholders meeting of AIXTRON. If such a domination and profit and loss transfer agreement were entered into between the Bidder and AIXTRON, once the agreement becomes legally effective, the following would apply: The Bidder will be able to issue binding instructions to the Executive Board of AIXTRON with respect to the management of AIXTRON and can, therefore, exercise control over the management of AIXTRON. In addition, AIXTRON will be obligated to transfer to the Bidder all of its annual net profits that would arise without the profit transfer, minus losses carried forward and allocations to the legal reserves. Conversely, the Bidder will be obligated to compensate any annual net loss of AIXTRON that would occur without such a domination and profit and loss transfer agreement and that were not offset by withdrawals from other retained earnings formed during the term of the domination and profit and loss transfer agreement. Such a domination and profit and loss transfer agreement will also provide for, among other things, an obligation on the part of the Bidder (a) to offer the outside AIXTRON Shareholders to acquire their AIXTRON Shares for an appropriate cash consideration, and (b) to pay the remaining outside AIXTRON Shareholders a compensation by way of recurring payments (guaranteed dividend). The amount of the recurring payments and the cash consideration will be determined by reference to the circumstances existing at the time of adoption of the relevant resolution in the general meeting of AIXTRON. The appropriateness of the amount of the cash consideration and the recurring payments can be reviewed in a judicial appraisal procedure (Spruchverfahren). The amount of the appropriate recurring payments can be equal to the dividends distributed by AIXTRON to its shareholders in the past, but it could also be higher or lower. The amount of the appropriate cash consideration can be equal to the Offer Consideration, but it could also be higher or lower.

  (vi)
  If, following the completion of the Transaction, the Bidder directly or indirectly holds a sufficient number of AIXTRON Shares in order to demand a transfer of the AIXTRON Shares from the outside shareholders to the principal shareholder in exchange for a fair cash compensation (squeeze-out), the Bidder and the

    Additional Control Acquirors may consider, insofar as it is economically reasonable at the relevant time, to initiate the measures necessary for such a squeeze-out of the outside AIXTRON Shareholders; specifically:

    If the Bidder's shareholding of AIXTRON Shares, upon completion of the Takeover Offer, reaches or exceeds the threshold of 95 per cent of AIXTRON's share capital, the Bidder may consider submitting an application pursuant to section 39a para. 1 sentence 1 of the German Takeover Act within three months following the expiration of the Acceptance Period demanding the transfer of the remaining AIXTRON Shares in exchange for an appropriate compensation by court order (squeeze-out under takeover law). The consideration offered and paid under this Takeover Offer will be considered to constitute an appropriate compensation if, as a result of this Takeover Offer, the Bidder has acquired AIXTRON Shares corresponding to at least 90 per cent of AIXTRON's share capital at which the Takeover Offer was directed. If the Bidder is entitled to file a request under section 39a of the German Takeover Act, AIXTRON Shareholders who did not accept the Takeover Offer would still be entitled to accept the Takeover Offer within a period of three months from the expiration of the Acceptance Period, section 39c of the German Takeover Act in connection with section 39a of the German Takeover Act. The Bidder would publish the modalities of the technical settlement of the tender in a timely manner.

    If the Bidder's shareholding of AIXTRON Shares, upon completion of the Takeover Offer or at any given time in the future, reaches or exceeds the threshold of 90 per cent of AIXTRON's share capital, the Bidder may consider, in connection with a merger of AIXTRON into the Bidder to demand the exclusion of the outside AIXTRON Shareholders in exchange for an appropriate cash compensation in accordance with section 62 para. 5 of the German Transformation Act in connection with sections 327a et. seq. of the Stock Corporation Act (squeeze-out under transformation law). The amount of the cash compensation would be determined by reference to the circumstances existing at the time the general meeting of AIXTRON adopted the relevant resolution. The appropriateness of the amount of the cash compensation can be reviewed in a judicial appraisal procedure (Spruchverfahren). The amount of the appropriate cash compensation could be equal to the Offer Consideration, but it could also be higher or lower.

    If the Bidder's shareholding of AIXTRON Shares, upon completion of the Takeover Offer or at any given time in the future, reaches or exceeds the threshold of 95 per cent of AIXTRON's share capital, the Bidder may consider to demand transfer of the AIXTRON Shares from the outside AIXTRON Shareholders in exchange for an appropriate cash compensation in accordance with sections 327a et. seq. of the Stock Corporation Act (squeeze-out under Stock Corporation Act). The amount of the cash compensation would be determined by reference to the circumstances existing at the time the general meeting of AIXTRON adopted the relevant resolution. The appropriateness of the amount of the cash compensation can be reviewed in a judicial appraisal procedure (Spruchverfahren). The amount of the appropriate cash compensation could be equal to the Offer Consideration, but it could also be higher or lower.

    The implementation of a squeeze-out of the minority shareholders would result in a termination of the stock exchange listing of AIXTRON and the ADS Deposit Agreement.

  (vii)
  If the Bidder's shareholding of AIXTRON Shares following the Takeover Offer were to reach or exceed the threshold of 95 per cent of AIXTRON's share capital, AIXTRON Shareholders who did not accept the Takeover Offer would still be entitled to accept the Takeover Offer within a period of three months from the expiration of the Acceptance Period (section 39c of the German Takeover Act in connection with section 39a of the German Takeover Act).

    If the Bidder were to reach or exceed a shareholding of 95 per cent in AIXTRON Shares upon completion of the Takeover Offer, the Bidder would be required to publish this fact on the internet at http://www.grandchip-aixtron.com and in the German Federal Gazette (Bundesanzeiger) pursuant to section 23 para. 1 sentence 1 no. 4 of the German Takeover Act. If the Bidder did not comply with this obligation, the three-month period for the acceptance of the Takeover Offer pursuant to section 39c sentence 2 of the German Takeover Act would only commence upon fulfilment of the publication requirement.

  (viii)
  Following completion of the Takeover Offer, the Bidder and the Additional Control Acquirors may consider, to the extent legally permissible and provided the relevant prerequisites are fulfilled, the benefits of a delisting of (a) the AIXTRON Shares from trading on the regulated market (Regulierter Markt) of the FSE or in the sub-sector of the regulated market with additional obligations arising from admission (Prime Standard) or entirely from the FSE and/or (b) the AIXTRON ADSs from the NASDAQ, as well as terminating the registration of the AIXTRON Securities under the U.S. Exchange Act. In case of a downlisting or delisting, the Bidder has to submit a public offer for all AIXTRON Shares. The consideration offered for the AIXTRON Shares must be in cash and may not be less than (a) the weighted average domestic market price of the AIXTRON Shares during the last six month prior to the publication of the decision to launch the public offer, or (b) the highest consideration provided or agreed to by the Bidder for the acquisition of AIXTRON Shares within the last six months prior to the publication of the respective offer document. In case of a revocation of the admission to sub-sector of the regulated market of the FSE with additional obligations arising from admission (Prime Standard), the AIXTRON Shareholders could no longer benefit from the more stringent reporting obligations of the Prime Standard segment. In the case of a termination of the registration in the United States, the information required to be furnished by AIXTRON to AIXTRON Securityholders and to the SEC under U.S. disclosure rules would be substantially reduced and certain provisions of the U.S. Exchange Act would not be applicable to AIXTRON and the AIXTRON Securities.

  (ix)
  The AIXTRON Securities are currently registered under the U.S. Exchange Act in the United States. The Bidder might contemplate terminating such registration to the extent that such termination is permissible under the applicable law. The termination of the registration under the U.S. Exchange Act would substantially reduce the information required to be furnished by AIXTRON to AIXTRON Securityholders and to the SEC under U.S. disclosure rules and would make certain provisions of the U.S. Exchange Act inapplicable to AIXTRON and the AIXTRON Securities.

  (x)
  AIXTRON might contemplate terminating the ADS Deposit Agreement, pursuant to which the AIXTRON Depositary maintains an ADS facility for the AIXTRON Shares. If and when the ADS Deposit Agreement is terminated, holders of AIXTRON ADSs will only have the right to receive AIXTRON Shares underlying AIXTRON ADSs upon surrender of AIXTRON ADSs and payment of applicable fees of the AIXTRON Depositary and of any applicable taxes or governmental charges. At any time after the expiration of four months from the date of termination, the AIXTRON Depositary may sell the remaining deposited AIXTRON Shares held under the ADS Deposit Agreement and hold the proceeds of such sale for the benefit of holders of AIXTRON ADSs that have not been surrendered. Whether or not the ADS Deposit Agreement is terminated, if the Takeover Offer is consummated, the number of AIXTRON ADSs outstanding would be reduced, which could reduce the liquidity and market value of both the AIXTRON ADSs and their underlying AIXTRON Shares.

17.        Executive Board and Supervisory Board of AIXTRON

17.1     Cash payments and valuable benefits for members of the Executive Board or the Supervisory Board of AIXTRON

  Neither members of the Executive Board (Vorstand) nor members of the Supervisory Board (Aufsichtsrat) of AIXTRON were granted, or given the prospect of, cash payments or other valuable benefits in connection with this Takeover Offer by the Bidder or Persons Acting Jointly With The Bidder. The Bidder, FGC and Mr Liu have full trust and confidence in the current members of the Executive Board and have no intention to support any action aiming at the removal of its current members or the termination of any corresponding service agreement.

17.2     Reasoned Statement

  Pursuant to section 27 para. 1 of the German Takeover Act, the Executive Board and the Supervisory Board of AIXTRON are obliged to issue a reasoned statement with regard to the Takeover Offer as well as with regard to any amendments of the Takeover Offer. In accordance with section 27 para. 3 of the German Takeover Act, the Executive Board and the Supervisory Board of AIXTRON are required to publish the reasoned statement in accordance with section 14 para. 3 sentence 1 of the German Takeover Act without undue delay after receipt of this Offer Document and any amendments thereto from the Bidder.

18.        Facilitating banks, fees and expenses

  In connection with this Takeover Offer, Deutsche Bank AG acts as Central Settlement Agent for the AIXTRON Shares and The Bank of New York Mellon acts as ADS Tender Agent for the AIXTRON ADSs. D.F. King Ltd is acting as information agent in Germany, and D.F. King & Co., Inc. is acting as information agent in the United States. The Central Settlement Agent, the ADS Tender Agent, D.F. King Ltd and D.F. King & Co., Inc. will each receive customary compensation and reimbursement of reasonable out-of-pocket expenses and each may be indemnified against certain liability risks in connection with the Takeover Offer, including liabilities under U.S. securities law.

  In the ordinary course of business, Deutsche Bank AG and its affiliates may hold positions, for their own accounts and the accounts of customers, in any securities of AIXTRON and its affiliates or any other company that might be involved in the Takeover Offer. Further, Deutsche Bank AG and its affiliates may have and may continue to have investment banking, financial advisory and other relationships with parties other than the Bidder (including, without limitation, AIXTRON) pursuant to which Deutsche Bank AG may acquire information of interest to the Bidder; Deutsche Bank AG has no obligation to disclose such information to the Bidder.

  As part of the services to be provided, the Central Settlement Agent, the ADS Tender Agent, D.F. King Ltd and D.F. King & Co., Inc. may contact holders of the AIXTRON Securities in person or by telephone, mail, e-mail, fax, telegram and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Takeover Offer materials to beneficial holders of the AIXTRON Securities.

  Upon consummation of this Takeover Offer, the Bidder will offer Custodian Banks that are participants in the Clearstream system, upon request, a customary fee of EUR 7.50 per securities account for AIXTRON Tendered Shares and AIXTRON Subsequently Tendered Shares (which includes payment to cover mailing and handling expenses for forwarding offering materials).

  Except as set forth above, the Bidder will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of the AIXTRON Securities for sale pursuant to the Takeover Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Bidder for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

19.        Taxes

  The Bidder recommends AIXTRON Securityholders to seek tax advice with regard to the tax consequences of an acceptance of this Takeover Offer, in particular taking into account their personal financial circumstances, before accepting the Takeover Offer.

19.1     Certain German income tax consequences

  The sale of AIXTRON Shares based on acceptance of this Takeover Offer may result in a taxation of capital gains or in a capital loss, which may be deductible for tax purposes. In this respect, the general provisions of German tax law apply.

19.2     Certain U.S. federal income tax consequences of the sale of AIXTRON Shares or AIXTRON ADSs

  The following is a summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) of AIXTRON Shares or AIXTRON ADSs who accept this Takeover Offer. It is for general information only. This discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), United States

  Department of the Treasury regulations promulgated thereunder, and judicial and administrative rulings and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. The tax treatment of a U.S. Holder depends on its particular situation. Certain U.S. Holders (such as insurance companies, tax-exempt organizations, regulated (tax-advantaged) investment companies, real estate investment trusts, U.S. Holders whose "functional currency" is not the U.S. dollar, persons holding AIXTRON Shares or AIXTRON ADSs as part of an integrated conversion or constructive sale transaction for hedging purposes or a straddle, persons owning 10 per cent or more of the voting stock of AIXTRON, financial institutions, securities or currency brokers and traders that elect to mark-to-market their securities) may be subject to special rules not discussed below. This discussion does not consider the effects of any U.S. state, local or non-U.S. tax laws or any U.S. tax considerations (e.g., inheritance or gift), other than U.S. federal income tax considerations. This discussion is limited to U.S. Holders who have held their AIXTRON Shares or AIXTRON ADSs as "capital assets" as defined under the Code.

  The following disclosure assumes that AIXTRON is not, and has not been a "passive foreign investment company" ("PFIC") during the holding period of any U.S. Holder of AIXTRON Shares or AIXTRON ADSs accepting this Takeover Offer. U.S. Holders should consult their tax advisers regarding the consequences of tendering AIXTRON Shares or AIXTRON ADSs for sale if AIXTRON was regarded as a PFIC at any time during their holding period of the AIXTRON Shares or AIXTRON ADSs.

  If a partnership holds AIXTRON Shares or AIXTRON ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A U.S. Holder of AIXTRON Shares or AIXTRON ADSs that is a partner of a partnership tendering AIXTRON Shares or AIXTRON ADSs for sale should consult its tax adviser.

  As used in this Section 19.2, a "U.S. Holder" of an AIXTRON Share or AIXTRON ADS means a beneficial owner that is (i) a citizen or resident of the United States, (ii) an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it is subject to the supervision of a court with jurisdiction in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or if it has exercised its right under applicable treasury regulations to be treated as a U.S. person.

  Each AIXTRON Securityholder should consult a tax advisor to determine the U.S. federal income tax consequences of accepting the Takeover Offer in his or her particular circumstances, as well as the applicability of any U.S. state, local, non-U.S. and other tax laws.

  Sale of AIXTRON Shares or AIXTRON Shares represented by AIXTRON ADSs

  A U.S. Holder who accepts this Takeover Offer for AIXTRON Shares or AIXTRON Shares represented by AIXTRON ADSs will recognize taxable gain or loss equal to the difference between the cash amount received in U.S. dollars and the U.S. Holder's adjusted tax basis in the AIXTRON Shares or AIXTRON ADSs sold.

  Assuming that the AIXTRON Shares and AIXTRON ADSs are both treated as being traded on an established securities market, a U.S. Holder that is either a cash basis taxpayer or an accrual basis taxpayer who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the U.S. Internal Revenue Service) will determine the U.S. dollar value of the amount received by translating the amount received at the exchange rate on the settlement date.

  Subject to the discussion below, such gain or loss generally will be a long-term capital gain or loss if the applicable AIXTRON Shares or AIXTRON ADSs have been held for more than one year. Long-term capital gains of natural persons are generally eligible for reduced rates of taxation compared to ordinary income. The deductibility of capital losses is subject to limitations.

  If a U.S. Holder who accepts this Takeover Offer is an accrual basis taxpayer who has not made the election referred to above and is treated as having sold its AIXTRON Shares or AIXTRON ADSs on a date prior to the settlement date, such U.S. Holder may recognize exchange gain or loss (as defined in section 988 of the Code) if it receives the Offer Consideration on the settlement date. Such exchange gain or loss will be a capital gain or loss, and will be treated as an ordinary capital gain or loss regardless of whether the U.S. Holder held such AIXTRON Shares or AIXTRON ADSs as a capital asset.

  Informational reporting and tax withholding at source

  In general, information reporting requirements will apply to the payment made pursuant to the Takeover Offer received by U.S. Holders other than certain exempt recipients (such as corporations). Tax withholding at source may apply to such payment if the U.S. Holder fails to provide a taxpayer identification number or a certification of exempt status, or if the U.S. Holder fails to report in full dividend and interest income. The U.S. taxpayer can deduct the amount of any withholding at source from its federal income tax liability (or receive a refund, if applicable), provided the required information is timely furnished to the U.S. Internal Revenue Service.

20.        Relief requested from the SEC

  This Takeover Offer, which is subject to German law, in particular German Takeover Law, is extended to all AIXTRON Securityholders in the United States, in compliance with applicable U.S. securities laws. In order to reconcile certain areas of conflict between German Takeover Law and the law of the United States, the Bidder requested relief from the staff of the SEC's Division of Corporation Finance with respect to matters in which the securities laws and practice in the United States conflict with those in Germany. The Bidder requested certain exemptive or no-action relief to allow, among other things:

  (i)
  The payment for AIXTRON Shares in accordance with German practice in the manner described in Sections 11.1.6, 11.1.7 and 11.2.6;

  (ii)
  to exclude withdrawal rights for the 30-calendar-day period following the expiration of the Acceptance Period and for the time period following satisfaction of the Offer Conditions stated in Section 4.2.2 as described in Section 15.1; and

  (iii)
  the Acceptance Period to be extended by two calendar weeks, rather than ten (10) U.S. Working Days following an amendment of the Takeover Offer occurring during the last two weeks of the Acceptance Period, even if two calendar weeks were a shorter period than ten (10) U.S. Working Days.

  The staff of the SEC's Division of Corporation Finance has stated to the Bidder that they are in a position to grant the requested relief. Accordingly, this Offer Document has been prepared on the basis that such relief has been granted.

  As discussed in Section 15.1, in accordance with the requested relief, AIXTRON Securityholders will not have the right to withdraw tendered AIXTRON Securities during the 30-calendar-day period following the expiration of the Acceptance Period. The Bidder may request further relief from the staff of the SEC's Division of Corporation Finance to extend this 30-calendar-day period. The Bidder will promptly, and no later than after two (2) Banking Days, announce in German and in English on the Internet at http://www.grandchip-aixtron.com, in German in the German Federal Gazette (Bundesanzeiger) and in English in the United States by means of a press release, if additional relief to extend the 30-day period has been granted by the staff of the SEC's Division of Corporation Finance, resulting in the AIXTRON Securityholders' having no withdrawal rights for a longer time period.

21.        Miscellaneous

21.1     Results of the Takeover Offer and other announcements

  The level of declarations of acceptance received will be published weekly during the Acceptance Period pursuant to section 23 para. 1 sentence 1 no. 1 of the German Takeover Act in German on the internet at http://www.grandchip-aixtron.com and in the German Federal Gazette (Bundesanzeiger). In addition, the level of declarations of acceptance will be published weekly during the Acceptance Period in English on the internet at http://www.grandchip-aixtron.com and in the United States by means of a press release. During the last week of the Acceptance Period these publications will be made daily. The results of this Takeover Offer are expected to be published on the fourth Banking Day following the expiration of the Acceptance Period and the Additional Acceptance Period, respectively, pursuant to section 23 para. 1 sentence 1 nos. 2 and 3 of the German Takeover Act, respectively.

  Other declarations and announcements by the Bidder in connection with this Takeover Offer, in particular the publications described in Section 7.8, will be published in German and in English on the internet at http://www.grandchip-aixtron.com, to the extent required by the German Takeover Act, in German in the German Federal Gazette (Bundesanzeiger) and to the extent legally required or at the Bidder's sole discretion, in English in the United States by means of a press release.

21.2     Governing law and place of jurisdiction

  This Takeover Offer and any agreements coming into existence with the Bidder as a result of the acceptance of this Takeover Offer shall be governed by German law. The exclusive place of jurisdiction for all legal disputes arising out of, or in connection with, this Takeover

  Offer (and any agreements which are entered into as a result of the acceptance of this Takeover Offer) shall, to the extent legally permissible, be Frankfurt am Main, Germany.

22.        Declaration of assumption of responsibility

  Grand Chip Investment GmbH with seat in Frankfurt am Main, Germany, assumes responsibility for the contents of this Offer Document in accordance with section 11 para. 3 of the German Takeover Act and declares that, to the best of its knowledge, the information contained in this Offer Document is correct and no material facts have been omitted.

Frankfurt am Main, 29 July 2016

Grand Chip Investment GmbH

/s/ Zhendong Liu Mr Zhendong Liu, Managing Director (Geschäftsführer)

[Appendix to Offer Document]

English Convenience Translation
[Deutsche Bank AG letterhead]

Grand Chip Investment GmbH
c/o Paul Hastings (Europe) LLP

Siesmayerstr. 21
60323 Frankfurt am Main

Frankfurt am Main, 15 July 2016

Voluntary public takeover offer (cash offer) by Grand Chip Investment GmbH Frankfurt a.M., to the shareholders of AIXTRON SE, Herzogenrath, to acquire all no-par value registered shares, including all no-par value registered shares represented by American Depositary Shares (ADSs), of AIXTRON SE at the price of EUR 6.00 per share in cash

Confirmation pursuant to section 13 para. 1 sentence 2 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz, WpÜG)

Ladies and Gentlemen:

We, Deutsche Bank AG with seat in Frankfurt am Main, Germany, are a securities services company (Wertpapierdienstleistungsunternehmen) independent of Grand Chip Investment GmbH with seat in Frankfurt a.M., Germany, within the meaning of section 13 para. 1 sentence 2 WpÜG.

We hereby confirm pursuant to section 13 para. 1 sentence 2 WpÜG that Grand Chip Investment GmbH has taken the measures necessary to ensure that the resources necessary to fully perform the above-mentioned offer will be available to it at the time at which the claim for the cash payment falls due.

We agree to this letter being published in the offer document for the above-mentioned offer pursuant to section 11 para. 2 sentence 3 no. 4 WpÜG.

Yours faithfully

Deutsche Bank AG

/s/ Berthold Fürst Name: Berthold Fürst, MD	/s/ Holger Knittel Name: Holger Knittel, MD